As filed with the Securities and Exchange Commission on September 12, 2003
                                                      Registration No. 333-84552

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                        Post-effective Amendment No. 1 on
                                    FORM S-1
                       to Form S-3 Registration Statement
                                      Under
                           The Securities Act of 1933
                                -----------------

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                -----------------

         Oregon                          3690                      93-0370304
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation)         Classification Code Number) Identification Number)

               13900 NW Science Park Drive, Portland, Oregon 97229
                                 (503) 641-4141
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                J. Michael Dodson
                        Vice President of Administration,
                      Chief Financial Officer and Secretary
                       Electro Scientific Industries, Inc.
                           13900 NW Science Park Drive
                             Portland, Oregon 97229
                                 (503) 641-4141
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------


                                   Copies to:

                                Robert J. Moorman
                                 Steven H. Hull
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                             Portland, Oregon 97204
                                 (503) 224-3380

                              --------------------


     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                              EXPLANATORY STATEMENT

         The registrant entered into a registration rights agreement with the initial purchaser of the securities to be registered on this registration statement. Under that agreement, the registrant agreed to file a shelf registration statement under the Securities Act of 1933 for the resale of the securities and keep the shelf registration statement effective until January 8, 2004 or, if earlier, the date when the holders of the securities are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act. Such a shelf registration statement on Form S-3 was declared effective by the Securities and Exchange Commission on May 2, 2002. Under Commission rules, because the registrant did not timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2003, it became ineligible to use the existing Form S-3 registration statement when the registrant's annual report on Form 10-K for the year ended May 31, 2003 was filed with the Commission on August 27, 2003. As a result, the registrant is amending the existing registration statement on Form S-3 with this post-effective amendment on Form S-1.

         The registrant originally registered $150 million aggregate principal amount of convertible subordinated notes for resale. The registrant repurchased $5 million aggregate principal amount of the notes in the third quarter of fiscal 2003. Accordingly, this post-effective amendment relates to the resale of $145 million aggregate principal amount of convertible subordinated notes.

Subject to Completion, Dated September 12, 2003

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                  $145,000,000

  4 1/4% Convertible Subordinated Notes Due 2006 and the Common Stock Issuable
                         upon Conversion of the Notes.

         We issued the notes in a private placement in December 2001 and January 2002. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

         The notes are convertible prior to maturity into common stock at an initial conversion price of $38.00 per share, subject to adjustment in certain events. We will pay interest on the notes on June 21 and December 21 of each year, beginning on June 21, 2002. The notes will mature on December 21, 2006, unless earlier converted or redeemed.

         We may redeem all or a portion of the notes on or after December 21, 2004. In addition, the holders may require us to repurchase the notes upon certain changes in control prior to December 21, 2006.

         Our common stock is traded on the Nasdaq National Market under the symbol "ESIO." On September 10, 2003, the last sale price for our common stock as reported on the Nasdaq National Market was $20.00 per share.

         See "Risk Factors" on page 7 for a discussion of risks related to an investment in these securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

         You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of the prospectus.

                                -----------------

               The date of this prospectus is ____________, 2003.


The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities under this post-effective amendment until such amendment filed with the Securities and Exchange Comission is effective. This prospectus is not an offer to sell these securities and it is not soliciting and offer to buy these securities where the offer is not valid.



                                                     TABLE OF CONTENTS

                                                                                                               Page

Summary...........................................................................................................2

The Offering......................................................................................................4

Risk Factors......................................................................................................7

Use of Proceeds..................................................................................................19

Ratio of Earnings to Fixed Charges...............................................................................19

Common Stock Prices/Dividends....................................................................................19

Selected Financial Data..........................................................................................22

Management's Discussion and Analysis of Financial Condition and Results of Operations............................22

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.............................33

Quantitative and Qualitative Disclosures About Market Risk.......................................................34

Business.........................................................................................................35

Management.......................................................................................................46

Employment Contracts and Severance Arrangements..................................................................54

Compensation Committee Report on Executive Compensation..........................................................55

Performance Graph................................................................................................58

Security Ownership of Certain Beneficial Owners and Management...................................................59

Certain Relationships and Related Transactions...................................................................60

Description of Notes.............................................................................................62

Description of Capital Stock.....................................................................................84

Certain United States Federal Income Tax Consequences............................................................87

Selling Securityholders..........................................................................................94

Plan of Distribution.............................................................................................96

Legal Matters....................................................................................................97

Experts..........................................................................................................97

Index to Financial Statements...................................................................................F-1


                                     SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus and in the incorporated documents. This summary is not complete and does not contain all the information that you should consider before investing in our notes or common stock. You should read the entire prospectus carefully, including the risk of investing in our securities discussed under "Risk Factors" and our financial statements before making an investment decision.

                       Electro Scientific Industries, Inc.

         Electro Scientific Industries, Inc. and its subsidiaries ("ESI") provide high technology manufacturing equipment to the global electronics market. Our customers are primarily manufacturers of semiconductors, passive electronic components and electronic interconnect devices. Our equipment enables these manufacturers to reduce production costs, increase yields and improve the quality of their products. The components and devices manufactured by our customers are used in a wide variety of end-use products in the computer, communications and automotive industries.

         We believe we are the leading supplier of advanced laser systems used to improve the production yield of semiconductor devices; high-speed test and termination equipment used in the high-volume production of multi-layer ceramic passives (MLCPs) and other passive electronic components; and advanced laser systems used to fine tune electronic components and circuitry. Additionally, we produce a series of laser drilling systems for production of high-density interconnect (HDI) circuit boards and advanced semiconductor packaging, as well as passive component inspection systems and original equipment manufacturer
(OEM) machine vision products.

                             Summary Financial Data
                      (in thousands, except per share data)

         The following provides a summary of our statement of operations and balance sheet data. For a more detailed explanation of these financial data, see our financial statements located elsewhere in this prospectus.

                                                             Fiscal Year Ended
                                                  -----------------------------------------
                                                   May 31,        June 1,         June 2,
                                                    2003            2002            2001
                                                  ----------     -----------      ---------
Statement of Operations Data                                     (restated)
Net sales                                     $    136,885   $     162,885   $    471,853
Net income (loss) 1, 2, 3                          (50,086)        (17,777)        99,933
Net income (loss) per share - basic 1, 2, 3          (1.81)          (0.65)          3.71
Net income (loss) per share - diluted 1, 2, 3        (1.81)          (0.65)          3.58


                                                   May 31,
Balance Sheet Data                                  2003
                                                  ----------
Cash, cash equivalents and marketable and     $    308,252
restricted securities
Working capital                                    340,162
Property, plant and equipment, net                  36,592
Total assets                                       491,302
Long-term debt                                     141,891
Shareholders' equity                               310,317

                                                                          Fiscal Year Ended
                                                 ---------------------------------------------------------------------
                                                  May 31,         June 1,         June 2,       June 3,      May 31,
                                                    2003           2002             2001          2000        1999
                                                 -----------    ------------    -------------  -----------  ----------
Ratio of earnings to fixed charges 4, 5              (9)x             (7)x            259x           90x         16x


1. Fiscal 2003 includes a pretax charge of $10.1 million related to the write-down of our Klamath Falls passive components consumable manufacturing site and related equipment and a parcel of land in Taiwan.

2. Fiscal 2002 includes a gain of $4.6 million related to research and development tax credits and pretax professional expenses directly related to receiving the credit of $0.8 million.

3. Fiscal 2001 includes a pretax gain of $13.9 million in connection with the litigation award from GSI Lumonics, net of $2.5 million of legal fees and expenses directly related to the award, and $1.4 million of interest received.

4. For the fiscal year ended May 31, 2003, we had a loss before taxes of $79.2 million and fixed charges of $7.9 million.

5. For the fiscal year ended June 1, 2002, we had a loss before taxes of $34.3 million and fixed charges of $4.1 million.

         We were incorporated in Oregon in April 1949. Our principal executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229, our telephone number is (503) 641-4141 and our website is located at www.esi.com. Information on our website is not a part of this prospectus.

                                  The Offering

         The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Issuer...........................................  Electro Scientific
                                                   Industries, Inc.

Notes offered....................................  $145,000,000 aggregate principal amount of 4 1/4%
                                                   convertible subordinated
                                                   notes due 2006.

Maturity.........................................  December 21, 2006

Interest.........................................  4 1/4% per year on the principal amount, payable
                                                   semiannually on June 21 and
                                                   December 21, beginning on
                                                   June 21, 2002.

Conversion rights................................  The notes are convertible, at the option of the holder,
                                                   at any time on or prior to
                                                   maturity into shares of our
                                                   common stock at a conversion
                                                   price of $38.00 per share,
                                                   which is equal to a
                                                   conversion rate of
                                                   approximately 26.3176 shares
                                                   per $1,000  principal amount
                                                   of notes.  The conversion
                                                   price is subject to
                                                   adjustment.  See "Description
                                                   of Notes--Conversion Rights."

Security.........................................  When we initially sold the notes, we purchased and
                                                   pledged to the trustee under
                                                   the indenture, as security
                                                   for the exclusive benefit of
                                                   the holders of the notes,
                                                   approximately $18.2 million
                                                   of U.S. government
                                                   securities, which will be
                                                   sufficient upon receipt of
                                                   scheduled principal and
                                                   interest payments thereon, to
                                                   provide for the payment in
                                                   full of the first six
                                                   scheduled interest payments
                                                   due on the notes. The last of
                                                   these six payments is in
                                                   December 2004. The notes are
                                                   not otherwise secured. See
                                                   "Description of
                                                   Notes--Security."

Ranking..........................................  Except as described above under "Security," the notes
                                                   are unsecured and
                                                   subordinated to all of our
                                                   existing and future senior
                                                   indebtedness and effectively
                                                   subordinated to all existing
                                                   and future indebtedness and
                                                   other liabilities of our
                                                   subsidiaries. Because the
                                                   notes are subordinated,
                                                   except as described above
                                                   under "Security," in the
                                                   event of bankruptcy,
                                                   liquidation, dissolution or
                                                   acceleration of payment on
                                                   the senior indebtedness,
                                                   holders of the notes will not
                                                   receive any payment until
                                                   holders of the senior
                                                   indebtedness have been paid
                                                   in full. The indenture does
                                                   not limit the incurrence by
                                                   us or our subsidiaries of
                                                   senior indebtedness or other
                                                   obligations.

Optional redemption..............................  We may redeem the notes, in whole or in part, on or after
                                                   December 21, 2004 at the
                                                   redemption prices listed in
                                                   this prospectus, plus accrued
                                                   and unpaid interest up to,
                                                   but not including, the
                                                   redemption date. See
                                                   "Description of
                                                   Notes--Optional Redemption by
                                                   ESI."

Change in control................................  Upon certain changes in control, each holder of the
                                                   notes may require us to
                                                   repurchase some or all of its
                                                   notes at a purchase price
                                                   equal to 100% of the
                                                   principal amount of the
                                                   notes plus accrued and
                                                   unpaid interest.  We may, at
                                                   our option, instead of
                                                   paying the change in control
                                                   purchase price in cash, pay
                                                   it in shares of our common
                                                   stock valued at 95% of
                                                   the average of the closing
                                                   sales prices of our common
                                                   stock for the five trading
                                                   days immediately preceding
                                                   and including the third
                                                   trading day prior to the date
                                                   we are required to
                                                   repurchase the notes.  We
                                                   cannot pay the change in
                                                   control purchase price in
                                                   common stock unless we
                                                   satisfy the conditions
                                                   described in the indenture
                                                   under which the notes
                                                   will be issued.  See
                                                   "Description of Notes--
                                                   Repurchase at
                                                   Option of Holders Upon a
                                                   Change in Control."

DTC eligibility..................................  The notes are issued in fully registered form.  The
                                                   notes are represented by one
                                                   or more global notes,
                                                   deposited with the
                                                   trustee as custodian for The
                                                   Depository Trust Company,
                                                   or DTC,
                                                   and registered in the name
                                                   of Cede & Co., DTC's nominee.
                                                   Beneficial interests in the
                                                   global notes are shown on,
                                                   and
                                                   transfers will be effected
                                                   only through, records
                                                   maintained by
                                                   DTC and its participants.
                                                   See "Description of Notes
                                                   --Global
                                                   Notes; Book-Entry; Form."

Registration rights..............................  We agreed to file with the
                                                   Commission within 90 days of
                                                   original issuance of the
                                                   notes a shelf registration
                                                   statement
                                                   for the resale of the notes
                                                   and the common stock issuable
                                                   upon
                                                   conversion of the notes.  We
                                                   agreed to keep the shelf
                                                   registration statement
                                                   effective until two years
                                                   after the
                                                   latest date on which we
                                                   issue notes in this offering
                                                   (or such earlier date when
                                                   the holders of the notes and
                                                   the common stock issuable
                                                   upon conversion of the notes
                                                   are able to sell
                                                   their securities immediately
                                                   pursuant to Rule 144(k)
                                                   under the Securities Act).
                                                   If we do not comply with
                                                   these registration
                                                   obligations, we will be
                                                   required to pay additional
                                                   interest on
                                                   the notes or an equivalent
                                                   amount to any holders that
                                                   have
                                                   converted notes into
                                                   common stock.  See
                                                   "Description of
                                                   Notes--Registration Rights."

Use of proceeds..................................  We will not receive any of the proceeds from the sale
                                                   of the
                                                   notes or the underlying
                                                   common stock by any selling
                                                   securityholder.

Trading..........................................  The notes are designated as eligible for trading in the
                                                   PORTAL market; however, we
                                                   cannot predict whether an
                                                   active trading market for the
                                                   notes will develop or, if
                                                   such market develops, how
                                                   liquid it will be. Our common
                                                   stock is quoted on the Nasdaq
                                                   National Market under the
                                                   symbol "ESIO."

Risk factors.....................................  See "Risk Factors" and other information in this offering
                                                   memorandum for a discussion
                                                   of factors you should
                                                   consider
                                                   carefully before deciding to
                                                   invest in the notes.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our company and its business.

                          RISKS RELATED TO OUR BUSINESS

The industries that comprise our primary markets are volatile and unpredictable.

         Our business depends upon the capital expenditures of manufacturers of components and circuitry used in wireless communications, computers, automotive electronics and other electronic products. In the past, the markets for electronic devices have experienced sharp downturns. During these downturns, electronics manufacturers, including our customers, have delayed or canceled capital expenditures, which has had a negative impact on our financial results.

         The current economic downturn has resulted in a reduction in demand for our products and significant reductions in our profitability and net sales. We had a net loss of $50.1 million during fiscal 2003 on net sales of $136.9 million and a net loss of $17.8 million for the year ended June 1, 2002 on net sales of $162.9 million. We cannot assure you that demand for our products will increase. Even if demand for our products does increase, there may be significant fluctuations in our profitability and net sales.

         During any downturn, including the current downturn, it will be difficult for us to maintain our sales levels. As a consequence, to maintain profitability we will need to reduce our operating expenses. However, because certain of our operating expenses are fixed, our ability to quickly reduce these fixed operating expenses is limited. Moreover, we may be unable to defer capital expenditures, and we will need to continue to invest in certain areas such as research and development. An economic downturn may also cause us to incur charges related to impairment of assets and inventory write-offs and we may also experience delays in payments from our customers. For example, in the fourth quarter of fiscal 2003, we wrote-down our Klamath Falls, Oregon facility by $9.1 million. The combined effect of asset impairments, inventory write-offs and payment delays will have a negative effect on our financial results.

Pending or future litigation could have a material adverse impact on our operating results and financial condition.

         In addition to intellectual property litigation, we have been, from time to time, subject to legal proceedings and claims, including a putative securities class action lawsuit and other securities-related litigation. See "Business--Legal Proceedings."

         Where we can make a reasonable estimate of the liability relating to pending litigation, we record a liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. Because of uncertainties relating to litigation, however, the amount of our estimates could be wrong. Moreover, plaintiffs may not specify an amount of damages sought. In addition to the direct costs of litigation and the use of cash, pending or future litigation could divert management's attention and resources from the operation of our business. Accordingly, our operating results and financial condition could suffer.

We face risks relating to governmental inquiries and the results of our internal investigation of accounting matters.

         On March 20, 2003, we contacted the SEC in connection with our issuance of a press release announcing the need to restate our financial results for the quarters ended August 31, 2002 and November 30, 2002. In March 2003, the audit committee of our board of directors, with the assistance of outside legal counsel and independent forensic accountants, commenced an internal investigation of certain accounting matters. The investigation involved the review of (1) the circumstances surrounding the reversal of an accrual for employee benefits, (2) unsupported accounting adjustments and clerical errors primarily relating to inventory and cost of goods sold, and (3) certain other areas where potential accounting errors could have occurred, including revenue recognition and restructuring reserves. As a result of the investigation, we determined that our unaudited consolidated condensed financial statements for the three months ended August 31, 2002 and November 30, 2002, and our audited consolidated financial statements for the year ended June 1, 2002 (and the quarters contained therein) required restatement. We will continue to cooperate with any government investigation into the matters addressed by the internal investigation. Depending on the scope, timing and result of any governmental investigation, management's attention and our resources could be diverted from operations, which could adversely affect our operating results and contribute to future stock price volatility. Governmental investigations also could lead to further restatement of our prior period financial statements or require that we take other actions not currently contemplated.

         Our management is implementing what it believes to be improvements in our internal accounting and disclosure controls and procedures. Nonetheless, future accounting restatements could occur because these controls and procedures prove to be ineffective or for other reasons.

         In addition to a potential SEC investigation, the restatement of our previously issued financial statements may lead to new litigation, may expand the claims and the class periods in pending litigation, and may increase the cost of defending or resolving current litigation.

Our operating results could suffer as we have recently experienced significant changes in our senior management and plan to add new members to our management team.

         Several members of our senior management have joined ESI as employees since January 2003 and we intend to continue to add new members to our senior management team. Changes in management may be disruptive to our business and negatively impact our operating results and may result in the departure of existing employees or customers. Further, it could take an extended period of time to locate, retain and integrate qualified management personnel.

Our inability to attract and retain sufficient numbers of managerial, financial, engineering and other technical personnel could have a material adverse effect upon our results of operations.

         Our continued success depends, in part, upon key managerial, financial, engineering and technical personnel as well as our ability to continue to attract and retain additional personnel. The loss of key personnel could have a material adverse effect on our business or results of operations. In April 2003, Barry L. Harmon became President and Chief Executive Officer of ESI with the understanding that ESI would employ him in that capacity until a successor is hired. Recently, the Board of Directors decided to commence a search in the second quarter of fiscal 2004 for a new Chief Executive Officer to succeed Mr. Harmon. It may take longer than anticipated to hire a new Chief Executive Officer. In addition, there are several key positions open in our finance department. We are in the process of recruiting highly skilled accounting and financial reporting personnel to fill these finance positions. It could take longer than anticipated, however, to hire and train the appropriately qualified professionals. Moreover, we cannot be certain that the employees hired to fulfill these duties will perform at the level necessary to ensure that our internal controls are not compromised. In addition, we may not be able to retain our key managerial, financial, engineering and technical employees. Our growth may be affected by our ability to hire new managerial personnel, highly skilled and qualified technical personnel, and personnel that can implement and monitor our financial controls and reporting systems. Attracting and retaining qualified personnel is difficult, and our recruiting efforts to attract and retain these personnel may not be successful.

Our ability to reduce costs is limited by our need to invest in research and development.

         Our industry is characterized by the need for continued investment in research and development. Because of intense competition in the industries in which we compete, if we were to fail to invest sufficiently in research and development, our products could become less attractive to potential customers, and our business and financial condition could be materially and adversely affected. As a result of our need to maintain our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of our emphasis on research and development and technological innovation, our operating costs may increase further in the future, and research and development expenses may increase as a percentage of total operating expenses and as a percentage of net sales.

We depend on a few significant customers and we do not have long-term contracts with any of our customers.

         Our top ten customers for fiscal 2003 accounted for approximately 54% of total net sales in fiscal 2003, with one customer, Samsung, accounting for approximately 16% of total net sales. No other customer in fiscal 2003 accounted for more than 10% of total net sales. In fiscal 2002 and 2001, no customer exceeded 10% of total net sales. In addition, none of our customers has any long-term obligation to continue to buy our products or services, and any customer could delay, reduce or cease ordering our products or services at any time.

Delays in manufacturing, shipment or customer acceptance of our products could substantially decrease our sales for a period.

         We derive a substantial portion of our revenues from the sale of a relatively small number of products with high average selling prices, some with prices in excess of $1.0 million per unit.

         We depend on manufacturing flexibility to meet the changing demands of our customers. Any significant delay or interruption in receiving raw materials or of our manufacturing operations as a result of software deficiencies, natural disasters, or other causes could result in ineffective manufacturing capabilities or delayed product deliveries, any or all of which could materially and adversely affect our results of operations.

         Shipment and/or customer acceptance delays could significantly impact our recognition of revenue and could be further magnified by announcements from us or our competitors of new products and technologies, which announcements could cause our customers to defer purchases of our existing systems or purchase products from our competitors. Any of these delays could result in a material adverse change in our results of operations for any particular period.

Failure of critical suppliers of parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner could negatively affect our business.

         We use a wide range of materials in the production of our products, including custom electronic and mechanical components, and we use numerous suppliers for those materials. We generally do not have guaranteed supply arrangements with our suppliers. We seek to reduce the risk of production and service interruptions and shortages of key parts by selecting and qualifying alternative suppliers for key parts, monitoring the financial stability of key suppliers and maintaining appropriate inventories of key parts. Although we make reasonable efforts to ensure that parts are available from multiple suppliers, key parts may be available only from a single supplier or a limited group of suppliers. Operations at our suppliers' facilities are subject to disruption for a variety of reasons, including work stoppages, fire, earthquake, flooding or other natural disasters. Such disruption could interrupt our manufacturing. Our business may be harmed if we do not receive sufficient parts to meet our production requirements in a timely and cost-effective manner.

We may make acquisitions in the future, and these acquisitions may subject us to risks associated with integrating these businesses into our current business.

         Although we have no commitments or agreements for any acquisitions, we have made, and plan in the future to make, acquisitions of, or significant investments in, businesses with complementary products, services or technologies.

         Acquisitions involve numerous risks, many of which are unpredictable and beyond our control, including:

o Difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired companies;

o    Diversion of management's attention from other operational matters;

o    The potential loss of key employees of acquired companies;

o Lack of synergy, or inability to realize expected synergies, resulting from the acquisition;

o The risk that the issuance of our common stock in a transaction could be dilutive to our shareholders if anticipated synergies are not realized; and

o Acquired assets becoming impaired as a result of technological advancements or worse-than-expected performance by the acquired company.

         Our inability to effectively manage these acquisition risks could materially and adversely affect our business, financial condition and results of operations. In addition, if we issue equity securities to pay for an acquisition the ownership percentage of our existing shareholders would be reduced and the value of the shares held by our existing shareholders could be diluted. If we use cash to pay for an acquisition the payment could significantly reduce the cash that would be available to fund our operations or to use for other purposes. In addition, the accounting for future acquisitions could result in significant charges resulting from amortization of intangible assets related to such acquisitions.

Our markets are subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance.

         The markets for our products are characterized by rapid technological change and innovation, frequent new product introductions, changes in customer requirements and evolving industry standards. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address technological changes as well as current and potential customer requirements. The introduction by us or by our competitors of new and enhanced products may cause our customers to defer or cancel orders for our existing products, which may harm our operating results. We have in the past experienced a slowdown in demand for our existing products and delays in new product development, and similar delays may occur in the future. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements or, where necessary, to license these technologies from others. Product development delays may result from numerous factors, including:

o        Changing product specifications and customer requirements;

o        Difficulties in hiring and retaining necessary technical personnel;

o Difficulties in reallocating engineering resources and overcoming resource limitations;

o    Difficulties with contract manufacturers;

o    Changing market or competitive product requirements; and

o    Unanticipated engineering complexities.

         The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

We are exposed to the risks that others may violate our proprietary rights, and our intellectual property rights may not be well protected in foreign countries.

         Our success is dependent upon the protection of our proprietary rights. In the high technology industry, intellectual property is an important asset that is always at risk of infringement. We incur substantial costs to obtain and maintain patents and defend our intellectual property. For example, we have initiated litigation alleging that certain parties have violated various patents of ours. We rely upon the laws of the United States and of foreign countries in which we develop, manufacture or sell our products to protect our proprietary rights. These proprietary rights may not provide the competitive advantages that we expect, however, or other parties may challenge, invalidate or circumvent these rights.

         Further, our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries. If we fail to adequately protect our intellectual property in these countries, it could be easier for our competitors to sell competing products in foreign countries.

We may be subject to claims of intellectual property infringement.

         Several of our competitors hold patents covering a variety of technologies, applications and methods of use similar to some of those used in our products. From time to time, we and our customers have received correspondence from our competitors claiming that some of our products, as used by our customers, may be infringing one or more of these patents. For example, in February 2001 and August 2003, Cognex Corporation and GSI Lumonics, respectively, filed lawsuits against us claiming we infringed patents owned by each of them. Competitors or others may assert infringement claims against our customers or us in the future with respect to current or future products or uses, and these assertions may result in costly litigation or require us to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against our customers, those customers may seek indemnification from us for damages or expenses they incur.

         If we become subject to infringement claims, we will evaluate our position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending our position. These licenses, however, may not be available on satisfactory terms or at all. If we are not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend our position, our financial condition and results of operations could be materially and adversely affected.

We are exposed to the risks of operating a global business, including risks associated with exchange rate fluctuations and legal and regulatory changes.

         International shipments accounted for 80.1% of net sales for fiscal 2003, with 66.9% of our net sales to customers in Asia. We expect that international shipments will continue to represent a significant percentage of net sales in the future. Our non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside our control, including the following:

o Periodic local or geographic economic downturns and unstable political conditions;

o    Price and currency exchange controls;

o    Fluctuation in the relative values of currencies;

o    Difficulties protecting intellectual property;

o Unexpected changes in trading policies, regulatory requirements, tariffs and other barriers; and

o Difficulties in managing a global enterprise, including staffing, collecting accounts receivable, managing distributors and representatives and repatriation of earnings.

         In addition, our ability to address normal business transaction issues internationally is at risk due to outbreaks of serious contagious diseases. For example, in response to the recent Severe Acute Respiratory Syndrome outbreak in Asia, management limited travel to Asia in accordance with the World Health Organization's recommendations.

Our direct sales force in Asia exposes us to the risks related to employing persons in foreign countries.

         We have established direct sales and service organizations in China, Taiwan, Korea and Singapore. Previously, we sold our products through a network of commission-based sales representatives in these countries. Our shift to a direct sales model in these regions involves risks. For example, we may encounter labor shortages or disputes that could inhibit our ability to effectively sell and market our products. We also are subject to compliance with the labor laws and other laws governing employers in these countries and we will incur additional costs to comply with these regulatory schemes. Additionally we will incur new fixed operating expenses associated with the direct sales organizations, particularly payroll related costs and lease expenses. If amounts saved on commission payments formerly paid to our sales representatives do not offset these expenses, our operating results may be adversely affected.

Our business is highly competitive, and if we fail to compete effectively, our business will be harmed.

         The industries in which we operate are highly competitive. We face substantial competition from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than we do. If we are unable to compete effectively with these companies, our market share may decline and our business could be harmed. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products. Furthermore, our technological advantages may be reduced or lost as a result of technological advances by our competitors.

         Their greater resources in these areas may enable them to:

o        Better withstand periodic downturns;

o        Compete more effectively on the basis of price and technology; and

o        More quickly develop enhancements to and new generations of products.

         In addition, new companies may in the future enter the markets in which we compete, further increasing competition in those markets.

         We believe that our ability to compete successfully depends on a number of factors, including:

o        Performance of our products;

o        Quality of our products;

o        Reliability of our products;

o        Cost of using our products;

o        Our ability to ship products on the schedule required;

o        Quality of the technical service we provide;

o        Timeliness of the services we provide;

o        Our success in developing new products and enhancements;

o        Existing market and economic conditions; and

o        Price of our products as compared to our competitors' products.

         We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, and loss of market share.

Possibilities of terrorist attacks have increased uncertainties for our business.

         Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the possibility of terrorist attacks, including the potential worsening or extension of the current global economic slowdown, the economic consequences of military action or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

o The risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities;

o    The risk of more frequent instances of shipping delays; and

o    The risk that demand for our products may not increase or may decrease.

Our articles of incorporation, Oregon law and our shareholder rights plan may have anti-takeover effects.

         Our board of directors has authority to issue up to 700,000 shares of preferred stock, exclusive of the shares of preferred stock authorized in connection with our shareholder rights plan, and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock and the notes. In addition, the Oregon Control Share Act and the Business Combination Act limit the ability of parties who acquire a significant amount of voting stock to exercise control over us. These provisions may have the effect of lengthening the time required for a person to acquire control of us through a proxy contest or the election of a majority of the board of directors, and may deter efforts to obtain control of us.

         In addition, we adopted a shareholder rights plan in May 1999. This plan has the effect of making it more difficult for a person to acquire control of us in a transaction not approved by our board of directors and may deter hostile efforts to obtain control of us.

                           RISKS RELATED TO THE NOTES

Our stock price has been and may continue to be volatile.

         The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

o    trends in our industry and the markets in which we operate;

o    changes in the price of the products we sell;

o    changes in financial estimates and recommendations by securities analysts;

o    acquisitions and financings;

o    quarterly variations in operating results;

o the operating and stock price performance of other companies that investors may deem comparable; and

o    purchases or sales of blocks of our common stock.

         Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance.

The notes are unsecured and subordinated.

         Except as described in the "Description of Notes--Security" and "Description of Notes-- Subordination of Notes" sections of this prospectus, the notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including senior indebtedness.

The notes are not protected by restrictive covenants.

         The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving ESI, except to the extent described under "Description of Notes."

We may not be able to repurchase the notes in the event of a change of control.

         Upon the occurrence of certain change in control events, holders of the notes may require us to repurchase all the notes. We may not have sufficient funds at the time of the change of control to make the required repurchases. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Sufficient funds may not be available at the time of any change of control to make any required repurchases of the notes tendered. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Although we are permitted to pay the repurchase price in common stock if we so elect, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture. We may not be able to satisfy these conditions.

We substantially increased our indebtedness.

         As a result of the sale of the notes, we incurred $145.0 million of additional indebtedness (after taking into account our repurchase of $5 million aggregate principal amount of the notes in the third quarter of fiscal 2003), substantially increasing our ratio of debt to total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

o    make it difficult for us to make payments on the notes;

o make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

o limit our flexibility in planning for, or reacting to changes in, our business; and

o    make us more vulnerable in the event of a downturn in our business.

         We may not be able to meet our debt service obligations, including our obligations under the notes.

Because there is no public market for the notes, you cannot be sure that an active trading market will develop.

         The notes are eligible for trading on the PORTAL market. The initial purchaser has made a market in the notes. However, the initial purchaser may cease its market-making at any time. Accordingly, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market develops, the notes could trade at prices that may be lower than the purchase price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

o    prevailing interest rates and the markets for similar securities;

o    general economic conditions; and

o our financial condition, historic financial performance and future prospects.

         Additionally, in the third quarter of fiscal 2003, we repurchased $5 million aggregate principal amount of the notes on the open market. We may repurchase additional notes in the future. These repurchases may result in fluctuations in the trading price of the notes.

Any lower than expected rating of the notes may cause their trading price to fall.

         One or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower then expected rating or reduce their ratings in the future, the trading price of the notes could decline.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the notes or the underlying common stock by any selling securityholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                         Fiscal Year Ended

                                    -------------------------------------------------------------
                                     May 31,      June 3,      June 2,     June 1,     May 31,
                                       1999         2000        2001        2002         2003
                                    -----------  -----------  ----------  ----------  -----------
Ratio of earnings to fixed charges         16x          90x        259x     (7)x(1)      (9)x(2)

--------------

(1) For the fiscal year ended June 1, 2002, we had a loss before taxes of $34.3 million and fixed charges of $4.1 million.
(2) For the fiscal year ended May 31, 2003, we had a loss before taxes of $79.2 million and fixed charges of $7.9 million.

         We have calculated the ratio of earnings to fixed charges by dividing
(a) earnings before taxes adjusted for fixed charges by (b) fixed charges, which include interest expense and the portion of rent expense under operating leases deemed to be representative of the interest factor.

                          COMMON STOCK PRICES/DIVIDENDS

         Our common stock trades on the Nasdaq National Market under the symbol ESIO. The following table shows, for the fiscal quarters indicated, the high and low last sale prices for the common stock as reported on the Nasdaq National Market.

          Fiscal 2002                                         High              Low
          -------------------------------------------      ---------         ---------
          Quarter 1                                     $    40.92       $      27.64
          Quarter 2                                          29.80              19.66
          Quarter 3                                          35.43              28.21
          Quarter 4                                          38.25              26.36

          Fiscal 2003                                         High              Low
          -------------------------------------------      ---------         ---------
          Quarter 1                                     $    26.20       $      16.50
          Quarter 2                                          24.72              13.51
          Quarter 3                                          24.30              16.75
          Quarter 4                                          16.83              12.41

          Fiscal 2004                                         High              Low
          -------------------------------------------      ---------         ---------
          Quarter 1                                     $    20.29       $      13.77

         We have not paid any cash dividends on our common stock during the last two fiscal years. We intend to retain any earnings for our business and do not anticipate paying any cash dividends in the foreseeable future. The number of shareholders of record at September 3, 2003 was 757. The last sale price for our stock on September 10, 2003 as reported on the Nasdaq National Market was $20.00.

                      Equity Compensation Plan Information

         Set forth in the table below is certain information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at May 31, 2003.

--------------------------------- ------------------------------ ------------------------------ ----------------------
Plan Category                     Number of securities to be     Weighted-average exercise      Number of securities
                                  issued upon exercise of        price of outstanding           remaining available
                                  outstanding options,           options, warrants and rights   for future issuance
                                  warrants and rights                                           under equity
                                                                                                compensation plans
                                                                                                (excluding
                                                                                                securities reflected
                                                                                                in column (a))
--------------------------------- ------------------------------ ------------------------------ ----------------------
                                                       (a)                      (b)                       (c)
--------------------------------- ------------------------------ ------------------------------ ----------------------
Equity compensation plans                   2,705,075 (2)(3)(4)                         $27.12          2,260,290 (5)
approved by security holders (1)
--------------------------------- ------------------------------ ------------------------------ ----------------------
Equity compensation plans not                         1,651,352                         $36.43                596,236
approved by security holders (6)
--------------------------------- ------------------------------ ------------------------------ ----------------------
Total                                                 4,356,427                         $30.71              2,856,526
--------------------------------- ------------------------------ ------------------------------ ----------------------

---------------------

(1) These plans consist of: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan, (iii) the 1990 Employee Stock Purchase Plan and (iv) the 1996 Stock Incentive Plan.

(2) Includes 2,056 shares subject to employee stock options assumed in the merger with Applied Intelligent Systems, Inc. with a weighted average exercise price of $6.56.

(3) Includes 2,882 shares subject to employee stock options assumed in the merger with Dynamotion, Inc. with a weighted average exercise price of $55.25.

(4) Includes 69,300 restricted shares which will vest only if specific performance or service measures are met.

(5) Includes 305,127 shares available for issuance under the 1990 Employee Stock Purchase Plan.

(6)  Consists of the 2000 Stock Option Plan.

         The 2000 Stock Option Plan allows for grants of non-statutory stock options, stock bonuses and restricted stock to non-officer employees of the Company. The plan is administered by the Board of Directors or a committee or officer designated by the Board of Directors. The administrator determines (i) the exercise price, term and exercise schedule of options granted under the plan, (ii) the purchase price and form of consideration for, and restrictions on, restricted stock issued under the plan, and (iii) any restrictions on stock bonuses issued under the plan. If the employment of an optionee under the plan is terminated within one year of a change of control of the Company, the optionee may exercise his or her option in full, even if the option is not fully vested.

                             SELECTED FINANCIAL DATA

         You should read the following selected financial data in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended May 31, 2003 and June 1, 2002 and the balance sheet data as of May 31, 2003 and June 1, 2002 are derived from our consolidated financial statements that have been audited by KPMG LLP and are included elsewhere in this prospectus. The statement of operations data for the year ended June 2, 2001 and the balance sheet data as of June 2, 2001 are derived from our consolidated financial statements that have been audited by Arthur Andersen LLP and are included elsewhere in this prospectus. The statement of operations data for the years ended June 3, 2000 and May 31, 1999 and the balance sheet data as of June 3, 2000 and May 31, 1999 are derived from our consolidated financial statements that have been audited by Arthur Andersen LLP and are not included in this prospectus.

(In thousands, except per share amounts)            May 31,        June 1,         June 2         June 3,       May 31,
                                                     2003            2002           2001           2000          1999
----------------------------------------------     ----------     -----------     ----------     ----------    ----------
Statement of Operations Data                                      (restated)
Net sales                                      $    136,885   $     162,885   $    471,853   $    299,419   $   197,118
Net income (loss) 1, 2, 3, 4                        (50,086)        (17,777)        99,933         40,860         7,528
Net income (loss) per share - basic 1, 2, 3,          (1.81)          (0.65)          3.71           1.55          0.29
4
Net income (loss) per share - diluted 1, 2,           (1.81)          (0.65)          3.58           1.49          0.28
3, 4

Balance Sheet Data
Cash, cash equivalents and marketable and
restricted securities                          $    308,252   $     302,299   $    163,106   $     93,398   $    32,658
Working capital                                     340,162         340,774        264,644        204,800       153,139
Property, plant and equipment, net                   36,592          58,046         54,946         36,017        33,462
Total assets                                        491,302         526,272        407,073        291,641       221,823
Long-term debt                                      141,891         145,897              -              -             -
Shareholders' equity                                310,317         355,759        363,049        256,141       201,261

1. Fiscal 2003 includes a pretax charge of $10.1 million related to the write-down of our Klamath Falls passive components consumable manufacturing site and related equipment and a parcel of land in Taiwan.
2. Fiscal 2002 includes a gain of $4.6 million related to research and development tax credits and pretax professional expenses directly related to receiving the credit of $0.8 million.
3. Fiscal 2001 includes a pretax gain of $13.9 million in connection with the litigation award from GSI Lumonics, net of $2.5 million of legal fees and expenses directly related to the award, and $1.4 million of interest received.
4. Fiscal 1999 includes a pretax charge of $2.8 million associated with the acquisitions of Testec, Inc. and MicroVision Corp. and $1.4 million in non-recurring litigation expenses.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

         Electro Scientific Industries, Inc. and its subsidiaries ("ESI") provide high technology manufacturing equipment to the global electronics market. Our customers are primarily manufacturers of semiconductors, passive electronic components and electronic interconnect devices. Our equipment enables these manufacturers to reduce production costs, increase yields and improve the quality of their products. The components and devices manufactured by our customers are used in a wide variety of end-use products in the computer, communications and automotive industries.

         We supply advanced laser systems used to improve the production yield of semiconductor devices; high-speed test and termination equipment used in the high-volume production of multi-layer ceramic passives (MLCPs) and other passive electronic components; and advanced laser systems used to fine tune electronic components and circuitry. Additionally, we produce a family of laser drilling systems for production of high-density interconnect (HDI) circuit boards and advanced electronic packaging, as well as inspection systems and original equipment manufacturer (OEM) machine vision products.

         In fiscal 2001, the electronics industry, and in particular the semiconductor subset of this industry, were at the peak of an extended period of expansion. Our revenues in fiscal 2001 were a record $471.9 million. However, during fiscal 2002, the slowing worldwide demand for electronics and semiconductors resulted in a rapid decline in demand for manufacturing equipment. This sudden and steep decline in demand for manufacturing equipment continued to deepen into fiscal 2003 and demand remains at a reduced level today. By many accounts, this is the most severe and protracted downturn in the history of the electronics industry. Inventory buildups in telecommunication products, slower than expected personal computer sales and slow global economic growth have caused electronic and semiconductor companies to reevaluate their capital spending and reschedule or cancel existing orders. As a result of this business environment, sales in fiscal 2002 and 2003 were $162.9 million and $136.9 million, respectively.

         In response to this prolonged and continuing downturn, we initiated, and continue to implement, plans to better align our infrastructure and operating costs with expected business conditions. These plans have included discontinuing certain products, consolidating facilities, relocating employees, reducing headcount, freezing salaries and wages and reducing discretionary spending. Although we continue to address cost management in response to the downturn, we will continue to invest in those areas which we believe are important to our long-term growth, including customer support and new products.

Restructuring and Cost Management Plans

         In response to the economic climate described above, we initiated restructuring and other cost management plans in fiscal 2003 and 2002.

         The fiscal 2003 actions primarily related to relocating the manufacturing of our electronic component product line from Escondido, California to our headquarters in Portland, Oregon. This action resulted in a reduction of 68 employees and the relocation of 37 employees to our headquarters. Severance, relocation and other employee related charges for these activities totaled approximately $4.4 million. Facilities consolidation costs related to these activities totaled approximately $3.4 million.

         The fiscal 2002 actions reduced our work force by a total of 419 employees in June and August 2001, with an additional 97 employee reduction in October 2001. These reductions impacted all employee groups. The actions also included vacating buildings located in California, Massachusetts, Michigan, Minnesota, and Texas, as well as exiting the mechanical drill business and discontinuing the manufacturing of certain other products. Severance, relocation and other employee related charges for these activities totaled approximately $4.6 million. Facilities consolidation and other charges related to the discontinuance of certain products totaled approximately $4.2 million.

Investigation and Restatements of Financial Statements

         In March 2003, our Audit Committee commenced an internal investigation of the circumstances surrounding the reversal of an employee benefits accrual that occurred in the first quarter of 2003. The investigation also identified and addressed: (1) unsupported accounting adjustments and clerical errors primarily relating to inventory and cost of goods sold, and (2) certain other areas where potential accounting errors could have occurred, including revenue recognition and restructuring reserves.

Restatement of 2002 Financial Statements

         We have restated our financial statements for the fiscal year ended June 1, 2002 (and the quarters contained therein) principally related to the deferral of revenue for certain transactions where customer specified acceptance criteria existed but were not properly considered in determining whether our criteria for revenue recognition had been met as of year-end. We also corrected our financial statements for other matters we identified, including: the failure to write-off fixed assets that were sold prior to year-end, but had not been removed from our books, the write-off of inventory due to a change in our accounting for defective parts being returned by customers, an unauthorized change in depreciation methods and the correction of a bank error related to amortization of bond premiums/discounts.

         Following is a summary of the effects of the restatements on our results of operations for the year ended June 1, 2002 (in thousands, except per share amounts):

                                                                       Net Loss
                                     Net Sales       Net Loss          per Share
                                     -----------     -----------     -----------
As originally reported           $     166,545   $   (15,961)    $     (0.58)
Effect of restatements                  (3,660)       (1,816)          (0.07)
                                     -----------     -----------     -----------
As restated                      $     162,885   $   (17,777)    $     (0.65)
                                     ===========     ===========     ===========

         For a more complete analysis of the effects of the restatements on our results of operations for the year ended June 1, 2002 and on our balance sheet as of June 1, 2002, please refer to our amended annual report on Form 10-K/A as filed with the Securities and Exchange Commission on August 11, 2003.

Fiscal Year Ended May 31, 2003 Compared to Fiscal Year Ended June 1, 2002

Net Sales

         Net sales for fiscal 2003 decreased $26.0 million to $136.9 million compared to $162.9 million in fiscal
2002.

         Certain information regarding our net sales by product group is as follows (net sales in thousands):

                                                            2003                                 2002
                                               --------------------------------     -------------------------------
                                                                 Percent of                         Percent of
                                                 Net Sales    Total Net Sales        Net Sales    Total Net Sales
                                                 ---------    ---------------        ---------    ---------------
Semiconductor Group (SG)                          $ 64,266          47.0%            $ 80,929           49.7%
Passive Components Group (PCG)                      47,670          34.8               67,510           41.4
Electronic Interconnect Group (EIG)                 24,949          18.2               14,446            8.9
                                                  --------         -----             --------          -------
                                                  $136,885         100.0%            $162,885          100.0%
                                                  ========         ======            ========          ======

         The decreases in SG and PCG are primarily due to a decrease in unit volume. The decrease in volume is primarily due to continuing softness in the global economy and competitive pressures. In particular, PCG experienced increased competition for consumable products, primarily from Asian sources.

         The increase in EIG is primarily due to acceptance of products in fiscal 2003 that were shipped to one customer in fiscal 2002. At the end of fiscal 2002, these products were included in deferred revenue.

         Net sales by geographic region were as follows (net sales in thousands):

                                                            2003                                 2002
                                               --------------------------------     -------------------------------
                                                                 Percent of                         Percent of
                                                 Net Sales    Total Net Sales        Net Sales    Total Net Sales
                                                 ---------    ---------------        ---------    ---------------
United States                                     $ 27,197          19.9%            $ 40,008           24.5%
Asia                                                91,549          66.9               95,463           58.6
Europe                                              16,785          12.2               25,822           15.9
Other                                                1,354           1.0                1,592            1.0
                                                   -------         ------            --------          ------
                                                  $136,885         100.0%            $162,885          100.0%
                                                  ========         ======            ========          ======

Gross Margin

         Gross margin was $19.0 million (13.9% of net sales) for fiscal 2003 compared to $66.1 million (40.6% of net sales) for fiscal 2002. Primarily as a result of the economic climate as described above, cost of sales in fiscal 2003 included $17.2 million of charges primarily for inventory write-downs related to the discontinuance of certain products and excess and obsolete inventory, as well as for open purchase order accruals. Cost of sales in fiscal 2002 included $12.5 million of such charges. The gross margin and gross margin percentage were also negatively affected in fiscal 2003 compared to fiscal 2002 by under absorption of factory overhead, higher overhead burden costs included in the inventory that was sold, pricing pressures, higher warranty costs and product mix.

         We anticipate that future margins will be impacted by the same factors until business conditions improve.

Operating Expenses

         Selling, service and administrative expenses were $63.0 million (46.0% of net sales) in fiscal 2003 compared to $68.4 million (42.0% of net sales) in fiscal 2002. Included in selling, service and administrative expenses in fiscal 2003 are charges related to our restructuring and other cost management activities of $6.6 million, primarily related to employee severance, relocation and related costs, facilities consolidation costs and fixed asset write-downs. Fiscal 2002 included $7.5 million of such charges. Fiscal 2003 also benefited from decreases resulting from the restructuring and other cost management efforts that were implemented at various times during fiscal 2002 and 2003. We expect to incur significant legal and other professional fees in fiscal 2004 related to the Audit Committee investigation, which concluded in July 2003, lawsuits and compliance with the Sarbanes-Oxley Act. Premiums for our directors' and officers' liability insurance will increase in fiscal 2004.

         Future operating results are highly dependent on our ability to maintain a competitive advantage in the products and services we provide. To protect this advantage we continue to make investments in research and development. Research, development and engineering expenses were $27.8 million in fiscal 2003 (20.3% of net sales) compared to $36.4 million (22.4% of net sales) in fiscal 2002. Included in research, development and engineering expenses in fiscal 2003 are charges related to our restructuring and other cost management activities of $1.2 million, primarily related to employee severance and related costs and facilities consolidation costs. Fiscal 2002 included $1.3 million of such charges. The decrease in research, development and engineering expenses is primarily due to lower headcount. We continue to invest in a number of development projects that we believe are important to our future.

         Long-lived asset impairment of $10.1 million in fiscal 2003 includes $9.1 million related to the write-down of our Klamath Falls, Oregon components manufacturing site and related equipment and $1.0 million related to the write-down of land in Taiwan. The market for the consumable products manufactured by our Klamath Falls operation experienced a significant reduction in demand in fiscal 2003 as well as significantly increased competition from foreign manufacturers. Accordingly, during the fourth quarter of fiscal 2003, we determined that the book value of these assets exceeded the estimated undiscounted future cash flows. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," we wrote down the assets to their estimated fair values.

Other Income (Expense)

         Interest income was $10.9 million in fiscal 2003 compared to $8.8 million in fiscal 2002. The increase is due to a full year of interest earned on the increase in our investment balances as a result of our sale of $150 million aggregate principal amount of 4 1/4% convertible subordinated notes due 2006 (the "Convertible Notes") in December 2001 and January 2002. This increase was partially offset by lower interest rates in fiscal 2003 compared to fiscal 2002.

         Interest expense was $7.5 million in fiscal 2003 compared to $3.7 million in fiscal 2002. The increase is primarily due to a full year of interest expense related to the sale in December 2001 and January 2002 of $150 million aggregate principal amount of Convertible Notes. Annual interest related to the Convertible Notes, after the $5.0 million principal amount repurchased in the third quarter of fiscal 2003, totals $6.3 million plus $0.9 million for the accretion of underwriting discounts.

         Net other expense of $0.8 million in fiscal 2003 includes a net $0.9 million loss on the sale of securities and $0.6 million of bank charges, partially offset by a gain of $0.6 million related to legal settlements and a $0.2 million gain related to the repurchase of $5.0 million principal amount of Convertible Notes.

         Net other expense of $0.6 million in fiscal 2002 includes a $0.4 million loss on sale of securities and $0.4 million of bank charges, partially offset by $0.3 million of foreign exchange gains.

Income Taxes

         The effective income tax rate for fiscal 2003 was 36.8% compared to 48.2% for fiscal 2002. The rate in fiscal 2002 includes the effects of a $4.6 million tax credit due to a re-evaluation of our application of the research and development tax credit for the years 1996 through 2001.

Net Loss

         Net loss was $50.1 million, or $1.81 per basic and diluted share, for fiscal 2003 compared to $17.8 million, or $0.65 per basic and diluted share, for fiscal 2002. As discussed above, fiscal 2003 and fiscal 2002 had restructuring and special charges totaling $35.1 million and $21.3 million, respectively.

Fiscal Year Ended June 1, 2002 Compared to Fiscal Year Ended June 2, 2001

Net Sales

         Net sales for fiscal 2002 were $162.9 million, which was 65.5%, or $309.0 million, lower than the $471.9 million reported for fiscal 2001.

         Certain information regarding our net sales by product group is as follows (net sales in thousands):

                                                            2002                                 2001
                                               --------------------------------     -------------------------------
                                                                 Percent of                         Percent of
                                                 Net Sales    Total Net Sales        Net Sales    Total Net Sales
                                               -------------- -----------------     ------------ ------------------
Semiconductor Group (SG)                          $ 80,929          49.7%            $176,105           37.3%
Passive Components Group (PCG)                      67,510          41.4              256,570           54.4
Electronic Interconnect Group (EIG)                 14,446           8.9               39,178            8.3
                                                  --------         ------            --------          ------
                                                  $162,885         100.0%            $471,853          100.0%
                                                  ========         ======            ========          ======

         The decreases in all product groups were due to lower unit sales across all of our product lines.

         Net sales by geographic region were as follows (net sales in thousands):

                                                            2002                                 2001
                                               --------------------------------     -------------------------------
                                                                 Percent of                         Percent of
                                                 Net Sales    Total Net Sales        Net Sales    Total Net Sales
                                               -------------- -----------------     ------------ ------------------
United States                                     $ 40,008          24.5%            $136,701           29.0%
Asia                                                95,463          58.6              270,939           57.4
Europe                                              25,822          15.9               54,617           11.6
Other                                                1,592           1.0                9,596            2.0
                                                  $162,885         100.0%            $471,853          100.0%
                                                  ========         ======            ========          ======


Gross Margin

         Gross margin for fiscal 2002 was 40.6%, down from 55.8% in the prior fiscal year. This decrease in gross margin as a percentage of net sales was due primarily to charges for inventory write-downs totaling $12.5 million in fiscal 2002, primarily as a result of the economic climate as described above, in addition to decreased capacity utilization resulting from lower unit volume and product mix.

Operating Expenses

         Selling, service and administrative expenses were $68.4 million (42.0% of net sales) in fiscal 2002 compared to $81.8 million (17.3% of net sales) in fiscal 2001. As discussed above, selling, service and administrative expenses in fiscal 2002 include charges related to our restructuring and other cost management activities of $7.5 million. The decrease in fiscal 2002 was primarily due to decreases in our selling, service and administrative headcount and lower costs of incentive and benefits programs. The increase as a percentage of sales is primarily due to lower net sales in fiscal 2002.

         Future operating results are highly dependent on our ability to maintain a competitive advantage in the products and services we provide. To protect this advantage we continue to make investments in research and development. Research, development and engineering expenses for fiscal 2002 decreased to $36.4 million (22.4% of net sales) from $51.3 million (10.9% of net sales) in fiscal 2001. As discussed above, research, development and engineering expenses in fiscal 2002 included charges related to our restructuring and other cost management activities of $1.3 million. The decrease in fiscal 2002 was primarily due to decreases in research, development and engineering headcount. The increase as a percentage of net sales was due to lower net sales in fiscal 2002.

         Gain on settlement of litigation in fiscal 2001 includes a $13.9 million award from GSI Lumonics, offset by $2.5 million of legal fees and other expenses directly related to the litigation award.

Other Income (Expense)

         Interest income was $8.8 million for fiscal 2002, a decrease of $1.0 million from $9.8 million in fiscal 2001. The fiscal 2001 amount includes $1.4 million of interest related to the GSI Lumonics litigation award. In addition, increases in interest income due to increased investment balances in fiscal 2002 as a result of the sale of our Convertible Notes, were offset by lower interest rates during fiscal 2002 compared to fiscal 2001.

         Interest expense was $3.7 million for fiscal 2002, an increase of $3.7 million from fiscal 2001. The increase was related to our Convertible Notes during fiscal 2002.

Income Taxes

         In fiscal 2002, we recorded an income tax benefit of $16.5 million compared to income tax expense of $50.0 million in fiscal 2001. The income tax benefit related to the fiscal 2002 operating loss includes the cumulative impact of a historical research and development credit of $4.6 million.

Net Income (Loss)

         Net loss for the year ended June 1, 2002 was $17.8 million, or $0.65 per basic and diluted share. Net income for the year ended June 2, 2001 was $99.9 million, or $3.71 per basic share and $3.58 per diluted share. As discussed above, the net loss in fiscal 2002 includes $21.3 million, on a pretax basis, of restructuring and special charges.

Financial Condition and Liquidity

         At May 31, 2003, our principal sources of liquidity consisted of existing cash, cash equivalents and marketable and restricted securities of $308.3 million and accounts receivable of $37.2 million. At May 31, 2003, we had a current ratio of 9.7:1 and long-term debt of $141.9 million. Working capital decreased to $340.2 million at May 31, 2003 from $340.8 million at June 1, 2002. We believe that our existing cash, cash equivalents and marketable securities are adequate to fund our operations for at least the next twelve months.

         Trade receivables decreased $18.7 million to $37.2 million at May 31, 2003 from $55.8 million at June 1, 2002 due to lower sales and fewer sales with extended payment terms in fiscal 2003 compared to fiscal 2002.

         Inventory decreased $21.8 million to $42.1 million at May 31, 2003 from $63.9 million at June 1, 2002, primarily due to decreased sales and, as discussed above, write-downs for excess and obsolete inventories and discontinued product lines.

         Assets held for sale of $6.5 million at May 31, 2003 relates to a 60,000 square foot plant on 10 acres of land near Escondido, California, which we are no longer utilizing. We have contracted with a real estate agent to find a buyer and anticipate that we will sell the assets within one year.

         Subsequent to year end, we listed a parcel of land in Taiwan for sale for $2.5 million.

         Purchases of property, plant and equipment of $9.3 million in fiscal 2003 were primarily for the completion of our new corporate headquarters in Portland, Oregon.

         At May 31, 2003 we had $141.9 million recorded on our balance sheet related to our 4 1/4% convertible subordinated notes. During the third quarter of fiscal 2003, we repurchased $5.0 million of the subordinated notes. The difference between the remaining $145.0 million face value and the $141.9 million balance at May 31, 2003 relates to underwriting discounts, which originally totaled $4.5 million and are being amortized as additional interest expense over the life of the subordinated notes at a rate of $0.9 million per year.

         A summary of our contractual commitments and obligations as of May 31, 2003 is as follows (in thousands):

                                                           Payments Due By Period
                              ---------------------------------------------------------------------------------
                                                Less than 1                                          More than
Contractual Obligation            Total            year           1-3 years         3-5 years         5 years
--------------------------    -------------    -------------    --------------    -------------     -----------
Convertible   Subordinated
  Debt                          $141,891            $   -              $  -        $141,891            $  -
Purchase Commitments              17,464           15,747             1,717               -               -
Operating Leases                   2,195            1,129               920             124              22
                              -------------    -------------    --------------    -------------     -----------
                                $161,550          $16,876            $2,637        $142,015            $ 22
                              =============    =============    ==============    =============     ===========

Critical Accounting Policies and Estimates

         The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our estimates are based on historical experience and on various assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Refer to Note 1, Summary of Significant Accounting Policies, of Notes to Consolidated Financial Statements for additional information.

         Our critical accounting policies and estimates include the following:

o        Revenue recognition;
o        Inventory write-downs;
o        Product warranty reserves;
o        Allowance for doubtful accounts;
o        Deferred taxes;
o        Loss contingencies; and
o        Long-lived asset valuations.

Revenue Recognition

         We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and "SAB 101: Revenue Recognition in Financial Statements-Frequently Asked Questions and Answers," or SAB 101 FAQ. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally passes to the customer at the time of delivery of the product to a common carrier. Revenue is recognized upon delivery, provided that acceptance criteria can be demonstrated prior to shipment. Installation services are not essential to the functionality of the delivered equipment. Where the acceptance criteria cannot be demonstrated prior to shipment, or in the case of substantially new products, revenue is deferred until acceptance has been received. For multiple element arrangements, we defer the fair value of any undelivered elements until they are delivered.

         Revenues associated with sales to customers under local contracts in Japan are recognized upon title transfer, which generally occurs upon customer acceptance, with the exception of sales to our distributor in Japan, where revenues are recognized upon title transfer to the distributor.

         Revenues related to spare parts and consumable sales are recognized upon shipment. Revenues related to maintenance and service contracts are recognized ratably over the duration of the contracts.

         Revenues are difficult to predict, due in part to our reliance on customer acceptance related to a portion of our revenues. Any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

Inventory Write-Downs

         We regularly evaluate the value of our inventory based on a combination of factors including, but not limited to, the following: forecasted sales or usage, historical usage rates, estimated service period, product end-of-life dates, estimated current and future market values, service inventory requirements and new product introductions. Purchasing requirements and alternative uses for the inventory are explored within these processes to mitigate inventory exposure. Raw materials with quantities in excess of forecasted usage are reviewed quarterly for obsolescence by our engineering and operating personnel. Raw material obsolescence write-downs are typically caused by engineering change orders or product end-of-life adjustments in the market. Finished goods are reviewed quarterly by product marketing and operating personnel to determine if inventory carrying costs exceed market selling prices. We record write-downs for inventory based on the above factors and take into account worldwide quantities and demand into our analysis. If circumstances related to our inventories change, our estimates of the value of inventory could materially change. We record estimated inventory reserves quarterly as an increase to cost of sales.

Product Warranty Reserves

         We evaluate our obligations related to product warranties quarterly. We offer a standard one-year warranty to our customers. Costs include labor to repair the system and replacement parts for defective items, as well as other costs incidental to warranty repairs. Any cost recoveries from warranties offered to us by our suppliers covering defective components are also considered. This data is then used to calculate the warranty reserve based on remaining warranty periods. If circumstances change, or if a dramatic change in warranty related incidents occurs, our estimate of the warranty reserve could change significantly. We record estimated warranties quarterly as an adjustment to cost of sales. Our warranty expense in fiscal 2003 totaled $7.7 million.

Allowance for Doubtful Accounts

         Credit limits are established by reviewing the financial history and stability of each customer. Where appropriate, we obtain credit rating reports and financial statements of the customer to initiate and modify their credit limits. On certain foreign sales, we require letters of credit. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. When a customer's account becomes past due, we talk with the customer to determine the cause. If we determine that the customer will be unable to fully meet its financial obligation to us, such as in the case of a bankruptcy filing or other material events impacting its business, we record a specific reserve for bad debt to reduce the related receivable to the amount we expect to recover given all information then available. If circumstances related to specific customers change, our estimates of the recoverability of receivables could materially change. We record estimated bad debts quarterly as an increase to selling, service and administrative expense. At May 31, 2003, our allowance for doubtful accounts totaled $2.2 million and our bad debt expense in fiscal 2003 was $1.2 million.

Deferred Taxes

         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109 "Accounting for Income Taxes," the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. When management determines that is more likely than not that a deferred tax asset will not be fully realized, a valuation allowance is established to reduce deferred tax assets to the amount expected to be realized. Should management's assumptions and expectations be inaccurate, our results of operations and financial condition could be adversely affected in future periods. At May 31, 2003, our net deferred tax assets totaled $20.0 million, which included a valuation allowance of $2.8 million.

Loss Contingencies

         In addition to intellectual property litigation, we have been, from time to time, subject to legal proceedings and claims, including a putative securities class action lawsuit and other securities-related litigation. See "Business--Legal Proceedings."

         Where we can make a reasonable estimate of the liability relating to pending litigation, we record a liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. Because of uncertainties relating to litigation, however, the amount of our estimates could be wrong. Moreover, plaintiffs may not specify an amount of damages sought. In addition to the direct costs of litigation and the use of cash, pending or future litigation could divert management's attention and resources from the operation of our business. Accordingly, our operating results and financial condition could suffer. At May 31, 2003, we had $1.9 million accrued for anticipated costs related to defending and/or settling current litigation.

Long-Lived Asset Valuations

         Long-lived assets, principally property and equipment and identifiable intangibles held and used by us are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with SFAS No. 144. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to estimated future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. In addition, when appropriate, we utilize independent, third party valuations.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         On May 7, 2002, the Audit Committee of our Board of Directors approved the dismissal of our independent public accountants, Arthur Andersen LLP. Arthur Andersen LLP's reports on our financial statements for each of the last two fiscal years prior to dismissal did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and during the subsequent interim period through the date of dismissal, May 7, 2002, there were not any disagreements between us and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

         Also on May 7, 2002, based on the recommendation of the Audit Committee of our Board of Directors, we engaged the firm of KPMG LLP to be our independent auditors. We did not consult KPMG LLP at any time prior to May 7, 2002 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or concerning any disagreement or reportable event with Arthur Andersen LLP.

         We have been unable to obtain the consent of Arthur Andersen LLP, our former independent public accountants, as to the inclusion of their report for our fiscal year ended June 2, 2001 into the registration statement of which this prospectus forms a part, and we have not filed that consent with the registration statement in reliance under Rule 437a of the Securities Act of

1933. Because we have not been able to obtain Arthur Andersen LLP's consent, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

         As of May 31, 2003, our investment portfolio includes marketable debt securities of $277.5 million. These securities are subject to interest rate risk and will decline in value if interest rates increase. These securities are classified as Securities Available for Sale; therefore, the impact of interest rate changes is reflected as a separate component of shareholder's equity. Due to the short duration of our investment portfolio, an immediate 10% increase in interest rates would not have a material effect on our financial condition or the results of our operations. Our $145 million aggregate principal amount of 4 1/4% convertible subordinated notes due 2006 are at a fixed interest rate. Therefore, there is no associated volatility. The fair value of the Convertible Notes at May 31, 2003, based on recent open market trades, was $134.1 million.

Foreign Currency Exchange Rate Risk

         We have limited involvement with derivative financial instruments and do not use them for trading purposes. We do, however, use derivatives to manage well-defined foreign currency risks. We enter into forward exchange contracts to hedge forecasted Japanese sales commitments and the value of accounts receivable primarily denominated in Japanese yen and other material non-functional monetary asset and liability balances. The impact of exchange rates on the forward contracts will be substantially offset by the impact of such changes on the underlying transactions. The effect of an immediate 10% change in exchange rates on the forward exchange contracts and the underlying hedged positions would not be material to our financial position or the results of our operations.

         The table below summarizes, by major currency, the notional amounts of our forward exchange contracts in U.S. dollars as of May 31, 2003 and June 1, 2002. The "bought" amounts represent the net U.S. dollar equivalents of commitments to purchase foreign currencies, and the "sold" amounts represent the net U.S. dollar equivalent of commitments to sell foreign currencies. The foreign currency amounts have been translated into a U.S. dollar equivalent value using the exchange rate at the reporting date.

(In thousands)                               Bought (Sold)
============================    -----------------------------------------
Foreign Currency                       2003                  2002
----------------------------    -------------------    ------------------
Japanese Yen                        $(6,326)              $(8,395)
Taiwan Dollar                              -                   856
Euro                                   1,024                 3,357
British Pound                        (1,012)               (1,455)
Korean Won                               987                 (372)

                                    BUSINESS

Business Overview

         Electro Scientific Industries, Inc. and its subsidiaries ("ESI") provide high technology manufacturing equipment to the global electronics market. Our customers are primarily manufacturers of semiconductors, passive electronic components and electronic interconnect devices. Our equipment enables these manufacturers to reduce production costs, increase yields and improve the quality of their products. The components and devices manufactured by our customers are used in a wide variety of end-use products in the computer, communications and automotive industries.

         We believe we are the leading supplier of advanced laser systems used to improve the production yield of semiconductor devices; high-speed test and termination equipment used in the high-volume production of multi-layer ceramic passives (MLCPs) and other passive electronic components; and advanced laser systems used to fine tune electronic components and circuitry. Additionally, we produce a series of laser drilling systems for production of high-density interconnect (HDI) circuit boards and advanced semiconductor packaging, as well as passive component inspection systems and original equipment manufacturer
(OEM) machine vision products.

Electronics Industry Overview

         The electronic content of common items such as computers, communication products, consumer products and automobiles continues to increase. For example, markets for consumer-oriented electronic products such as wireless telephones, computers, personal digital assistants, pagers, digital cameras and home entertainment devices have developed rapidly as increasingly affordable products have been introduced that are smaller, lighter and more portable. In addition, automobile manufacturers now routinely include electronic ignition and fuel injection, anti-lock brakes, navigation systems and other electronic safety and sensor systems in place of components that in the past were predominantly mechanical or hydraulic.

         The increasing demand for electronic products has been accompanied by the need for faster, smaller, more complex, less expensive and higher quality electronic devices and circuits. To achieve these higher performance attributes and smaller device sizes, electronic device manufacturers are increasing the circuit densities in these devices and tuning them to precise electrical values. Manufacturers of cellular telephones, for example, must use miniaturized circuits to accommodate the size limitations of their finished products. These circuits must also be tuned to operate within precise frequency specifications, enabling the existing wireless frequency bands to accommodate more users without interchannel interference.

         Smaller and lighter requirements also decrease the physical dimensions used in electronic interconnections within the electronic device, its surrounding package and the HDI circuit board on which it is mounted. Higher operating speeds of computers and communications products also require more input and output channels within these packages and between the packages and the HDI circuit board.

         The highly competitive consumer markets for electronic products drive the need for lower cost devices and components. Electronic devices and components are produced in large unit volumes and their production and testing is highly automated, utilizing a variety of manufacturing equipment. Manufacturers continuously seek to achieve reduced costs by improving the throughput, yield and quality of device and component production. These manufacturers are also developing new materials to improve performance and reduce costs of their devices. This puts additional challenges on the equipment suppliers to innovate new manufacturing process solutions and equipment.

         For example, semiconductor device manufacturers are continuing a transition from the use of 200mm and smaller silicon wafers to 300mm wafers. This enables manufacturers to fit significantly more electronic devices on a single silicon wafer. In addition, decreasing circuit densities enables more devices to be produced on a silicon wafer by reducing the size of each device on the wafer. The use of larger wafers and the design of smaller devices increase the effective throughput and capacity of semiconductor manufacturing facilities, or fabs. Increasing circuit densities, as the result of shrinking line widths and faster operating speeds, requires the use of newer materials, such as copper, to create these miniaturized electronic circuits.

         To improve production yield, or the number of acceptable devices produced per silicon wafer, device manufacturers are utilizing advanced yield improvement systems, such as laser memory repair, in the manufacture of memory devices such as Dynamic Random Access Memory, or DRAM, and non-memory devices such as logic with embedded memory, digital signal processors (DSPs) and high-end electronic game chips.

         As semiconductor manufacturers move toward higher densities and more complex architectures, machine vision has also emerged as a critical technology. By allowing manufacturers to achieve greater precision, increased equipment speed and fewer errors, machine vision is enabling technology in the semiconductor manufacturing process, from wafer production through final assembly and packaging.

         Variations of these advanced technologies and manufacturing processes that are routinely used in the semiconductor fabs are increasingly being employed in the production of passive components, HDI circuit boards and advanced semiconductor packages. An example is the use of machine vision in passive component inspection. As the device sizes are becoming ever smaller and the critical dimensions of the electrical contacts become more precise, machine vision, incorporated with high speed handling and real-time software, allow for over 50,000 parts per hour inspection of MLCPs. The previous technique utilized human inspection at a much slower rate with poorer inspection results.

         In the case of HDI circuit boards, consumers' desire for faster, lighter, longer battery-lived and ultimately less expensive products drives consumer product manufacturers, such as cell phone producers, to design products in which the discrete circuits are closer together. The same increased density concept used in semiconductor manufacturing is also pursued in printed circuit board production.

Our Solution

         We believe our products address the needs of electronic component manufacturers by providing them with a high return on their investment due to measurable production benefits, including improved yield, increased throughput, higher performance, smaller component size, greater reliability and enhanced flexibility. Our production systems are often designed to be upgraded to accommodate the next generation of technology, providing customers the flexibility to add capacity or improve product performance at a reasonable incremental cost.

         Our technology strengths include a deep understanding of the interaction of lasers with materials used in electronic production, high-speed optics, advanced real-time software systems, small parts handling systems, and multiple elements of machine vision, including lighting, character and pattern recognition and software algorithms. We combine this core technology expertise in unique and innovative ways with a thorough understanding of our customers' processes and objectives to develop new and improved products.

         Our customers manufacture semiconductors, passive components and electronic interconnect devices. They, in turn, serve a wide range of electronic applications. The largest end-market applications for electronic devices and circuits that are produced using our systems are:

o        Computers;
o        Telecommunications;
o        Consumer electronics; and
o        Automotive electronics.

Our Strategy

         Focus on businesses where we are a market leader. We intend to expand the application of our existing technologies to grow our overall market opportunity in those product markets in which we currently maintain a leadership position. We also intend to maintain our market leadership by developing new products that have higher performance, greater throughput and enhanced reliability, thereby lowering the effective cost of ownership to our customers.

         Develop new high-value businesses. We plan to utilize our core competencies in technology innovation, multiple technology integration and customer collaboration to develop innovative solutions that will enable us to grow into attractive new markets. Our advanced electronic interconnect equipment is an example of a new business developed from these resources.

         Continue to invest in research and development to maintain our technological leadership. We intend to further develop our technology leadership by maintaining a significant level of investment in research and development.

Our key technological capabilities include laser/material interaction, image processing and optical character recognition, motion control capabilities and small parts handling. We consider our continuing ability to develop intellectual property to be an important component of our future success.

         Increase the value of our products to our customers. We are focused on improving the yield, throughput and productivity of our customers by utilizing our technology, global infrastructure, customer service and ability to integrate multiple technologies. We work with our market leading customers to whom we supply equipment and have created high-level and multi-disciplinary management and employee teams to define and produce the next generation manufacturing systems. This interaction requires confidential interaction between the customer and us sharing technology, product and production roadmaps, often looking out over a three to five year period.

         Expand our business through partnering and, potentially, acquisitions. We intend to seek opportunities to strengthen our market position, geographic presence, technology base and expand our available market through partnering relationships and selective acquisitions. In the course of the last 10 years, we have completed eight acquisitions and numerous partnering arrangements, gaining access to markets, products and technology.

Our Products

         We operate within one segment, high technology manufacturing equipment, which is comprised of three product groups: the semiconductor group, the passive components group and the electronic interconnect group. Net sales, as a percentage of total sales, by group were as follows:

                                     2003                          2002                          2001
                            ------------------------     -------------------------     -------------------------
Semiconductor                $ 64,266         47.0%      $ 80,929           49.7%      $176,105          37.3%

Passive components             47,670        34.8          67,510          41.4         256,570          54.4

Electronic interconnect        24,949        18.2          14,446           8.9          39,178           8.3
                            -----------    ---------     -----------     ---------     -----------    ----------
                             $136,885        100.0%      $162,885          100.0%      $471,853         100.0%
                            ===========    =========     ===========     =========     ===========    ==========

Semiconductor Group

         Semiconductor Yield Improvement Systems. Our yield improvement product line is designed to cost-effectively meet the production challenges faced by semiconductor manufacturers, including shrinking circuit sizes, material changes and increased wafer sizes. As circuit densities in semiconductor memory devices such as DRAM have increased, manufacturers have built redundant cells into their memory designs and connected them with small electrical links on the device surface. During the manufacturing process, wafers with millions of individual memory devices are tested, identifying defective cells. Our laser systems are then used to cut links to disconnect the defective portions and to replace the redundant cells.

o Our 9200 and 9300 Series systems address the yield improvement needs of semiconductor manufacturers that utilize 200mm wafers.

o Our 9800 Series systems are designed specifically for the 300mm wafer market. This series can be installed to initially process 200mm wafers as a transition tool and can later be converted to 300mm wafer processing.

         OEM Vision Systems. Our vision products include machine vision subsystems sold to original equipment manufacturers (OEMs) who incorporate our subsystems into equipment for the manufacturer of electronic products. In addition to the sale of our products to third-party equipment manufacturers, our machine vision subsystems are a key component used in our systems.

         In the OEM vision marketplace, we have concentrated our efforts on selling vision solutions and integration expertise to suppliers of semiconductor and electronics equipment.

         Our machine vision systems are generally customer-specific solutions used to perform or assist alignment, identification, part placement, die and wire bonding and other functions.

         Thin Film Trimming. During fiscal 2003 we introduced and began shipment of the Model 2100 thin-film-on-silicon (TFOS) trimming system. This system has been developed for analog, mixed and sensor integrated circuit manufacturers. The system offers semiconductor manufacturers full automation with prober and tester independence. The system is available with our patented 1.3 micron wavelength trimming process which enables the highest output available.

Passive Components Group

         We design and manufacture products that combine high-speed, small parts handling technology with real-time control systems to provide highly automated, cost-effective solutions for manufacturers of MLCPs and other passive components such as capacitor arrays, inductors, resistors and varistors. These components, produced in quantities of hundreds of billions of units per year, process analog, digital and high frequency signals in nearly all-electronic products.

o Multilayer Ceramic Test Systems: These products employ high-speed handling and positioning techniques to precisely load, test and sort MLCPs based on their electrical energy storage capacity, or capacitance, and their electrical energy leakage, or dissipation factor.

o Termination Systems: These products apply a conductive material to the ends of ceramic capacitors permitting connection of the device in a circuit on a high-density Printed Wiring Board (PWB).

o Visual Inspection Systems: These products perform six-sided automated inspection of MLCPs and arrays for dimensional criteria and defects.

o Consumable Products: We also produce consumables, such as carrier plates and termination belts, both of which are used to hold MLCPs in the manufacturing process.

o Circuit Fine Tuning Systems: We design and manufacture application-specific laser systems that adjust the electrical performance of a circuit or electronic assembly containing many circuits by removing a precise amount of material from one or more components in the circuit.

         Historically, our circuit fine tuning activities have served as an incubator for new product lines, including our semiconductor yield improvement and electronic interconnect products. We have also used our expertise in precise laser machining/trimming to develop new technologies, manufacturing processes and techniques and products that expand our applications and markets. Two developing applications for which we are evaluating the technical, market and commercial potential are in the fields of micro-machining and embedded passive trimming.

Electronic Interconnect Group

         Our laser drilling products are targeted at applications requiring the highest accuracy and smallest via, or hole, dimensions, in order to create electrical connections between layers in high-density circuit boards, flexible circuits and electronic packages. We offer micro via drilling technology to address the rapidly changing applications in integrated circuit (IC) packages, multi-chip modules and HDI circuit boards. Our systems utilize either ultraviolet (UV) or infrared (CO2 ) laser technology and come in single-head or dual-head configurations depending on customer requirements.

o Our 5300 Series single-head laser drills utilize lasers to drill via holes as small as 25 microns (by comparison, a human hair is approximately 100 microns in diameter) in a wide variety of materials, including epoxy, resins and resin-coated copper.

o Our 5400 Series laser drills perform the same function as our 5300 Series, but operate at a significantly higher throughput rate due to the simultaneous operation of two drill heads.

o We also offer handling equipment to enable the automated loading and unloading of the workpieces from the drill tool.

Customers

         Our top ten customers for fiscal 2003 accounted for approximately 54% of total net sales, with one customer, Samsung, accounting for approximately 16% of total net sales. No other customer in fiscal 2003 accounted for more than 10% of total net sales. In fiscal 2002 and 2001, no customer exceeded 10% of total net sales. Samsung purchases products from all three of our product groups.

         Geographic sales, based on the location of the end user, were as follows:

                                      2003                         2002                          2001
                            -------------------------    --------------------------    -------------------------
United States                $ 27,197          19.9%      $ 40,008          24.5%       $136,701          29.0%
Asia                           91,549          66.9         95,463           58.6        270,939          57.4
Europe                         16,785          12.2         25,822           15.9         54,617          11.6
Other                           1,354           1.0          1,592            1.0          9,596           2.0
                            -----------    ----------    -----------     ----------    -----------    ----------
                             $136,885         100.0%      $162,885          100.0%      $471,853         100.0%
                            ===========    ==========    ===========     ==========    ===========    ==========

Sales, Marketing and Service

         We sell our products worldwide through direct ESI sales and service offices, franchised distributors, value added resellers (VARs) and independent representatives located around the world. ESI has direct sales and service personnel in or near: Arizona, California, Massachusetts, Minnesota, New York, Oregon, Texas, Virginia and Wisconsin; Tokyo, Oita and Nagoya, Japan; Seoul, Korea; Kao Hsiung and Hsin Chu, Taiwan; Singapore; Guangzhou and Shanghai, China; Munich, Germany; West Sussex, England; Kirkcaldy, Scotland; Maastricht, Holland; and Graz, Austria. We serve selected customers in the United States, South America, Europe, Israel and additional countries through manufacturers' representatives. Canon Sales is a distributor for our Semiconductor Group and Electronic Interconnect Group in Japan.

         We have a substantial base of installed products in use by leading worldwide electronics manufacturers. We emphasize strong working relationships with these customers to meet their needs for additional systems and to facilitate the successful development and sale of new products to these customers.

         We generally maintain service personnel wherever we have a significant installed base. We offer a variety of warranty, maintenance contracts and parts replacement programs.

Backlog

         Backlog consists of purchase orders for products, spare parts and service which we expect to ship within twelve months. Backlog does not include deferred revenue. Backlog was $11.0 million at May 31, 2003 compared to $22.6 million at June 1, 2002. The stated backlog is not necessarily indicative of sales for any future period nor is a backlog any assurance that we will realize a profit from filling the orders.

Research, Development and Technology

         We believe that our ability to compete effectively depends, in part, on our ability to maintain and expand our expertise in core technologies and product applications. The primary emphasis of our research and development is to advance our capabilities in:

o        Lasers and laser/material interaction;

o        High-speed, micron-level motion control systems;

o        Precision optics;

o        High-speed, small parts handling;

o        Image processing and optical character recognition;

o        Real-time production line electronic measurement;

o        Real-time operating systems; and

o        Systems integration.

         Our research and development expenditures for fiscal years 2003, 2002 and 2001 were $27.8 million (20.3% of net sales), $36.4 million (22.4% of net sales) and $51.3 million (10.9% of net sales), respectively.

Competition

         Our markets are dynamic, cyclical and highly competitive. The principal competitive factors in our markets are product performance, ease of use, cost of ownership, reliability, service, technical support, a product improvement path, price, established relationships with customers and product familiarity. We believe that our products compete favorably with respect to these factors. Some of our competitors have greater financial, engineering and manufacturing resources and larger distribution networks than we do. Some of our customers develop, or have the ability to develop, similar manufacturing equipment. Competition in our markets may intensify, and our technological advantages may be reduced or lost as a result of technological advances by competitors or customers, or changes in electronic device processing technology.

         The principal competitor for our semiconductor group generally is GSI Lumonics, with Cognex the principal competitor in the field of machine vision. For the passive component group, our competitors include Tokyo Weld, Kanebo, NEC and Humo in Japan and GSI Lumonics as well as manufacturers that develop systems for internal use. Our electronic interconnect group competes with laser systems provided by Hitachi Via Mechanics, Mitsubishi Electric, Sumitomo and GSI Lumonics.

Manufacturing and Supply

         Our production facilities are located in Portland, Oregon and Klamath Falls, Oregon. The manufacturing operations located in Portland consist of electronic subassembly and final system assembly for all products, except for passive component consumable products which are produced in our facility in Klamath Falls, Oregon.

         We use qualified manufacturers to supply many components and sub-system modules of our products. Our systems use high performance computers, peripherals, lasers and other components from various suppliers. Some of the components we use are obtained from a single source or a limited group of suppliers. An interruption in the supply of a particular component could require substitutions that would have a temporary adverse impact on us. We believe our relationships with our suppliers are good.

Patents and Other Intellectual Property

         We have a policy of seeking patents, when appropriate, on inventions relating to new products and improvements that are discovered or developed as part of our ongoing research, development and manufacturing activities. We own 82 United States patents and 144 patents issued outside of the United States. During fiscal 2003 we applied for 26 new patents in the United States and 18 new patents outside of the United States. Additionally, as of May 31, 2003, we had 50 patent applications pending in the United States and 133 patent applications pending outside of the United States. Although our patents are important, we believe that the success of our business depends to a greater degree on the technical competence and innovation of our employees.

         We rely on copyright protection for our proprietary software. We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques, and we may be unable to meaningfully protect our trade secrets.

Employees

         As of May 31, 2003, we employed 649 people. Many of our employees are highly skilled, and our success will depend in part upon our ability to attract and retain such employees, who are in great demand. We have never had a work stoppage or strike and no employees are represented by a labor union or covered by a collective bargaining agreement. We consider our employee relations to be good.

Properties

         Our executive and administrative offices, as well as our system manufacturing facilities, are located in a four-building complex with 258,500 square feet of space on 15 acres of land in Portland, Oregon. Our passive component consumable products are manufactured at a 53,000 square foot plant on 31 acres of land in Klamath Falls, Oregon. We own all of these buildings. We believe the productive capacity of these facilities to be adequate and suitable for the requirements of our business for the foreseeable future.

         We lease other office and service space in various locations throughout the United States and in seven foreign countries.

         We also own a 60,000 square foot plant on 10 acres of land in Escondido, California, which is classified as assets held for sale on our consolidated balance sheet as of May 31, 2003. A phase II environmental study is currently being performed on this facility.

         We lease 21,945 square feet of office and industrial space in Ann Arbor, Michigan that is currently listed for sub-lease.

         We own an undeveloped parcel of land in Taiwan. In June 2003, we listed this parcel of land for sale.

         We do not expect compliance with federal, state and local provisions which have been enacted or adopted related to the discharge of materials into the environment, or otherwise relating to protection of the environment, to have a material effect on our capital expenditures, earnings or competitive position.

Legal Proceedings

     On August 19, 2003, GSI Lumonics Corporation (GSI) filed a lawsuit in the United States District Court for the Central District of California (GSI Lumonics Inc. v. Electro Scientific Industries, Inc., No. 03-5863 PA (SHX)). The lawsuit alleges that we infringe GSI's U.S. patent No. 6,181,728 entitled "Controlling Laser Polarization," patent No. 6,337,462 entitled "Laser Processing" and patent No. 6,573,473 entitled "Method and System for Precisely Positioning a Waist of a Material-Processing Laser Beam to Process Microstructures within a Laser Processing Site." These claims relate to our semiconductor yield improvement systems. GSI seeks injunctive relief, damages, costs and attorneys' fees. Although we have not had an opportunity to investigate these claims, we intend to defend this action vigorously.

         Between March 26, 2003 and May 20, 2003, three putative class action lawsuits were filed in the United States District Court for the District of Oregon against ESI and David F. Bolender, James T. Dooley, and Joseph L. Reinhart, who are current and/or former officers and directors of ESI. The complaints were filed on behalf of a purported class of persons who purchased ESI's common stock between September 17, 2002 and at the latest April 15, 2003. The complaints assert causes of action (and seek unspecified damages) for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, as well as Section 20(a) of the Act. In particular, the complaints allege that the defendants were involved in making false and misleading statements during the putative class period about ESI's business, prospects, and operations, all of which resulted in artificially inflating ESI's stock price. The complaints have been consolidated under the name In re Electro Scientific Industries, Inc. Securities Litigation, Case No. CV 03-404-HA. Lead plaintiffs and lead counsel for plaintiffs have been appointed. Plaintiffs' consolidated class action complaint is due to be filed 45 days following the filing of our restated financial statements referred to below. In March 2003, our Audit Committee commenced an investigation into certain accounting matters. As a result of the investigation, which was completed on July 11, 2003, we have restated our financial statements for the fiscal year ended June 1, 2002 and for the quarters ended August 31, 2002 and November 30, 2002. The restated financial statements are set forth in our annual report on Form 10-K/A and quarterly reports on Form 10-Q/A for the corresponding periods, filed August 11, 2003. The consolidated class action complaint had not been filed and discovery had not yet commenced when this report was filed, and we were in the early stages of our assessment of the possible outcomes of this litigation. We expect, however, that the litigation will be costly and will to some degree divert management's attention from daily operations.

         On March 31, 2003 and April 28, 2003, two separate purported shareholder derivative complaints were filed in the Circuit Court of Oregon in Washington County. The named defendants include certain current and/or former officers and directors of ESI. ESI is named as a "nominal defendant." The complaints have been consolidated under the name In Re Electro Scientific Industries, Inc. Derivative Litigation, Lead Case No. C 031067 CV. Lead plaintiffs and lead counsel for plaintiffs have been appointed. The parties have stipulated that the plaintiffs will file a consolidated complaint within 45 days of the filing of our restated financial statements referred to above. The existing complaints allege that certain defendants breached fiduciary duties to ESI and were unjustly enriched. The complaint seeks an unspecified amount of monetary damages and seeks various equitable remedies, including a constructive trust on the proceeds received by the defendants from trading ESI common stock. As filed, the complaints are derivative in nature and do not seek monetary damages from, or the imposition of equitable remedies on, ESI. The special litigation committee of our board of directors, with the assistance of independent legal counsel, is conducting an investigation relating to the allegations asserted in the complaints.

         We have entered into indemnification agreements in the ordinary course of business with our officers and directors and may be obligated throughout the class action and the derivative lawsuits to advance payment of legal fees and costs incurred by the defendant current and former officers and directors pursuant to the indemnification agreements and applicable Oregon law.

         On February 14, 2001, Cognex Corporation (Cognex) filed a lawsuit in the United States District Court for the District of Massachusetts (Cognex Corporation v. Electro Scientific Industries, Inc., No. 01-10287 RCL). The lawsuit alleges that our CorrectPlace product and some of its predecessors infringe United States Patent 5,371,690 (the " `690 patent"), which is owned by Cognex. The `690 patent concerns the inspection of surface mount devices that are attached to the surface of an electronic circuit board. Cognex seeks injunctive relief, damages, costs and attorneys' fees. We filed several counterclaims, including one alleging that the `690 patent is unenforceable by reason of inequitable conduct and another alleging that Cognex falsely marked certain products with the `690 patent. After the close of discovery, on October 8, 2002, we filed a motion for summary judgment of non-infringement. Cognex filed motions for summary judgment on the issues of unenforceability and mismarking on the same day. The court denied Cognex's motion on the issue of unenforceability on April 25, 2003. Our motion for summary judgment is still pending, as is Cognex's motion on the issue of false marking. Additionally, certain of our customers have notified us that, in the event it is subsequently determined that their use of CorrectPlace infringes any patent, they may seek indemnification from us for damages or expenses resulting from this matter.

         We are subject to various other legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth some information concerning our executive officers and directors:

                Name                       Age                                   Position
                ----                       ---                                   --------
Barry L. Harmon                             49            President, Chief Executive Officer and Director
Robert G. Chamberlain                       63            Vice President, Customer Operations
J. Michael Dodson                           42            Vice President of Administration, Chief Financial Officer
                                                          and Secretary
Frederick A. Ball                           41            Director
David F. Bolender                           71            Director
Richard J. Faubert                          55            Director
Larry L. Hansen                             75            Director
W. Arthur Porter                            62            Director
Vernon B. Ryles, Jr.                        65            Director
Gerald F. Taylor                            63            Director
Keith L. Thomson                            64            Director
Jon D. Tompkins                             63            Director, Chairman of the Board
Robert R. Walker                            53            Director

Barry L. Harmon was appointed President and Chief Executive Officer of ESI in April 2003. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President - West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI. He has served as a director of ESI since 2002.

Robert G. Chamberlain was named Vice President of Customer Operations in January 2003. From 2001 to 2002 he was Chief Executive Officer of Starview Technology, Inc., a high-speed data management company. From 1999 to 2001 he was president of the semiconductor operations of AvantCom Network, Inc., a semiconductor manufacturing tool information system using secure communications over the internet. From 1996 to 1999 he was president and CEO of Micromonitors, Inc. (now Serveron Corporation), an electric substation monitoring technology and services company. Mr. Chamberlain has also held officer positions with Watkins-Johnson Company, Novellus Systems and Megatest Corporation, and earlier sales and marketing positions with Applied Materials, Intel, Advanced Micro Devices and Fairchild Semiconductor.

J. Michael Dodson was named Vice President of Administration and Chief Financial Officer in May 2003 and was named Secretary in August 2003. From 1999 to 2002, he was Chief Financial Officer and Secretary of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment in Chandler, Arizona. From 1996 to 1999, he was Vice President, Corporate Controller and Chief Accounting Officer of Novellus Systems, Inc., a capital equipment manufacturer in San Jose, California. Prior to that, Mr. Dodson was with Ernst & Young in San Jose.

Frederick A. Ball has served as a director since 2003. He was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following KLA's merger with Tencor Instruments in 1997. Prior to his employment with Tencor Instruments Corporation, Mr. Ball was employed with PricewaterhouseCoopers LLP.

David F. Bolender has served as a director since 1988. From April 2002 until December 2002 he was Acting President and Chief Executive Officer of ESI. In July 1999, he retired as Chief Executive Officer of Protocol Systems, Inc., a manufacturer of vital sign monitoring equipment for the medical industry. Mr. Bolender is also a director of Benson Industries, Inc.

Richard J. Faubert has served as a director since 2003. He was appointed Chief Executive Officer and President of AmberWave Systems, Inc., a semiconductor technology company, in August 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, until December 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until his departure in April 2003. Prior to his employment with SpeedFam-IPEC, Inc. in 1998, he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials Inc.

Larry L. Hansen has served as a director since 1986. He retired in 1992 from the position of Executive Vice President and director of Tylan General Inc., a manufacturer of high technology components for industrial processes located in San Diego, California. Prior to December 1988, he was Executive Vice President and a director of Varian Associates, Inc., an electronics manufacturer located in Palo Alto, California. Mr. Hansen is also a director of Micrel, Inc.

W. Arthur Porter has served as a director since 1980. He has served as the Dean of the College of Engineering at the University of Oklahoma since July 1998. He was formerly the President of the Houston Advanced Research Center. Dr. Porter is a director of Stewart Information Services Corporation, Bookham, Inc. and Critical Technologies, Inc.

Vernon B. Ryles, Jr., has served as a director since 1995. He was formerly President and Chief Executive Officer of Poppers Supply Co., a manufacturer of flavored popcorn snacks and distributor of snack foods and equipment, from 1961 to 2002. Mr. Ryles is also a director of Northwest Pipe Company.

Gerald F. Taylor has served as a director since 1998. He retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1985. He is also a director of Lithia Motors Inc.

Keith L. Thomson has served as a director since 1994. He retired as Vice President and Oregon Site Manager of Intel Corporation, a manufacturer of chips, computers, networking and communications products, in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel's Oregon operation in 1978.

Jon D. Tompkins has served as a director since 1998. He retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. He remains a member of the Board of Directors of KLA-Tencor. In addition, Mr. Tompkins is on the Board of Directors of Cymer, Inc. and Credence Systems.

Robert R. Walker has served as a director since 2003. He served as Executive Vice President and Chief Financial Officer for Agilent Technologies, Inc., an electronic instrument company, from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard's Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard's information systems function, including as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Liberate Technologies.

Board Composition

         Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. Oregon law requires that each class of directors be as nearly equal in number as possible. The terms of Keith L. Thomson, Jon D. Tompkins, Richard J. Faubert, Frederick A. Ball and Robert R. Walker expire in 2003. Messrs. Thomson and Tompkins were elected to three-year terms by the shareholders in 2000. Messrs. Faubert, Ball and Walker were elected by the Board of Directors on June 3, 2003, July 17, 2003 and September 2, 2003, respectively. Under Oregon law, if a director is elected by the board of directors, the director must stand for election at the next shareholders meeting at which directors are elected. Accordingly, Messrs. Faubert, Ball and Walker, in addition to Messrs. Thomson and Tompkins, are nominees for re-election at the 2003 Annual Meeting. Assuming that all of the nominees for director are elected at the 2003 Annual Meeting, the terms of Messrs. Ball, Walker, Hansen and Ryles will expire in 2004; the terms of Messrs. Harmon, Porter and Taylor will expire in 2005; and the terms of Messrs. Thomson, Tompkins and Faubert will expire in 2006.

Board Compensation

         Each director who is not an employee of the Company received an annual retainer of $20,000, plus $1,000 for each board meeting attended, $500 for each committee meeting attended and $500 for each telephone meeting when formal business was conducted. From April 15, 2003 to June 2, 2003, committee chairmen received $1,000 for each committee meeting attended and chaired that was held in conjunction with a regularly scheduled meeting of the Board. Effective June 3, 2003, committee chairmen receive $2,000 for each committee meeting attended and chaired that was held in conjunction with a regularly scheduled meeting of the Board. Also effective June 3, 2003, committee members receive $1,000 for each committee meeting that the director attended in person rather than telephonically or by other means of electronic communication. Non-employee directors are also automatically granted an option for 6,000 shares of Common Stock on July 31 of each year, with an option price equal to the closing market price on the date of grant, a ten-year term and a four-year vesting schedule. As proposed to be amended at the 2003 Annual Meeting, the 2000 Stock Option Incentive Plan will authorize automatic grants to each director who is not a full-time employee of the Company of an option to purchase 30,000 shares of Company Common Stock upon the director's initial election to the Board, vesting over three years, and an option to purchase 10,000 shares of Company Common Stock on July 31 of each year thereafter, vesting over one year.

         In addition, the following directors have been granted options in the amounts set forth opposite their respective names as additional compensation for their services as directors, contingent upon their election as directors and the approval of amendments to the 2000 Stock Option Incentive Plan being submitted for shareholder approval at the 2003 Annual Meeting:

o        Frederick Ball                     24,000 shares
o        Richard J. Faubert                 24,000 shares
o        Jon D. Tompkins                    20,000 shares
o        Robert R. Walker                   30,000 shares

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of directors Keith L. Thomson, Vernon
B. Ryles, Jr., and Jon D. Tompkins. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.

Executive Compensation

         The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for each of the last three fiscal years for:

o The three individuals who served as president and chief executive officer during fiscal 2003; and

o The four most highly compensated executive officers other than the president and chief executive officer whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of fiscal 2003.

o Two additional individuals for whom disclosure would have been provided but for the fact that these individuals were not serving as executive officers at the end of the last completed fiscal year.




                           Summary Compensation Table

                                  Annual Compensation                      Long-Term Compensation
                                  ---------------------------------------- ---------------------------------
                                                                           Awards                 Payouts
                                                                           Restricted
                                                                 Other        Stock     Options   LTIP        All Other
Name & Principal          Fiscal                                Annual       Awards     Granted   payouts    Compensation
-----------------
Position                   Year      Salary         Bonus     Compensation   ($) (1)       (#)     ($)(2)        (3)
--------                  ------- -------------- ------------ ------------ ------------ --------- ---------- ------------

Barry L. Harmon (4)       2003    $ 32,539       ---          ---          ---           6,000    ---        $46,476 (5)
President & Chief         2002    ---            ---          ---          ---            ---     ---                ---
Executive Officer         2001    ---            ---          ---          ---            ---     ---                ---

David F. Bolender (6)     2003    $ 288,044      ---          ---          ---           50,000   ---         $49,044(7)
Former Chairman of the    2002    $ 57,548       ---          ---          ---           6,000    ---           $126,000
Board, Former Acting      2001    ---            ---          ---          ---           6,000    ---                (8)
President & Chief                                                                                            $41,000 (8)
Executive Officer

James T. Dooley (9)       2003    $345,833       ---          ---          $141,200     150,000   ---             $6,704
Former President &        2002    $247,349       ---          ---          (10)          52,000   ---             $6,574
Chief Executive Officer   2001    $204,167       $ 385,300    ---          ---           54,000   ---               (11)
                                                                           ---                                    $6,213

Donald R. VanLuvanee      2003    $475,000 (13)  $485,106(13) ---          ---            ---     ---             $4,229
(12)                      2002    $453,750       --           ---          ---          155,000   $515,200   $8,781 (14)
                          2001    $391,540       $1,250,000   ---          ---          138,000   $439,475        $5,100

John R. Kurdock (15)      2003    $275,000       ---          ---          $61,775        ---     ---             $5,100
Vice President            2002    $266,250       ----         ---          (16)          42,000   $162,400   $7,822 (17)
                          2001    $245,417       $  374,500   ---          ---           29,000   $225,875        $5,412
                                                                           ---

Gary M. Kapral (18)       2003    $245,000       ---          ---          $123,550       ---     ---             $5,100
Vice President            2002    $239,166       ---          ---          (20)          42,000   ---             $5,225
                          2001    $229,166       $ 204,700    $488,776(19) ---           29,000   ---             $6,875
                                                                           ---

Joseph L. Reinhart        2003    $220,000       ---          ---          $61,775        ---     ---             $3,300
Vice President            2002    $211,250       ---          ---          (21)          35,000   $72,800    $4,730 (22)
                          2001    $196,533       $ 274,700    ---          ---           29,000   $137,238        $5,287
                                                                           ---

H. Keith Taft, Jr (23)    2003    $191,666       ---          $134,514     $61,775      ---       ---             $4,791
Vice President            2002    $184,801       ---          (24)         (25)         42,000    ---             $4,062
                          2001    $140,000       $172,301     $52,585      ---          9,165     ---             $3,500
                                                              (24)         ---
                                                              ---

John  E.  Isselmann  Jr.  2003    $145,000       ---          ---          $35,300      ---       ---             $3,806
(26)                      2002    $135,000       ---          ---          (27)         10,000    ---             $4,008
General Counsel &         2001    $125,961       $83,750      ---          ---          8,000     ---             $3,781
Corporate Secretary                                                        ---

----------------------

1) The Company does not intend to pay dividends on the restricted stock grants reported in this column. Restricted stock awards granted in fiscal 2003 vest on February 1, 2004 upon continued employment with the Company.

2)   Represents the vesting of performance-based restricted stock grants.

3) Except as otherwise indicated, represents 401(k) matching contributions made by the Company.

4) Mr. Harmon was appointed President and Chief Executive Officer on April 15, 2003.

5) Includes $45,500 for Board of Directors retainer and meeting fees paid prior to Mr. Harmon's appointment as President and Chief Executive Officer.

6) Mr. Bolender served as Acting President and Chief Executive Officer from April 17, 2002 until December 12, 2002.

7) Includes $31,000 paid for services as Chairman of the Board and Board of Directors retainer and meeting fees paid before and after his service as Acting President and Chief Executive Officer, as well as $18,044 for accrued vacation time.

8) Includes amounts paid for services as Chairman of the Board and Board of Directors retainer and meeting fees as well as $75,000 payment for service during January-March 2002 as interim Chief Executive Officer.

9) Mr. Dooley was named President and Chief Executive Officer on December 13, 2002. Mr. Dooley's employment as President and Chief Executive Officer terminated on June 9, 2003.

10) Reflects an award of 8,000 shares to Mr. Dooley at a per share value of $17.65. This award was cancelled upon Mr. Dooley's termination.

11) Includes above-market interest in the amount of $953 earned on compensation deferred as part of ESI's Deferred Compensation Plan.

12) Mr. VanLuvanee resigned as President and CEO of the Company effective April 23, 2002, but remains an employee of the Company.

13) Represents amount paid by the Company as bonus in accordance with the terms of Mr. VanLuvanee's Employment and Separation Agreement dated May 22, 2002.

14) Includes above-market interest in the amount of $5,156 earned on compensation deferred as part of ESI's Deferred Compensation Plan.

15)  Mr. Kurdock's employment as Vice President terminated on June 9, 2003.

16) Reflects an award of 3,500 shares to Mr. Kurdock at a per share value of $17.65. This award was cancelled upon Mr. Kurdock's termination.

17) Includes above-market interest in the amount of $3,089 earned on compensation deferred as part of ESI's Deferred Compensation Plan.

18)  Mr. Kapral resigned as Vice President of the Company on June 11, 2003.

19) In connection with Mr. Kapral joining the Company as Vice President, the Company made payments on his behalf related to the relocation of Mr. Kapral and his family from North Carolina to Oregon. The amounts include relocation expenses, interest and tax payments for his home in North Carolina.

20) Reflects an award of 8,000 shares to Mr. Kapral at a per share value of $17.65. This award was cancelled upon Mr. Kapral's resignation.

21) Reflects an award of 3,500 shares to Mr. Reinhart at a per share value of $17.65.

22) Includes above-market interest in the amount of $1,343 earned on compensation deferred as part of ESI's Deferred Compensation Plan.

23)  Mr. Taft is not an executive officer of the Company.

24) Represents amounts paid to relocate Mr. Taft from the Company's facilities in Escondido, California to Portland, Oregon.

25) Reflects an award of 3,500 shares to Mr. Taft at a per share value of $17.65.

26) Mr. Isselmann resigned as General Counsel & Corporate Secretary of the Company on August 5, 2003.

27) Reflects an award of 2,000 shares to Mr. Isselmann at a per share value of $17.65. This award was cancelled upon Mr. Isselmann's resignation.

                       Stock Option Grants in Fiscal 2003

         The following table sets forth details regarding stock options granted to the named executive officers in fiscal 2003. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                    Potential Realizable Value at
                                   Option Grants in Last Fiscal Year                Assumed Annual Rates of Stock
                                                                                    Price Appreciation for Option
                                                                                                Term
                        --------------------------------------------------------- ----------------------------------

                                        % of Total
                                          Options
Name                                    Granted to
----
                           Options     Employees in   Exercise
                         Granted (1)    Fiscal Year   Price         Expiration
                             (#)            (2)         ($/Sh)       Date (3)           5%               10%
----------------------- -------------- -------------- ----------- --------------- ---------------- -----------------

Barry L. Harmon........         6,000          1.7%         $17.96      7/30/2012         $67,769          $171,742

David F. Bolender.......     50,000 (4)        14.2%        $16.35      9/17/2012        $514,121         $1,302,884

James T. Dooley.........       150,000         42.6%       $21.441      12/12/2012      $2,022,619        $5,125,715

Donald R. VanLuvanee.                0              0           ---           ---              ---              ---

John R. Kurdock.........             0              0           ---           ---              ---              ---

Gary M. Kapral..........             0              0           ---           ---              ---              ---

Joseph L. Reinhart......             0              0           ---           ---              ---              ---

Howard K. Taft, Jr......             0              0           ---           ---              ---              ---

John E. Isselmann, Jr...             0              0           ---           ---              ---              ---

----------------------

1) All option grants were made pursuant to the Company's 2000 Stock Option Incentive Plan. Unless otherwise noted, all options become exercisable for 25 percent of the shares covered by the option on each of the first four anniversaries of the grant date. Except for the options granted to Mr. Harmon, all options become fully exercisable upon termination of the optionee's employment within one year after a "change in control" of the Company as defined in the 2000 Stock Option Incentive Plan. Unless the transaction is approved by the Board of Directors, a "change in control" generally includes (a) the acquisition by any person of 20 percent or more of the Company's Common Stock and (b) the election of a new majority of the Company's directors without the approval of the incumbent directors.

2) In fiscal 2003, the Company granted to employees options for a total of 340,000 shares of the Company's Common Stock under the 2000 Stock Option Incentive Plan and 11,700 shares of the Company's Common Stock under the 2000 Stock Option Plan and those numbers were used in calculating the percentages set forth in this column.

3) Options expire prior to this date (i) if the optionee's employment (or service as a director, as applicable) is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of three months after the date of termination, whichever is the shorter period, or (ii) if employment (or service as a director, as applicable) terminates because of death or disability, in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of 12 months after the date of termination, whichever is the shorter period. If employment (or service as a director, as applicable) is terminated by death of the optionee, the options generally may be exercised by persons to whom the optionee's rights pass by will or the laws of descent or distribution. Remaining vested but unexercised options terminate at the end of the earliest of the above described periods, as applicable.

4)   Options became exercisable for 100% of the shares on December 13, 2002.

            Option Exercises and Fiscal Year-End Option Value Table

         The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of May 31, 2003.

                                                                                          Value of Unexercised
                         Options Exercised During    Number of Unexercised Options    In-the-Money Options at May
                          Year Ended May 31, 2003           at May 31, 2003                   31, 2003 (1)
                        ---------------------------- ------------------------------- -------------------------------
                           Shares
                          Acquired        Value
Name                    On Exercise     Realized      Exercisable    Unexercisable    Exercisable    Unexercisable
----                    ------------- -------------- -------------- ---------------- --------------- ---------------

Barry L. Harmon........          0             ---             0             6,000              $0             $0

David F. Bolender.......         0             ---          68,000           9,000          $23,302            $0

James T. Dooley.........         0             ---          62,450         217,950          $36,110            $0

Donald R. VanLuvanee            620          $5,425        716,950         304,000         $621,858            $0

John R. Kurdock.........          0             ---        116,360          55,500          $34,286            $0

Gary M. Kapral..........          0             ---          47,500         53,500               $0            $0

Joseph L. Reinhart.....       1,000         $16,030          85,030         50,250          $13,461            $0

Howard K. Taft, Jr.....           0             ---          28,532         38,033           $3,546            $0

John E. Isselmann, Jr...          0             ---          10,250         12,750               $0            $0

---------------------

1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on May 31, 2003 based on the closing sale price of $15.04 per share of Common Stock on that date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of shares.

                 EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

Employment Agreements

         On December 13, 2002, the Company entered into an Employment Agreement with James T. Dooley pursuant to which he was appointed the Company's President and Chief Executive Officer. The agreement provided for base salary of $400,000 per year and an option to purchase 150,000 shares of Common Stock. Mr. Dooley's employment terminated on June 9, 2003 with no severance payment or benefits.

Change of Control Severance Agreements

         On January 15, 2003, the Board of Directors approved severance agreements with the Company's corporate officers. These agreements generally provide for the payment upon termination of employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to two times the employee's annual salary and two years continued coverage under life, accident and health plans. The benefit is capped as necessary to prevent any portion of the benefit from being subject to excise tax. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreements). All corporate officers of the Company, including its executive officers, have executed severance agreements.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors makes recommendations to the Board regarding the general compensation policies for ESI, including salaries and incentives for executive officers. The Committee also has general authority to make option grants and other awards under the Company's 2000 Stock Option Incentive Plan, the 2000 Stock Option Plan and 1996 Stock Incentive Plan. The Committee is composed of three directors.

         The Compensation Committee's executive compensation recommendations and actions during the 2003 fiscal year were in three areas: (1) compensation adjustments for the Chief Executive Officer and other executive officers of the Company; (2) the key employee cash incentive bonus program; and (3) the key employee long term incentive program.

         The Compensation Committee policies for compensation of executive officers are designed to fairly compensate the Company's executives and to provide incentives for the officers to manage and operate the Company for long term success. The Compensation Committee recommends, and the Board of Directors determines, based on that recommendation, compensation for the Chief Executive Officer. The Compensation Committee also recommends compensation levels for the remaining executive officers of the Company based on the recommendations of the Chief Executive Officer.

         The total compensation of the executive officers takes into account several factors, including competitive compensation in the electronics industry, individual experience and performance, and the performance of the Company. The Committee does not assign a specific weight to these factors. The Company operates in marketplaces which are global, cyclical and subject to technology shifts. The Committee's evaluations of individual performance considers each individual's contribution toward achieving the Company's corporate objectives. The objectives include: (1) adequate return on, and efficient use of, invested capital and (2) generating positive earnings throughout the entire range of business conditions.

         The methodology used in determining salary, cash incentive bonus and long-term incentive grants is as follows:

         Target compensation for each executive is set annually by the Compensation Committee. These targets are based on the results of periodic salary surveys of comparable-sized companies in the electronics industries and on the level of individual responsibility and job complexity. The Company's target is to pay executives within the competitive range based on the surveys.

         Base salaries are determined annually for each executive officer with reference to the target level for the individual. Salary increases are given when warranted by individual performance and when base salary levels are relatively low as compared to companies that compete with the Company for executive talent to keep base salaries competitive.

         David F. Bolender's base salary as Chief Executive Officer through December 13, 2003 was $475,000. James T. Dooley's base salary as Chief Executive Officer from December 13, 2003 through June 9, 2003 was $400,000. Barry L. Harmon's base salary since April 2003 is $360,000, representing a decrease of $115,000 from the Chief Executive Officers' salary the prior year and is approximately the median of salary survey data. The reduction in the base pay for the Chief Executive Officer results from the smaller size of the Company.

         Cash incentives in the form of cash bonuses are paid at the discretion of the Compensation Committee to executive officers who the Committee determines have made substantial contributions to the profits of the Company in the preceding fiscal year. At the beginning of each fiscal year, the Board of Directors approves the business plan for the year, including sales and pre-tax profit goals. At the same time, the Board of Directors approves a target bonus percentage for executive officers if the established goals are met. If the goals are met, the Compensation Committee determines the extent to which an executive officer will be awarded the target bonus. Factors considered include individual performance, responsibility and contribution to profits. There were no bonuses paid for fiscal 2003.

         The Company uses stock options and performance-based restricted stock grants to reward senior management and to link executive compensation to shareholder interests reflected in increases in share value. By using a combination of annual options and restricted stock awards, the Company intends to provide a potential level of incentive compensation to executive officers equal to competitive levels without excessive shareholder dilution. In determining the size of option grants and restricted stock awards, the Compensation Committee takes into account the executive's position and job responsibilities. All options are granted at an exercise price equal to the fair market value of the shares on the date of grant, and vest in 25 percent annual increments during the four year period following the date of grant. Options to purchase 340,000 shares were granted to executive officers in fiscal 2003, including 50,000 to David F. Bolender, 150,000 to James T. Dooley, and 6,000 to Barry L. Harmon, which was his grant automatically received on July 31, 2002 as a non-employee member of the Board of Directors. The number of shares of restricted stock granted to executive officers in fiscal 2003 was 32,500, including 8,000 to Mr. Dooley.

         Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Qualifying compensation for deductibility under Section 162(m) is one of many factors the Compensation Committee considers in determining executive compensation arrangements. Substantially all of the options granted under the Company's 1989 Stock Option Plan and 2000 Stock Option Incentive Plan are intended to qualify as Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying the holding periods. Under IRS regulations, the $1,000,000 cap on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible by the Company for tax purposes. The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of Company stock by officers and other employees. Performance-based restricted stock awards are also intended to be granted in compliance with the IRS regulations so that any compensation recognized on vesting of such awards will be fully deductible.

                             By the Compensation Committee:

                             Keith L. Thomson, Chairman
                             Vernon B. Ryles, Jr.
                             Jon D. Tompkins.

                                PERFORMANCE GRAPH

         Assumes that $100.00 was invested on May 29, 1998 in Electro Scientific Industries, Inc. (ESIO) Common Stock, the S&P 500 Index and the S&P Information Technology Index, and that all dividends were reinvested. (adjusted for 2-1 stock split payable on February 24, 2000).

         Historical stock price performance should not be relied upon as indicative of future stock price performance.

                                [GRAPH OMITTED]

                                                                            Cumulative Total Return

                                                    --------- ---------- --------- --------- ---------- ---------
                                                    5/29/98    5/28/99    6/2/00    6/1/01    5/31/02   5/30/03

ELECTRO SCIENTIFIC INDUSTRIES, INC.                   100.00     111.94    314.56    220.72     157.37     89.79
S & P 500                                             100.00     121.03    133.71    119.60     103.04     94.73
S & P INFORMATION TECHNOLOGY                          100.00     166.02    244.87    128.88      90.49     85.49

                                                                            Cumulative Total Return
                                                   ----------- ----------- ---------- ----------- ----------- -----------
                                                    5/29/98     5/28/99     6/2/00      6/1/01     5/31/02     5/30/03

ELECTRO SCIENTIFIC INDUSTRIES, INC.                  100.00      111.94     314.56      220.72      157.37       89.79
S & P 500                                            100.00      121.03     133.71      119.60      103.04       94.73
S & P INFORMATION TECHNOLOGY                         100.00      166.02     244.87      128.88       90.49       85.49

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of May 31, 2003 (or such other date as otherwise indicated in the footnotes below) by (i) each person know to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's current directors and nominees for director,
(iii) each individual named in the Summary Compensation table and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by the person. Applicable percentage of ownership is based on 27,842,634 shares of Common Stock outstanding as of May 31, 2003 together with applicable options for such shareholders. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after May 31, 2003 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                                                                          Amount and Nature of       Approximate
Name of Beneficial Owner                                                  Beneficial Owner (1)       Percent
------------------------
                                                                          -------------------------- -----------------
                                                                          -------------------------- -----------------

Frederick A. Ball...............................................................          0                      *
David F. Bolender..............................................................     111,081  (2)                 *
James T. Dooley................................................................      71,229  (3)                 *
Richard J. Faubert..............................................................          0                      *
Larry L. Hansen.................................................................     48,974  (4)                 *
Barry L. Harmon...............................................................            0                      *
John E. Isselmann, Jr..........................................................      13,301  (5)                 *
Gary M. Kapral.................................................................      54,922  (6)                 *
John R. Kurdock................................................................     133,919  (7)                 *
W. Arthur Porter................................................................     18,000  (8)                 *
Joseph L. Reinhart.............................................................     109,153  (9)                 *
Vernon B. Ryles, Jr............................................................      27,000 (10)                 *
Howard K. Taft, Jr..............................................................     32,671 (11)                 *
Gerald F. Taylor................................................................     15,000 (12)                 *
Keith L. Thomson..............................................................       29,800  (4)                 *
Jon D. Tompkins...............................................................       15,000 (12)                 *
Donald R. VanLuvanee........................................................        843,426 (13)              3.03%
Robert R. Walker............................................................              0                      *
Capital Group International, Inc.............................................     2,851,220 (14)             10.30%
     11100 Santa Monica Blvd., Los Angeles, CA  90025
Third Avenue Management LLC.............................................          3,232,600 (15)             16.60%
     767 Third Avenue, New York, NY  10017
Franklin Resources, Inc.......................................................    3,047,569 (16)             11.00%
    One Franklin Parkway, San Mateo, CA  94403
Private Capital Management..................................................      1,866,139 (17)              6.70%
    8889 Pelican Bay Blvd., Naples, FL  34108
13 Directors and executive officers as a group.............................         586,445 (18)              2.11%

---------------------
*Less than 1 percent.

(1) Shares are held directly with sole investment and voting power unless otherwise indicated. Includes shares awarded as performance-based restricted stock that are subject to forfeiture in certain circumstances.

(2) Includes 26,100 shares owned by Mr. Bolender's wife and includes 68,000 shares subject to stock options exercisable within 60 days of May 31, 2003.

(3) Mr. Dooley's employment terminated on June 9, 2003 and he resigned as a director of the Company effective June 9, 2003. Includes 62,450 shares subject to stock options exercisable within 60 days of May 31, 2003.

(4) Includes 29,000 shares subject to stock options exercisable within 60 days of May 31, 2003.

(5) Mr. Isselmann resigned as an officer of the Company effective August 5, 2003. Includes 10,250 shares subject to stock options exercisable within 60 days of May 31, 2003.

(6) Mr. Kapral resigned as an officer of the Company effective June 11, 2003. Includes 47,500 shares subject to stock options exercisable within 60 days of May 31, 2003.

(7) Mr. Kurdock's employment terminated on June 9, 2003. Includes 116,360 shares subject to stock options exercisable within 60 days of May 31, 2003.

(8) Includes 18,000 shares subject to stock options exercisable within 60 days of May 31, 2003.

(9) Includes 312 shares and 962 shares held for the benefit of Mr. Reinhart's son and daughter, respectively. Includes 85,030 shares subject to stock options exercisable within 60 days of May 31, 2003.

(10) Includes 27,000 shares subject to stock options exercisable within 60 days of May 31, 2003.

(11) Includes 28,532 shares subject to stock options exercisable within 60 days of May 31, 2003.

(12) Includes 15,000 shares subject to stock options exercisable within 60 days of May 31, 2003.

(13) Includes 716,950 shares subject to stock options exercisable within 60 days of May 31, 2003.

(14) Based solely on information set forth in Schedule 13G dated February 10, 2003, filed with the Securities and Exchange Commission.

(15) Based solely on information set forth in Schedule 13G dated January 31, 2003, filed with the Securities and Exchange Commission.

(16) Based solely on information set forth in Schedule 13G dated August 8, 2003, filed with the Securities and Exchange Commission.

(17) Based solely on information set forth in Schedule 13G dated February 14, 2003, filed with the Securities and Exchange Commission.

(18) Does not include shares owned or options exercisable by Mr. Dooley, Mr. Isselmann, Mr. Kapral, Mr. Kurdock, Mr. Reinhart, Mr. Taft or Mr. VanLuvanee because they are not executive officers of the Company. Includes 522,590 shares subject to stock options exercisable within 60 days of May 31, 2003. Also includes 26,100 shares held by Mr. Bolender's wife.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 27, 2003, the Company entered into a Separation Agreement with Bradford S. Cooley pursuant to which he resigned as an officer of the Company effective February 18, 2003. The agreement provided for payment of base salary of $235,000 and continued medical benefits through August 31, 2003. All rights under ESI's Stock Incentive Plans with respect to stock options and stock grants to Mr. Cooley shall be as stated in the plan documents or related agreements. For purposes of stock option vesting and exercise, the termination date will be February 18, 2003.

         On June 3, 2003, the Company entered into a Separation Agreement with Gary M. Kapral pursuant to which he resigned as an officer the Company effective June 11, 2003. The agreement provided for payment of base salary of $245,000 through December 15, 2003 and continued medical benefits through December 31, 2003.

         On September 18, 2002, the Company entered into a Separation Agreement with Kevin T. Longe pursuant to which he resigned as an officer of the Company effective September 9, 2002. The agreement provided for payment of severance pay equivalent to $125,000 through December 31, 2002 and payment of COBRA premiums for coverage through February 28, 2003.



                              DESCRIPTION OF NOTES

                                Table of Contents

General........................................................................................................62
Security.......................................................................................................63
Conversion Rights..............................................................................................64
Optional Redemption by ESI.....................................................................................67
Repurchase at Option of Holders Upon a Change in Control.......................................................68
Subordination of Notes.........................................................................................70
Events of Default..............................................................................................76
Consolidation, Mergers and Sales of Assets.....................................................................78
Modifications and Waiver.......................................................................................78
Satisfaction and Discharge.....................................................................................80
Global Notes; Book-Entry; Form.................................................................................80
Information Concerning the Trustee and Transfer Agent..........................................................82
Registration Rights............................................................................................82

         We issued the notes under an indenture dated December 21, 2001 between us and BNY Western Trust Company, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchaser. A copy of the form of indenture and the registration rights agreement will be available upon request to us. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "ESI" means Electro Scientific Industries, Inc., but do not include any current or future subsidiary of Electro Scientific Industries, Inc.

General

         Except to the extent described under "Security" below, the notes are general unsecured obligations of ESI and subordinated in right of payment to certain of our other obligations as described under "--Subordination of Notes" below. The notes are convertible into our common stock as described under "--Conversion Rights" below. The notes are limited to $150,000,000 aggregate principal amount and will mature on December 21, 2006. The notes will only be issued in denominations of $1,000 and multiples of $1,000.

         The notes bear interest at the rate of 4 1/4% per year from the date of issuance of the notes. Interest is payable semi-annually on June 21 and December 21 of each year, commencing June 21, 2002, to holders of record at the close of business on the preceding June 21 and December 21, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

         Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See "--Global Notes; Book-Entry; Form."

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities (other than a redemption of the notes as described below under "--Optional Redemption by ESI") or the incurrence of senior indebtedness, as defined below under "--Subordination of Notes," or the incurrence of any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of ESI except to the extent described under "--Repurchase at Option of Holders Upon a Change in Control" below.

Security

         We have pledged to the collateral agent as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), approximately $18 million of U.S. government securities which will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments (but not additional interest) due on the notes. We were responsible for computing the sufficient level of securities pledged as referred to above. Arthur Andersen LLP verified the mathematical accuracy of this computation.

         The U.S. government securities were pledged by us to the collateral agent for the exclusive benefit of the holders of the notes and will be held by the collateral agent in a pledge account. Prior to each of the first six scheduled interest payments on the notes, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period.

         The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount on the notes. If prior to the date on which the sixth scheduled interest payment on the notes is due:

o    an event of default under the notes occurs and is continuing and

o the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable, and subject to the prompt distribution of proceeds from the pledge account,

o an amount equal to any accrued and unpaid interest would be distributed from the pledge account as accrued interest; and

o the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

         However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

         For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

o an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest, and

o the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

         In addition, note holders would have an unsecured subordinated claim against us for the remainder of the principal amount of their notes.

         Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion Rights

         The holders of the notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at the conversion price set forth on the cover page of this offering memorandum, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

         If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption, unless we default in the payment of the redemption price.

         A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

         The initial conversion price will be adjusted for certain future events, including:

     1. the issuance of our common stock as a dividend or distribution on our common stock;

     2.   certain subdivisions and combinations of our common stock;

     3. the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than or having a conversion price per share less than the current market price of our common stock;

     4. the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to in clause (3) above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below and dividends or distributions paid exclusively in cash;

     5. dividends or other distributions consisting exclusively of cash to all holders of our common stock, excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below or as part of a distribution referred to in clause (4) above, to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

     6. the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration having a fair market value that, together with
          (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer or exchange offer.

         In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

         In the case of:

     o any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

     o    a consolidation, merger or combination involving us;

     o a sale or conveyance to another corporation of all or substantially all of our property and assets; or

     o    any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

         If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

         We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

Optional Redemption by ESI

         There is no sinking fund for the notes. On or after December 21, 2004, we will be entitled to redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the redemption price set forth below, together with accrued and unpaid interest to, but not including, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

         The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.


                                                                                         Redemption
         Period                                                                               Price

         December 21, 2004 through December 20, 2005....................................    101.70%

         Thereafter.....................................................................    100.85%

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change in Control

         If a change in control occurs as set forth below, each holder of notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 business days after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

         Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

         Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

         Under the indenture, a "change in control" of ESI, or any successor entity who is subject to the terms of the indenture, will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     o the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by ESI described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     o our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

                  1. any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

                  2. any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

                  3. in the case of a merger or consolidation, all of the consideration for the common stock excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States National Securities Exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock,

     o during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

     o we are liquidated or dissolved or our shareholders pass a resolution approving a plan of liquidation or dissolution.

         The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

         We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

         Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness. See "--Subordination of Notes" below.

Subordination of Notes

         Except to the extent described under "Security" above, the payment of principal of, premium, if any, and interest (including additional interest, if any) on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

         In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to ESI or to its assets, or any liquidation, dissolution or other winding-up of ESI, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of ESI, except in connection with the consolidation or merger of ESI or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "--Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character, other than (i) payments contemplated under "Security" above, and (ii) payments or distributions in the form of Permitted Junior Securities, on account of principal of, or premium, if any, or additional interest, if any, or interest on the notes; and any payment or distribution of assets of ESI of any kind or character, whether in cash,


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property or securities other than (i) payments contemplated under "Security"
above, and (ii) payments or distributions in the form of Permitted Junior Securities, by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

         No payment or distribution of any assets of ESI of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "Security" above, and (ii) payments in the form of Permitted Junior Securities, may be made by or on behalf of ESI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

         No payment or distribution of any assets of ESI of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "Security" above, and (ii) payments in the form of Permitted Junior Securities, may be made by or on behalf of ESI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default. A "Non-Payment Default" shall mean any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

         The Payment Blockage Period shall mean the period, each a "Payment Blockage Period," that will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

         1. 179 days thereafter provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

         2. the date on which such Non-Payment Default is cured, waived or ceases to exist;

         3. the date on which such Designated Senior Indebtedness is discharged or paid in full; or


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

         4. the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or ESI from the trustee or such other representative initiating such Payment Blockage Period;

after which ESI will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

         In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated equally and ratably with all other indebtedness that is equal in right of payment to the notes to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See "--Events of Default" below.

         By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of ESI, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of ESI.

         "Credit Agreement" means the credit agreement, dated as of October 26, 2001, between us and Wells Fargo Bank, National Association, as amended from time to time, and all refunding, refinancings and replacements of any Credit Agreement.

         "Designated Senior Indebtedness" means (i) indebtedness outstanding under the Credit Agreement, and (ii) our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture.

         "Indebtedness" means, with respect to any person, without duplication:

     o all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money including overdrafts or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of



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

              such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

     o all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

     o indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

     o all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

     o all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreement, hedge agreement, forward contract or similar instrument or agreement or foreign currency, hedge, exchange or purchase or similar instrument or agreement;

     o all indebtedness referred to in, but not excluded from, the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

     o all guarantees by such person of indebtedness referred to in this definition or of any other person;

     o all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

     o the present value of the obligation of such person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water,


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

          utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

     o any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

         "Permitted Junior Securities" means (i) any payment or distribution in the form of equity securities, or (ii) subordinated securities, in either case, of ESI or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated.

         "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date unless it is convertible or exchangeable solely at our option.

         "Senior indebtedness" means:

     o    the indebtedness outstanding under the Credit Agreement;

     o the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

     o commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

     o all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;


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

     o all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized (including, without limitation, synthetic leases), entered into or leased for financing purposes;

     o any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

     o renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

         Notwithstanding the foregoing, "senior indebtedness" shall not include:

     o indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

     o    indebtedness evidenced by the notes;

     o indebtedness of ESI that by operation of law is subordinate to any general unsecured obligations of ESI;

     o accounts payable or other liabilities owed or owing by ESI to trade creditors including guarantees thereof or instruments evidencing such liabilities;

     o amounts owed by ESI for compensation to employees or for services rendered to ESI;

     o indebtedness of ESI to any subsidiary or any other affiliate of ESI or any of such affiliate's subsidiaries except if it is pledged as security for any senior indebtedness;

     o    capital stock of ESI;

     o indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

     o indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to ESI.

         Except for payments contemplated under "Security" above, the notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

         Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual


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

or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

         At December 1, 2001 we did not have any senior indebtedness. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Events of Default

         Each of the following constitutes an event of default under the indenture:

     1. our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     2. our failure to pay an installment of interest, including additional interest, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace period;

     3. our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date;

     4. our failure to provide timely notice of a change of control if such failure continues for 30 days after notice is given;

     5. our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     6. our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness

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

          without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

     7. certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

     8. our filing of, or any significant subsidiaries filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code;

     9. we fail to deposit cash in the collateral account, after the initial deposit of funds in connection with the issuance and sale of the notes, when required under the pledge agreement to ensure sufficient funds and such failure continues for 10 days; and

     10. The pledge agreement ceases to be in full force and effect or enforceable prior to the expiration in accordance with its terms.

         The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

         If an event of default specified in clause (7) or clause (8) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) or clause (8) above, the default not having been cured or waived as provided under "--Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

         The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy


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available to the trustee or exercising any trust or power conferred upon the trustee.

         We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

         We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

     o we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, assumes all our obligations under the indenture and the notes;

     o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     o an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

         The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     o    adding to our covenants for the benefit of the holders of notes;

     o    surrendering any right or power conferred upon us;

     o providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     o reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     o complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect; curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision



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

          contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

     o adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

     o complying with the requirements regarding merger or transfer of assets; or

     o providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

         Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

     o change the maturity of the principal of or any installment of interest on any note, including any payment of additional interest;

     o reduce the principal amount of, or any premium, if any, or interest on, including the amount of additional interest, any note;

     o reduce the interest rate or interest, including any additional interest, on any note;

     o change the currency of payment of principal of, premium, if any, or interest of any note;

     o impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

     o except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

     o modify the provisions of the indenture relating to the pledge of securities as contemplated under "--Security" above in a manner that adversely affects the interests of the holders of notes;

     o modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

     o reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.


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

Satisfaction and Discharge

         We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     o all outstanding notes will become due and payable at their scheduled maturity within one year; or

     o    all outstanding notes are scheduled for redemption within one year;

         and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book-Entry; Form

         The notes are evidenced by one or more global notes. We deposited the global note or notes with or on behalf of DTC and register the global notes in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

         Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     o    not be entitled to have certificates registered in their names;

     o not receive physical delivery of certificates in definitive registered form; and

     o    not be considered holders of the global note.

         We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:


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

     o for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

         Neither we, the trustee, registrar, paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

         DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


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

         DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Information Concerning the Trustee and Transfer Agent

         BNY Western Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

         We have filed a registration statement, of which this prospectus forms a part, pursuant to a registration rights agreement we entered into with the initial purchaser in the initial private placement of the notes. Pursuant to the agreement, we will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (A) January 8, 2004; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

         We will provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

         We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If:

o the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

o the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph;

each, a registration default, additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, as follows:

     o the interest rate borne by the notes will be increased by 0.25% per year to and including the 90th day following such registration default; and

     o the interest rate borne by the notes will be increased by 0.5% per year from and after the 91st day following such registration default.

         In no event will additional interest accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

         The specific provisions relating to the registration described above will be contained in the registration rights agreement that will be entered into prior to or on the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, without par value, and 1,000,000 shares of No Par Serial Preferred Stock, without par value, of which 300,000 shares have been designated Series A No Par Preferred Stock.

Common Stock.

         As of September 3, 2003, there were 27,878,124 shares of our common stock outstanding held of record by 757 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock.

         We have authorized and reserved for issuance up to 300,000 shares of Series A No Par Preferred Stock (Preferred Stock) which may only be issued in exchange for the rights granted to certain shareholders under our Shareholder Rights Plan.

         The Preferred Stock is non-redeemable. The Preferred Stock may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of our preferred stock. Each share of Preferred Stock is entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in common stock) declared on our common stock. In the event of liquidation, the holders of Preferred Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of common stock plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Preferred Stock is entitled to receive 100 times the amount received per share of common stock. The dividend and liquidation rights of the Preferred Stock are protected by antidilution provisions. Each share of Preferred Stock is entitled to 100 votes (subject to certain adjustments) on all matters submitted to the shareholders.

         Our board of directors has the authority, without further action by the shareholders, to issue up to an additional 700,000 shares of preferred stock in one or more series, and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control of us without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

Oregon Control Share and Business Combination Statutes.

         Oregon law may restrict the ability of our significant shareholders to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

     o a majority of the outstanding voting shares, including acquired shares; and

     o the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

         This law is construed broadly and may apply to persons acting as a group.

         The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.

         We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of that person, for a period of three years from the date the person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

     o    a merger or plan of share exchange;

     o any sale, lease, mortgage, or other disposition of 10% or more of the assets of the corporation; and

     o transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

         The general prohibition does not apply, however, if

     o the 15% shareholder, as a result of the transaction in which the person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

     o the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or

     o the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.

Shareholder Rights Plan.

         In May 1999, our Board of Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-hundredth of a share of Series A No Par Preferred Stock at an exercise price of $270, which may be adjusted.

         Generally, the rights become exercisable after a person or group acquires or commences a tender offer that would result in beneficial ownership of 15% or more of the common shares. The plan was amended in 2002 to permit EQSF Advisors, Inc. to beneficially own up to 19.99% of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of ESI or other property having a value of twice the right's exercise price. In some cases the rights entitle holders to acquire the securities of a potential acquiring company.

         The rights, which are not currently exercisable, expire in May 2009, but may be redeemed by action of the Board prior to that time, under circumstances specified in the shareholder rights agreement, for $0.001 per right.

Transfer Agent and Registrar.

         The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which notes may be converted. The summary does not describe the effect of U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. We will not request a ruling from the Internal Revenue Service with respect to any of the consequences discussed below. The information below is based on current U.S. federal income tax authorities, which are subject to change or differing interpretation, possibly with retroactive effect.

         The following discussion is limited to original purchasers who acquire notes at the issue price and hold the notes or common stock as capital assets. The discussion does not address all U.S. federal income tax considerations that may be relevant to you, including those considerations that may be relevant to you due to your particular circumstances, for example, if you are a financial institution, a tax-exempt entity, an insurance company, a regulated investment company, a dealer in securities or currencies, a person that will hold the notes in a tax-deferred or tax-advantaged account, or a person that will hold the notes as a hedge against currency risks, as a position in a straddle or as part of a hedging or conversion transaction for tax purposes. You should consult your own tax advisor regarding the application and the consequences of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws and tax treaties.

         For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of notes and you are:

     o    an individual citizen or resident of the U.S.;

     o a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or pursuant to the laws of the U.S., a U.S. state or the District of Columbia;

     o an estate whose income is subject to U.S. federal income tax regardless of its source; or

     o a trust subject to the primary supervision of a U.S. court and under the control of one or more U.S. persons; and

     o a trust, other than a grantor trust, in existence on August 20, 1996, treated as a U.S. Holder prior to that date, which has made a valid election to continue to be treated as a U.S. person.

     You are a Non-U.S. Holder if you are a beneficial owner of notes but not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

U.S. Holders

Taxation of Interest.

         Interest paid on the notes will be included in your income as ordinary income at the time it is treated as received or accrued, in accordance with your regular method of tax accounting.

         The likelihood that an additional payment could be made pursuant to the terms of the note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized (or the timing of such recognition) if the likelihood of the additional payment, as of the date the notes are issued, is remote. We believe that the likelihood that we will fail to maintain the effectiveness of the registration statement, and the likelihood of the occurrence of an event requiring us to repurchase the notes, are remote events, and that any additional interest resulting from such events should be included in your income only when such interest is received or accrued, according to your regular method of tax accounting.

Sale, Exchange or Redemption of the Notes.

         If you sell, exchange (other than by conversion or pursuant to any other nonrecognition transaction) or redeem a note, you generally will recognize capital gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal your cost of acquiring the note. Gain or loss resulting from disposition of the note will be long-term capital gain or loss if your holding period in the note is more than one year at the time of the disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally is taxed at a lower federal income tax rate than ordinary income. Deductibility of capital losses is subject to limitations.

Conversion of the Notes.

         Generally, you should not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock (which generally will be taxable as capital gain or loss) or cash attributable to interest accrued on the note (which generally will be taxable as ordinary income to the extent not previously included in income). Your adjusted tax basis in the common stock received on conversion should be the same as your adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share for which you received cash. Your holding period for the common stock received on conversion generally should include the holding period of the note converted.

Distributions on Common Stock.

         Distributions made on the common stock after a conversion generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. If you are a corporation, you may qualify for a dividends received deduction. Distributions in excess of amounts treated as dividend income will be treated first as a return of capital, to the extent of your basis in the common stock, and then as capital gain.

Adjustment of Conversion Price.

         Except in the case of certain bona fide adjustments that have the effect of preventing dilution, an adjustment to the conversion price of the notes may be treated as if you received a distribution. Certain of the possible adjustments provided in the notes (including, for example, adjustments in respect of taxable dividends to our shareholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to receive constructive distributions taxable as described in "Distributions on Common Stock" above, even though you will not have received any cash or property as a result of such adjustments. In certain circumstances, failure to provide for such adjustments may result in taxable dividend income to our shareholders.

Sale of Common Stock.

         If you sell common stock, you generally will recognize capital gain or loss equal to the difference between the sale proceeds you receive and your adjusted tax basis in the common stock. Your capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale or exchange. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxed at a lower federal income tax rate than ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.

         Payments we make to you related to the notes or the common stock will be reported to the Internal Revenue Service, unless you are an exempt recipient or otherwise establish an exemption. Backup withholding may apply to payments you receive if you fail to provide us with certain identifying information (including your correct taxpayer identification number) in the manner required and if you are not otherwise exempt from this requirement. Generally, individuals are not exempt recipients and corporations are exempt recipients. The amount of backup withholding withheld from payments to you generally is allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

Non-U.S. Holders

         The following discussion is limited to certain U.S. federal income tax consequences relevant to Non-U.S. Holders. For purposes of this discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be "U.S. trade or business income" if such income or gain is effectively connected with the conduct of a U.S. trade or business or, in the case of a treaty resident, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Taxation of Interest.

     o Portfolio Interest. Generally any interest paid to you that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as portfolio interest. Generally, interest on the notes will qualify as portfolio interest if:

          -- you do not actually or constructively own 10 percent or more of the total voting power of all our voting stock and you are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code");

          -- you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of your trade or business; and

          -- you, as the beneficial owner, under penalty of perjury, certify that you are not a U.S. person and such certificate provides your name and address. This certification can be made on IRS Form W-8BEN or successor form and can be either provided directly to us or our paying agent, or if you hold your interest through a qualified financial institution, such certification can be provided to the financial institution, with the financial institution providing a copy to us. In the case of notes held by a foreign partnership, the certification must be provided by the partners rather than by the foreign partnership and the partnership must provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

     o U.S. Trade or Business Income. Interest paid to you that is U.S. trade or business income will be taxed at regular U.S. rates, on a net income basis and will not be subject to backup withholding if you provide us with a properly executed IRS Form W-8ECI or successor form, or otherwise establish an exemption from backup withholding. If you are a foreign corporation, such income may also be subject to the branch profits tax (which generally is imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income) at a rate of 30 percent. The branch profits tax might not apply (or may apply at a reduced rate) if you are a qualified resident of a country with which the U.S. has an income tax treaty that provides for an exemption from the branch profits tax or a reduced branch profits tax rate.

     o Neither Portfolio Interest Nor U.S. Trade or Business Income. Interest paid to you that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30 percent, unless a U.S. income tax treaty applies to eliminate withholding or to reduce the withholding rate. To claim the benefit of a tax treaty, you must provide a properly executed Form W-8BEN or successor form, before payment of interest.

Sale, Exchange or Redemption of the Notes or Common Stock.

         You will not be subject to U.S. federal income tax on gains realized upon sale, exchange or other disposition of a note or common stock unless:

     o you are an individual and you are present in the U.S. for 183 days or more in the taxable year of the disposition, and certain conditions are met;

     o such gain is effectively connected with your conduct of a trade or business in the U.S. and, if required under an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment that you maintain;

     o you are subject to special provisions applicable to certain U.S. expatriates; or

     o you hold more than 5 percent of our stock and we are or have been, at any time within the shorter of the five-year period preceding such disposition or the period you held the common stock, a U.S. real property holding corporation for U.S. federal income tax purposes. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

Conversion of the Notes.

         You will not be subject to U.S. federal income tax or tax withholding on conversion of a note into common stock, except with respect to a cash payment of interest that does not qualify for the portfolio interest exemption and that has not previously been included in income. Cash received in lieu of a fractional share of stock may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a note or common stock. See "Sale, Exchange or Redemption of the Notes or Common Stock" above.

Adjustment of Conversion Price.

         The conversion price of the notes is subject to adjustment in certain circumstances. Any adjustment could, in certain circumstances, result in a deemed distribution. See "U.S. Holder - Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock.

Distributions on Common Stock.

         Distributions on common stock will be a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock will be subject to U.S. federal income tax withholding at a rate of 30 percent (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a U.S. trade or business and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the dividend will be subject to the same U.S. federal income tax on net income that applies to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). You may be required to satisfy certain requirements in order to claim a reduction of or exemption from withholding under these rules.

Backup Withholding and Information Reporting.

         Backup withholding and information reporting will not apply to interest paid to you provided an exemption has been established or we receive the requisite certification that you are a Non-U.S. Holder (assuming that neither we nor our paying agent has actual knowledge or reason to know that you, as the holder, are a U.S. Holder, or that the conditions of any other exemption are not in fact satisfied).

         Dividends on common stock paid to you will be subject to certain information reporting requirements and will be subject to U.S. withholding tax (unless a tax treaty applies to eliminate such withholding), but generally will be exempt from U.S. backup withholding tax.

         Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker, a foreign broker that is a "controlled foreign corporation" within the meaning of the Internal Revenue Code, a foreign person, 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with conduct of a U.S. trade or business, or a foreign partnership that, at any time during the tax year, engaged in a U.S. trade or business or had as one or more of its partners a United States Person (as defined in the Internal Revenue Code and Treasury regulations) who in the aggregate held more than 50 percent of the income or capital interest in the partnership, currently are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker, foreign person or foreign partnership has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

         Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

         Any amounts withheld pursuant to the backup withholding rules from a payment to a Non-U.S. Holder of a note or common stock generally will be allowed as a credit against such holder's U.S. federal income tax, if any, or otherwise will be refundable if the required information is furnished to the Internal Revenue Service in a timely manner.

         You should consult with your tax advisor regarding application of the backup withholding rules to your particular situation, availability of an exemption from withholding or backup withholding and the procedure for obtaining such an exemption, if available.

         The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. You should consult your own tax adviser as to the particular U.S. federal, state, and local tax consequences of purchasing, holding and disposing of the notes and our common stock. Tax advisors should also be consulted as to the U.S. estate and gift tax consequences and the foreign, state and local tax consequences of purchasing, holding or disposing of our notes and common stock, as well as the consequences of any proposed change in applicable laws.

                             SELLING SECURITYHOLDERS

         We originally issued the notes in a private placement in December 2001 and January 2002. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

         The following table contains information obtained by ESI pursuant to a request made to the selling securityholders on August 11, 2003, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

                                                  Principal                                Number of
                                               amount of Notes                             shares of         Percentage of
                                                 beneficially                                common          common stock
                                                  owned that         Percentage of         stock that         outstanding
                                                 may be sold             Notes           may be sold(1)       owned after
      Name of selling securityholder                                  outstanding                             offering(2)
-------------------------------------------    -----------------    -----------------    ---------------    ----------------
Banc of America Capital Management, LLC -
     Convertible Securities Fund            $           117,000            *                      4,657            *
Banc of America Capital Management, LLC -
     Nations Convertible Securities Fund
                                            $         4,776,000            4.52%                178,289            *
Any other holder of notes or future
transferee, pledgee, donee or successor
of any holder(3)(4)                         $       140,107,000           96.63%              3,687,026            *

---------------

*Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $38.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 27,878,124 shares of common stock outstanding as of September 3, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes. None of the selling securityholders beneficially owns any common stock of ESI other than the common stock issuable upon conversion of the notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         We prepared this table based on the information supplied to us by the selling securityholders named in the table.

         The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if required.

         Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     o    directly by the selling securityholders or

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

         The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commission under the Securities Act. If the selling securityholders were deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The notes and underlying common stock may be sold in one or more transactions at:

     o    fixed prices,

     o    prevailing market prices at the time of sale,

     o    varying prices determined at the time of sale or

     o    negotiated prices.

         These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market, in the case of the common stock,

     o    in the over-the-counter market,

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market or

     o    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

         Our common stock trades on the Nasdaq National Market under the symbol "ESIO." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--Because there is no public market for the notes, you cannot be sure that an active trading market will develop."

         There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stick to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered by this prospectus has been passed upon for Electro Scientific Industries, Inc. by Stoel Rives LLP, Portland, Oregon, and the enforceability of the notes offered by this prospectus has been passed upon by Mintz Levin Cohn Ferris Glovsky and Popeo, PC, New York, New York.

                                     EXPERTS

         The audited financial statements for the fiscal year ended June 2, 2001 included in this prospectus have been so included in reliance on the report of Arthur Andersen LLP, our former independent public accountants, which report is given upon the authority of said firm as experts in accounting and auditing. We have been unable to obtain the consent of Arthur Anderson LLP as to the inclusion in this prospectus of their report for our fiscal year ended June 2, 2001 and we have not filed that consent with the registration statement of which this prospectus forms a part in reliance on Rule 451a of the Securities Act. Because we have not been able to obtain Arthur Andersen LLP's consent, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

         The consolidated financial statements of Electro Scientific Industries, Inc. and subsidiaries as of May 31, 2003 and June 1, 2002, and for each of the years in the two-year period ended May 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         As indicated in Note 2 to the consolidated financial statements appearing elsewhere in this prospectus, the Company has restated its consolidated financial statements as of and for the year ended June 1, 2002.


                       ELECTRO SCIENTIFIC INDUSTRIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page
                                                                                                              ----
Report of Independent Auditors                                                                                F-2

Report of Independent Public Accountants                                                                      F-3

Consolidated Balance Sheets as of May 31, 2003 and June 1, 2002                                               F-4

Consolidated Statements of Operations for the fiscal years ended May 31, 2003, June 1, 2002 and June 2,
  2001                                                                                                        F-5

Consolidated Statements of Shareholders' Equity for the fiscal years ended May 31, 2003, June 1, 2002 and
  June 2, 2001                                                                                                F-6

Consolidated Statements of Cash Flows for the fiscal years ended May 31, 2003, June 1, 2002 and June 2,
  2001                                                                                                        F-7

Notes to Consolidated Financial Statements                                                                    F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Electro Scientific Industries, Inc.:

         We have audited the accompanying consolidated balance sheets of Electro Scientific Industries, Inc. (an Oregon corporation) and subsidiaries as of May 31, 2003 and June 1, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended May 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The fiscal 2001 financial statements were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated June 29, 2001.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electro Scientific Industries, Inc. and subsidiaries as of May 31, 2003 and June 1, 2002, and the results of their operations and their cash flows for each of the years in the two year period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         As indicated in Note 2 to these consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended June 1, 2002.

/s/ KPMG LLP
Portland, Oregon
August 8, 2003, except for Note 25 as to which the date is August 19, 2003

                         THIS REPORT IS A CONFORMED COPY
                       OF THE REPORT PREVIOUSLY ISSUED BY
           ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY THAT FIRM.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Electro Scientific Industries, Inc.:

         We have audited the accompanying consolidated balance sheets of Electro Scientific Industries, Inc. (an Oregon corporation) and subsidiaries as of June 2, 2001 and June 3, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 2, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electro Scientific Industries, Inc. and subsidiaries as of June 2, 2001 and June 3, 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 2, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ARTHUR ANDERSEN LLP
Portland, Oregon
June 29, 2001

ARTHUR ANDERSEN LLP WERE THE INDEPENDENT ACCOUNTANTS FOR ELECTRO SCIENTIFIC INDUSTRIES, INC. UNTIL MAY 7, 2002. REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO PROVIDE THE CONSENT REQUIRED FOR THE INCLUSION OF THEIR REPORT ON THE FINANCIAL STATEMENTS OF ELECTRO SCIENTIFIC INDUSTRIES, INC. APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. BECAUSE ARTHUR ANDERSEN LLP HAVE NOT CONSENTED TO THE INCLUSION OF THEIR REPORT, INVESTORS WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT OF 1933 FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP THAT ARE CONTAINED IN

THIS REPORT OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.






              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       As of May 31, 2003 and June 1, 2002
                                 (In thousands)

                                                                  2003                  2002
                                                           -------------------- ---------------------
Assets                                                                               (restated)
Current Assets:
    Cash and cash equivalents                             $            18,270  $            29,435
    Marketable securities                                             224,090              181,019
    Restricted securities                                               9,422                6,353
                                                           -------------------- ---------------------
        Total cash and securities                                     251,782              216,807

    Trade receivables, net of allowances of
       $2,245 and $1,437                                               37,160               55,810
    Income tax refund receivable                                       16,499               14,402
    Inventories, net                                                   42,067               63,916
    Shipped systems pending acceptance                                  7,058                2,007
    Deferred income taxes                                              14,794                7,488
    Assets held for sale                                                6,451                    -
    Other current assets                                                3,445                4,960
                                                           -------------------- ---------------------
        Total Current Assets                                          379,256              365,390

Long-term marketable securities                                        53,452               73,445
Long-term restricted securities                                         3,018               12,047


Property, plant and equipment, net                                     36,592               58,046
Deferred income taxes                                                   5,188                  835
Other assets                                                           13,796               16,509
                                                           -------------------- ---------------------
        Total Assets                                      $           491,302   $          526,272
                                                           ==================== =====================

Liabilities and Shareholders' Equity
Current Liabilities:
    Accounts payable                                      $            4,395    $           3,246

    Accrued liabilities                                               21,477               16,062
    Deferred revenue                                                  13,222                5,308
                                                           -------------------- ---------------------
        Total Current Liabilities                                    39,094                24,616
Convertible subordinated notes                                       141,891              145,897
                                                           -------------------- ---------------------
        Total Liabilities                                            180,985              170,513

Shareholders' Equity:
    Preferred stock, without par value; 1,000 shares
        authorized; no shares issued                                       -                    -
   Common stock, without par value; 100,000
        authorized; 27,843 and 27,619 shares
        issued and outstanding                                       140,231              136,370
    Retained earnings                                                169,475              219,561
    Accumulated other comprehensive income (loss)                        611                (172)
                                                           -------------------- ---------------------
       Total Shareholders' Equity                                    310,317              355,759
                                                           -------------------- ---------------------
       Total Liabilities and Shareholders' Equity         $          491,302   $          526,272
                                                           ==================== =====================


The accompanying notes are an integral part of these statements.



              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS For
             the years ended May 31, 2003, June 1, 2002 and June 2, 2001
                      (In thousands, except per share data)

                                                     2003                        2002                        2001
                                           --------------------------  --------------------------  -------------------------
                                                                               (restated)

Net sales                                 $                  136,885  $                  162,885  $                 471,853
Cost of sales                                                117,858                      96,830                    208,612
                                           --------------------------  --------------------------  -------------------------
Gross margin                                                  19,027                      66,055                    263,241

Operating expenses:
    Selling, service and administration                       63,001                      68,385
                                                                                                                     81,772
    Research, development and engineering                     27,762                      36,439
                                                                                                                     51,346
    Long-lived asset impairment                               10,140                           -                          -
    Gain on settlement of litigation                               -                           -                   (11,394)
                                           --------------------------  --------------------------  -------------------------
                                                             100,903                     104,824                    121,724
                                           --------------------------  --------------------------  -------------------------

Operating income (loss)                                     (81,876)                    (38,769)                    141,517

Interest income                                               10,926
                                                                                           8,792                      9,839
Interest expense
                                                             (7,457)                     (3,725)                        (7)
Other expense, net
                                                               (814)                       (615)                    (1,419)
                                           --------------------------  --------------------------  -------------------------

                                                               2,655                       4,452                      8,413
                                           --------------------------  --------------------------  -------------------------
Income (loss) before income taxes                           (79,221)                    (34,317)                    149,930
Provision (benefit) for income taxes                        (29,135)                    (16,540)
                                                                                                                     49,997
                                           --------------------------  --------------------------  -------------------------
Net income (loss)                         $                 (50,086)  $                 (17,777)  $
                                                                                                                     99,933
                                           ==========================  ==========================  =========================

Net income (loss) per share - basic       $                           $                           $
                                                              (1.81)                      (0.65)                       3.71
                                           ==========================  ==========================  =========================

Net income (loss) per share - diluted     $                           $                           $
                                                              (1.81)                      (0.65)                       3.58
                                           ==========================  ==========================  =========================

Weighted average number of shares - basic                     27,745                      27,337
                                                                                                                     26,959
                                           ==========================  ==========================  =========================

Weighted average number of shares -                           27,745                      27,337
diluted                                                                                                              27,884
                                           ==========================  ==========================  =========================


The accompanying notes are an integral part of these statements.



              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
        For the years ended May 31, 2003, June 1, 2002 and June 2, 2001
                                 (In thousands)

                                                                                                 Accumulated
                                                                                                    Other
                                                                                                Comprehensive          Total
                                                           Common Stock          Retained           Income         Shareholders'
                                                      Shares       Amount        Earnings           (Loss)             Equity
                                                     ----------   ----------   -------------   -----------------   ---------------

Balance at June 30, 2000                           $  26,855    $ 120,140      $  137,405       $      (1,404)     $    256,141
Stock Plans:
  Employee stock plans                                   246        4,995               -                   -             4,995
  Tax benefit of stock options exercised                   -          862               -                   -               862
Comprehensive income (loss):
  Net income                                               -            -          99,933                   -            99,933
  Unrealized gain on securities held for sale, net         -            -               -                 804               804
of tax
  Cumulative translation adjustment, net of tax            -            -               -                 314               314
                                                                                                                   ---------------
     Annual comprehensive income                                                                                        101,051
                                                     ----------   ----------   -------------   -----------------   ---------------
Balance at June 2, 2001                               27,101      125,997         237,338                (286)          363,049
Stock Plans:
  Employee stock plans                                   518        8,138               -                   -             8,138
  Tax benefit of stock options exercised                   -        2,235               -                   -             2,235
Comprehensive income (loss):
  Net loss (restated)                                      -            -         (17,777)                  -           (17,777)
  Unrealized gain on securities held for sale, net         -            -               -                 310               310
of tax
  Net unrealized loss on derivative instruments,           -            -               -                 (13)              (13)
net of tax
  Cumulative translation adjustment, net of tax            -            -               -                (183)             (183)
                                                                                                                   ---------------
     Annual comprehensive loss                                                                                          (17,663)
                                                     ----------   ----------   -------------   -----------------   ---------------
Balance at June 1, 2002 (restated)                    27,619      136,370         219,561                (172)          355,759
Stock Plans:
  Employee stock plans                                   224        3,602               -                   -             3,602
  Tax benefit of stock options exercised                   -          259               -                   -               259
Comprehensive income (loss):
  Net loss                                                 -            -         (50,086)                  -           (50,086)
  Net unrealized gain on securities, net of tax            -            -               -                 558               558
  Net unrealized gain on derivative instruments,           -            -               -                  17                17
net of tax
  Cumulative translation adjustment, net of tax            -            -               -                 208               208
                                                                                                                   ---------------
     Annual comprehensive loss                                                                                          (49,303)
                                                     ----------   ----------   -------------   -----------------   ---------------
Balance at May 31, 2003                            $  27,843    $ 140,231      $  169,475      $          611     $     310,317
                                                     ==========   ==========   =============   =================   ===============


The accompanying notes are an integral part of these statements.



              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the years ended May 31, 2003, June 1, 2002 and June 2, 2001
                                 (In thousands)

                                                                               2003              2002              2001
                                                                          ----------------  ----------------  ----------------
                                                                                              (restated)
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                                     $(50,086)         $(17,777)          $99,933
Adjustments to reconcile net income (loss) to cash provided
     by (used in) operating activities:
       Depreciation and amortization                                           10,352            10,526             9,883
       Provision for doubtful accounts                                          1,173             1,029                 -
       Impairment of long-lived assets                                         10,140                 -                 -
       Loss on disposal of property and equipment                               1,069             1,458               130
       Gain on debt extinguishment                                               (218)                -                 -
       Deferred income taxes                                                  (11,679)            1,508            (2,605)
       Tax benefit of stock options exercised                                     259             2,235               862
Changes in operating accounts:
          (Increase) decrease in trade receivables                             20,858            29,511           (15,115)
          (Increase) decrease in inventories                                   24,601             9,748           (17,299)
          (Increase) decrease in shipped systems pending acceptance            (5,051)           (2,007)                -
          Increase in income tax receivable                                    (2,097)          (14,402)                -
          (Increase) decrease in other current assets                           1,617            (2,962)            1,628
          Increase in deferred revenue                                          7,914             3,923               717
          Increase (decrease) in accounts payable and accrued liabilities       3,189           (22,852)           11,027
                                                                          ----------------  ----------------  ----------------
           Net cash provided by (used in) operating activities                 12,041               (62)           89,161
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant and equipment                                   (9,270)          (15,279)          (27,849)
   Proceeds from sales of property, plant and equipment                         1,183               633                 -
   Maturity (purchase) of restricted investments                                5,960           (18,179)                -
   Purchase of securities                                                    (264,678)         (574,331)          (70,304)
   Proceeds from sales of securities and maturing securities                  242,157           414,539            40,046
   (Increase) decrease in other assets                                          2,516               (46)           (2,403)
                                                                          ----------------  ----------------  ----------------
           Net cash used in investing activities                              (22,132)         (192,663)          (60,510)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from convertible subordinated notes issuance                            -           145,500                 -
   Repurchase of ESI issued convertible notes                                  (4,676)                -                 -
   Proceeds from exercise of stock options and stock plans                      3,602             8,138             4,995
                                                                          ----------------  ----------------  ----------------
           Net cash provided by (used in) financing activities                 (1,074)          153,638             4,995
                                                                          ----------------  ----------------  ----------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                       (11,165)          (39,087)           33,646
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               29,435            68,522            34,876
                                                                          ----------------  ----------------  ----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $18,270           $29,435          $ 68,522
                                                                          ================  ================  ================
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid for interest                                                      $6,419            $3,725             $   7
   Cash received from (paid for) income taxes, net                             15,024             4,902           (46,621)


The accompanying notes are n integral part of these statements.

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

         The accompanying consolidated financial statements include the accounts of Electro Scientific Industries, Inc. and its subsidiaries, all of which are wholly owned. All material intercompany accounts and transactions have been eliminated. We design and manufacture sophisticated products used around the world in electronics manufacturing including:

     o    laser manufacturing systems for semiconductor yield improvement;

     o    machine vision systems;

     o production and test equipment for the manufacture of surface mount ceramic capacitors;

     o    circuit fine tuning systems; and

     o    laser and mechanical advanced electronic packaging production systems.

         We serve the global electronics market from our headquarters in Portland, Oregon and through subsidiaries located in the United States, Europe and Asia.

Fiscal Year

         Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest May 31. Accordingly, fiscal 2003 ended on May 31, 2003, fiscal 2002 ended on June 1, 2002 and fiscal 2001 ended on June 2, 2001 and each fiscal year contained 52 weeks. All references to years relate to fiscal years unless otherwise noted.

Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates used are reasonable. Significant estimates made by management include: inventory write-downs, product warranty reserves, allowances for uncollectible trade accounts receivables, the realizability of deferred taxes, loss contingency reserves and long-lived asset valuations.

Concentrations of Credit Risk

         We use financial instruments that potentially subject us to concentrations of credit risk. Such instruments include cash equivalents, marketable securities available for sale, trade receivables and financial instruments used in hedging activities. We invest our cash in cash deposits, money market funds, commercial paper, certificates of deposit and readily marketable debt securities. We place our investments with high credit quality financial institutions and limit the credit exposure from any one institution or instrument. To date, the amount of losses experienced on these investments have not been material. We sell a significant portion of our products to a small number of large electronics manufacturers. In fiscal 2003, ten customers accounted for approximately 54% of total net sales, with one customer accounting for approximately 16%. No other customer accounted for more than 10% of total net sales in fiscal 2003. No customers accounted for 10% or more of total net sales in fiscal 2002 or 2001. Our operating results could be adversely affected if the financial condition and operations of these key customers decline.

Concentrations of Other Risks

         Our operations involve a number of other risks and uncertainties including but not limited to the cyclicality of the electronics market, rapidly changing technology, international operations and hedging exposures.

Cash Equivalents and Marketable Securities

         We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Marketable securities consist primarily of marketable debt securities and are classified as "Available for Sale" and are recorded at fair market value with unrealized gains and losses recorded as a separate component of shareholders' equity. See Note 4.

Restricted Securities

         Restricted securities are a required pre-funding of certain interest payments on our 4 1/4% convertible subordinated notes. These securities are classified as "Held to Maturity" and are recorded at amortized cost. See Note 5. The restricted securities are being used to pay the first six semi-annual interest payments on our convertible subordinated notes.

Inventories

         Inventories are principally valued at standard costs, which approximate the lower of cost (first-in, first-out) or market. Costs utilized for inventory valuation purposes include material, labor and manufacturing overhead. See Note 7.

Shipped Systems Pending Acceptance

         Shipped systems pending acceptance relate to systems that have been ordered and shipped to the customer, but have been deferred in accordance with our revenue recognition policy. Shipped systems pending acceptance are recognized as cost of sales once all criteria for revenue recognition have been met.

Property and Equipment

         Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Major improvements and additions are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included as a component of operating expenses. See Note 9.

Long-Lived Asset Impairment

         Long-lived assets, principally property and equipment and identifiable intangibles held and used by us are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with Statement of Financial Accounting Standards (SFAS) No. 144. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to estimated future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. In addition, when appropriate, we utilize independent, third party valuations. See Note 9.

         Property and equipment to be disposed of by sale are measured at the lower of book value or fair value less cost to sell in accordance with SFAS No.
144. See Note 8.

Other Assets

         Other assets include goodwill, patents, consignment and demo equipment and long-term deposits.

         We account for our goodwill pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. We tested our goodwill for impairment in the fourth quarter of fiscal 2003 utilizing a fair value comparison method that considered our market capitalization and determined that there was no impairment as of May 31, 2003. Our goodwill totaled $1.4 million as of May 31, 2003 and June 1, 2002.

         We also account for our intangible assets with estimable useful lives, such as patents, in accordance with SFAS No. 142, which requires that they be amortized over their estimated useful lives to their estimated residual values. The gross amount of patents totaled $0.4 million and accumulated amortization totaled $0.2 million at both May 31, 2003 and June 1, 2002. Annual amortization expense related to the patents is $21 thousand.

Fair Value of Financial Instruments

         The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short maturities of these financial instruments. See also Note 13 for a discussion of the fair value of our convertible subordinated notes.

Reclassifications

         Certain reclassifications have been made in the accompanying consolidated financial statements for 2002 and 2001 to conform to the 2003 presentation.

Revenue Recognition

         We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and "SAB 101: Revenue Recognition in Financial Statements-Frequently Asked Questions and Answers," or SAB 101 FAQ. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally passes to the customer at the time of delivery of the product to a common carrier. Revenue is recognized upon delivery, provided that acceptance criteria can be demonstrated prior to shipment. Installation services are not essential to the functionality of the delivered equipment. Where the acceptance criteria cannot be demonstrated prior to shipment, or in the case of substantially new products, revenue is deferred until acceptance has been received. For multiple element arrangements, we defer the fair value of any undelivered elements until they are delivered.

         Revenues associated with sales to customers under local contracts in Japan are recognized upon title transfer, which generally occurs upon customer acceptance, with the exception of sales to our distributor in Japan, where revenues are recognized upon title transfer to the distributor.

         Revenues related to spare parts and consumable sales are recognized upon shipment. Revenues related to maintenance and service contracts are recognized ratably over the duration of the contracts.

Product Warranty

         We generally warrant our systems for a period of up to twelve months for material and labor to repair and service the system. A provision for the estimated cost related to warranty is recorded upon revenue recognition. See
Note 12.

Research and Development

         Research and development costs are expensed as incurred as research, development and engineering expense in our consolidated statements of operations.

Taxes on Unremitted Foreign Income

         Deferred income taxes have not been provided on unremitted earnings of foreign subsidiaries, as we believe any U.S. tax on such earnings would be substantially offset by associated foreign tax credits.

Comprehensive Income (Loss)

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and presentation of comprehensive income and its components in financial statements. Comprehensive income includes net income and "other comprehensive income," which includes charges or credits to equity that are not the result of transactions with shareholders. Our comprehensive income (loss) includes cumulative foreign currency translation adjustments, unrealized gains and losses on securities available for sale and certain gains or losses on foreign currency forward contracts.

Net Income (Loss) Per Share

         Basic earnings (loss) per share (EPS) and diluted EPS are computed using the methods prescribed by SFAS No. 128, "Earnings per Share." Basic EPS is computed utilizing the weighted average number of shares outstanding during the period. Diluted EPS also considers common stock equivalents, such as stock options and convertible debt, to the extent that they are not antidilutive.

Stock Based Compensation Plans

     We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). We also provide disclosures required pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies, which do not choose to account for stock-based compensation as prescribed by SFAS No. 123, shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123. In December 2002, SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued. SFAS No. 148 amends SFAS No. 123 for certain transition provisions for companies electing to adopt the fair value method and amends SFAS No. 123 for certain financial statement disclosures, including interim financial statements. We adopted SFAS No. 148 in May 2003 and will continue to account for stock options in accordance with APB 25.

         We have computed, for pro forma disclosure purposes, the impact on net income (loss) and net income (loss) per share if we had accounted for our stock-based compensation plans in accordance with SFAS No. 123 as follows (in thousands, except per share amounts):

                                                                2003           2002            2001
                                                             -----------    -----------     ------------
                                                                            (restated)
Net income (loss), as reported                            $   (50,086)   $   (17,777)    $     99,933
Add  -   Stock-based   employee   compensation   expense
   included  in  reported  net  income  (loss),  net  of
   related tax effects                                            283              -              851
Deduct  -  total   stock-based   employee   compensation
   expense  determined under the fair value based method
   for all awards, net of related tax effects                 (18,451)       (14,742)         (12,394)
                                                             -----------    -----------     ------------
Net income (loss), pro forma                              $   (68,254)   $   (32,519)    $     88,390
                                                             ===========    ===========     ============

Net income (loss) per share - basic, as reported          $     (1.81)   $     (0.65)    $       3.71
                                                             ===========    ===========     ============
Net income (loss) per share - basic, pro forma            $     (2.46)   $     (1.19)    $       3.28
                                                             ===========    ===========     ============
Net income (loss) per share - diluted, as reported        $     (1.81)   $     (0.65)    $       3.58
                                                             ===========    ===========     ============
Net income (loss) per share - diluted, pro forma          $     (2.46)   $     (1.19)    $       3.28
                                                             ===========    ===========     ============

         We used the Black-Scholes option pricing model and the following weighted average assumptions in calculating the value of all options granted during the periods presented:

                                                            2003                2002               2001
                                                       ----------------    ---------------     --------------
  Risk-free interest rate                                     3.33%               4.70%              4.60%
  Expected dividend yield                                        0%                  0%                 0%
  Expected lives -
      All plans except employee stock purchase            5.6 years           5.6 years          5.6 years
      plan
      Employee Stock purchase plan                        1.0 years           1.0 years          1.0 years
  Expected volatility                                        69.00%              64.00%             87.20%

         Using the Black-Scholes methodology, the total value of stock based awards granted during fiscal 2003, 2002 and 2001 was $5.8 million, $30.2 million and $32.1 million, respectively, which would be amortized over the vesting period of the options, typically four years for awards from all plans except the employee stock purchase plan and one year for options granted under the employee stock purchase plan. The weighted average fair value of options granted during fiscal 2003, 2002 and 2001 was $11.55, $20.94 and $20.87 per share, respectively.

Segment Reporting

         We comply with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products, major customers and the geographies in which the entity holds material assets and reports revenue. An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker and for which discrete financial information is available. Based on the provisions of SFAS No. 131, we have determined that we operate in one segment. We manage our resources and assess our performance on an enterprise-wide basis. Our product groups qualify for aggregation under SFAS No. 131 due to their similarities in: customer base; economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes.

NOTE 2.  RESTATEMENT

         We have restated our financial statements for the fiscal year ended June 1, 2002 (and the quarters contained therein) principally related to the deferral of revenue for certain transactions where customer specified acceptance criteria existed but were not properly considered in determining whether our criteria for revenue recognition had been met as of year-end. We also corrected our financial statements for other matters we identified, including: the failure to write-off fixed assets that were sold prior to year-end, but had not been removed from our books, the write-off of inventory due to a change in our accounting for defective parts being returned by customers, an unauthorized change in depreciation methods and the correction of a bank error related to amortization of bond premiums/discounts.

         Following is a summary of the effects of the restatements on our results of operations for the year ended June 1, 2002 (in thousands, except per share amounts):

                                                                      Net Loss
                                      Net Sales       Net Loss        per Share
                                     -----------     -----------     -----------
As originally reported           $     166,545   $   (15,961)    $     (0.58)
Effect of restatements                  (3,660)       (1,816)          (0.07)
                                     -----------     -----------     -----------
As restated                      $     162,885   $   (17,777)    $     (0.65)
                                     ===========     ===========     ===========

         For a more complete analysis of the effects of the restatements on our results of operations for the year ended June 1, 2002 and on our balance sheet as of June 1, 2002, please refer to our amended annual report on Form 10-K/A as filed with the Securities and Exchange Commission on August 11, 2003.

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the Financial Accounting Standards Board (FASB) approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how to classify and measure financial instruments with characteristics of both liabilities and equity. It requires financial instruments that fall within its scope to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, for pre-existing financial instruments, as of July 1, 2003. We do not have any financial instruments that fall under the guidance of SFAS No. 150 and, therefore, the adoption will not have any effect on our financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 addresses certain accounting issues related to hedging activity and derivative instruments embedded in other contracts. In general, the amendments require contracts with comparable characteristics to be accounted for similarly. In addition, SFAS No. 149 provides guidance as to when a financing component of a derivative must be given special reporting treatment in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. We are currently evaluating the effects of SFAS No. 149, but do not expect that the adoption of SFAS No. 149 will have a material effect on our financial position or results of operations.

         In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51." FIN 46 provides guidance on: 1) the identification of entities for which control is achieved through means other than through voting rights, known as "variable interest entities" (VIEs); and 2) which business enterprise is the primary beneficiary and when it should consolidate the VIE. This new model for consolidation applies to entities: 1) where the equity investors (if any) do not have a controlling financial interest; or 2) whose equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provision of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. Certain disclosures are effective immediately. We are in the process of assessing the effects of FIN 46, but do not expect its implementation to have a material effect on our financial position or results of operations.

         For a discussion of the adoption of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," see above.

         In December 2002, the EITF published the Consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables." The Consensus provides guidance on when and how to allocate revenue from bundled sales transactions. The Consensus is applicable for fiscal years beginning after June 15, 2003. We are currently evaluating the impact of the Consensus on Issue 00-21.

         On December 31 2002, we adopted FASB Interpretation No. 45 (FIN 45), "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The adoption of FIN 45 did not have a material effect on our financial position or the results of our operations.

         In August 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." Under SFAS No. 146, liabilities for exit or disposal activities are recognized and measured initially at fair value only when the liability is incurred. This statement is effective for exit costs initiated after December 31, 2002, and will be applied on prospective transactions only.

         On June 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria for classifying an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period in which the losses are incurred, rather than as of the measurement date as presently required. The adoption of SFAS No. 144 did not have a material effect on our financial position or the results of our operations.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of a long-lived asset, except for certain lease obligations. We are evaluating the impact of SFAS No. 143, but do not expect the adoption of SFAS No. 143 to have a significant effect on our financial position or the results of our operations.

NOTE 4.  MARKETABLE SECURITIES

         We account for our marketable securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." We classify our marketable securities, other than restricted securities as described below, as "Available for Sale" and, accordingly, they are recorded on our consolidated balance sheet at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. All of our marketable debt securities are invested in high credit quality securities. Certain information regarding our marketable securities is as follows at May 31, 2003 and June 1, 2002 (in thousands):

                                                     2003               2002
                                                ---------------    -------------
                                                                     (restated)
Fair Market Value                            $      277,542     $      254,464
                                                ===============    =============
Unrealized Gain                              $        2,454     $        1,747
                                                ===============    =============
Amortized Cost:
  State and local government                 $        9,290     $       25,013
  Federal government                                214,349            180,055
  Corporate                                          51,449             47,649
                                                ---------------    -------------
     Total                                   $      275,088     $      252,717
                                                ===============    =============
Maturity Information:
  Less than one year                         $      224,090     $      181,019
  One to three years                                 53,452             73,445
                                                ---------------    -------------
     Total                                   $      277,542     $      254,464
                                                ===============    =============

NOTE 5.  RESTRICTED SECURITIES

         Restricted securities are a required pre-funding of certain interest payments on our 4 1/4% convertible subordinated notes. We account for our restricted securities in accordance with SFAS No. 115. We classify our restricted securities as "Held to Maturity" and, accordingly, they are recorded on our consolidated balance sheet at amortized cost. Certain information regarding our restricted securities is as follows at May 31, 2003 and June 1, 2002 (in thousands):

                                                   2003            2002
                                                -----------     -----------
Fair Market Value                            $    12,648     $    18,496
                                                ===========     ===========
Amortized cost:
  Federal Government                         $    12,440     $    18,400
                                                -----------     -----------
     Total                                   $    12,440     $    18,400
                                                ===========     ===========
Maturity Information:
  Less than one year                         $     9,422     $     6,353
  One to three years                               3,018          12,047
                                                -----------     -----------
     Total                                   $    12,440     $    18,400
                                                ===========     ===========

NOTE 6.  SALE OF ACCOUNTS RECEIVABLE

         In fiscal 2002, we entered into an agreement that allows us to sell accounts receivable from selected customers at a discount to a financial institution. Receivable sales have the effect of increasing cash and reducing accounts receivable and days sales outstanding. Receivables sold under these provisions have terms and credit risk characteristics similar to our overall receivables portfolio. Discounting fees were recorded in interest expense and were not material for fiscal 2003 or 2002. Accounts receivable sales under these agreements were $12.0 million and $9.0 million for fiscal 2003 and 2002, respectively. At May 31, 2003 there were no sold receivables remaining outstanding and at June 1, 2002, $9.0 million of sold receivables remained outstanding under this agreement.

NOTE 7.  INVENTORIES

         The components of inventories are as follows at May 31, 2003 and June 1, 2002 (in thousands):

                                             2003             2002
                                          ------------     ------------
                                                           (restated)
Raw materials and purchased parts      $    25,412      $    41,013
Work-in-process                              2,074            1,942
Finished goods                              14,581           20,961
                                          ------------     ------------
                                       $    42,067      $    63,916
                                          ============     ============

NOTE 8.  ASSETS HELD FOR SALE

         Assets held for sale includes a 60,000 square foot plant on 10 acres of land near Escondido, California, which was used to house our Electronic Component Systems product line that has been moved to our headquarters in Portland, Oregon. We have contracted with a real estate agent to find a buyer and anticipate that we will sell the assets within one year.

         Based on current market information provided by our real estate agent on the California property, we determined that the market values of the property, less selling costs, exceeds our book value for the property. Accordingly, we have reflected the property on our consolidated condensed balance sheet as assets held for sale at book value and have ceased depreciation.

         The components of net assets held for sale were as follows at May 31, 2003 (in thousands):

Land                                   $     2,625
Buildings                                    3,826
                                          ------------
                                       $     6,451
                                          ============

NOTE 9.  PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following at May 31, 2003 and June 1, 2002 (in thousands):

                                        Estimated Useful
                                              Lives               2003            2002
                                       --------------------    -----------    -------------
                                                                               (restated)
Land                                           n/a               5,297     $      8,057
Buildings and improvements               5 to 40 years          28,786           33,160
Machinery and equipment                  3 to 10 years          37,201           46,251
Construction in progress                      n/a                  399            8,188
                                                               -----------    -------------
                                                                71,683           95,656
Less accumulated depreciation                                  (35,091)         (37,610)
                                                               -----------    -------------
                                                                36,592      $    58,046
                                                               ===========    =============

         We reviewed our property and equipment to be held and used by us in the fourth quarter of fiscal 2003 and, based on these reviews and independent, third party valuations, we determined that our Klamath Falls facility and related equipment and a parcel of land in Taiwan had been impaired. The market conditions for the consumable products manufactured by our Klamath Falls operation experienced a significant reduction in demand in fiscal 2003 as well as significantly increased competition from foreign manufacturers.

         Pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," we wrote down the assets to their estimated fair values in the fourth quarter of fiscal 2003 as follows (in thousands):

Klamath Falls, Oregon facility                    $    5,704
Equipment at Klamath Falls, Oregon facility            3,436
Land in Taiwan                                         1,000
                                                     ---------
                                                    $ 10,140
                                                     =========

NOTE 10.  INCOME TAXES

         We account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement and tax balances of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

         The net deferred tax asset at May 31, 2003 and June 1, 2002 consists of the following (in thousands):


                                                          2003              2002
                                                       -----------       ------------
                                                                         (restated)
Deferred tax assets:
  Receivable and inventory valuation                $    8,303        $     7,650
  Payroll related accruals                               1,505              1,826
  Warranty costs                                         1,330                819
  Deferred revenue                                       2,005                425
  Property, plant and equipment                            186                  -
  Other accrued liabilities                              2,025              1,514
  Tax loss and credit carryforwards                      7,771              4,636
                                                       -----------       ------------
       Total deferred tax assets                        23,125             16,870

Deferred tax liabilities:
  Property, plant and equipment                              -             (1,104)
  Other deferred tax liabilities                          (374)            (4,746)
                                                       -----------       ------------
       Total deferred tax liabilities                     (374)            (5,850)

Valuation allowance                                     (2,769)            (2,697)
                                                       -----------       ------------
Net deferred tax asset                              $   19,982        $     8,323
                                                       ===========       ============

         As of May 31, 2003 we had approximately $10.8 million and $3.0 million of federal and state net operating loss carryforwards, respectively. The federal losses were principally acquired as part of prior acquisitions and expire on various dates through 2013. These losses are subject to certain limitations caused by a change in ownership. Accordingly, their utilization in future periods may be restricted. Given these limitations, some of these losses may not be realizable, and accordingly, a valuation allowance has been recorded. The state net operating losses expire on various dates through 2023. As of May 31, 2003 and June 1, 2002, we had valuation allowances of $2.8 million and $2.7 million, respectively. During fiscal 2003 and 2002, the valuation allowance increased $72 thousand and $757 thousand, respectively. During fiscal 2003 we re-measured our deferred taxes to a statutory rate of 38% from 37%; the resulting benefit of $195 thousand was accounted for through the current year's tax provision.

         The components of income (loss) before income taxes and the provision (benefit) for income taxes are as follows, all from continuing operations (in thousands):

                                                                 2003             2002            2001
                                                              ------------    -------------    -----------
                                                                               (restated)
Income (loss) before income taxes:
  Domestic                                                 $   (81,890)    $    (34,625)    $   145,976
  Foreign                                                        2,669              308           3,954
                                                              ------------    -------------    -----------
     Total income (loss) before income taxes               $   (79,221)    $    (34,317)    $   149,930
                                                              ============    =============    ===========
Provision (benefit) for income taxes:
  Current:
    U.S. Federal and State                                 $   (17,369)    $    (20,756)    $    49,591
    Foreign                                                         58              870           2,035
                                                              ------------    -------------    -----------
                                                               (17,311)         (19,886)         51,626
Deferred                                                       (12,083)           1,111          (2,491)
Tax benefit of stock options                                       259            2,235             862
                                                              ------------    -------------    -----------
     Total expense (benefit) for income taxes              $   (29,135)    $    (16,540)    $    49,997
                                                              ============    =============    ===========

         The tax benefit related to stock option exercises has been recorded as an increase to common stock rather than a reduction to the provision for income taxes.

         A reconciliation of our effective tax rate to the United States federal statutory income tax rate is as follows:

                                                        2003            2002            2001
                                                     -----------     ------------    ------------
                                                                     (restated)
U.S. federal statutory income tax rate                 (35.0)%          (35.0)%          35.0%
State income taxes, net of federal benefit             (2.9)             0.2             2.5
Tax credits                                            (1.7)           (14.9)           (0.3)
Export tax incentives                                     -                -            (4.1)
Other, net                                              2.8              1.5             0.2
                                                     -----------     ------------    ------------
                                                       (36.8)%          (48.2)%          33.3%
                                                     ===========     ============    ============

         The large tax credit during fiscal year 2002 resulted from a re-evaluation of our available research and development tax credits.

NOTE 11.  ACCRUED LIABILITIES

         Accrued liabilities consisted of the following at May 31, 2003 and June 1, 2002 (in thousands):

                                                        2003            2002
                                                     -----------     -----------
                                                                     (restated)
Payroll related                                   $    6,562      $     7,888
Warranty                                               3,501            2,183
Interest payable                                       2,781            2,845
Other                                                  8,633            3,146
                                                     -----------     -----------
                                                  $   21,477      $    16,062
                                                     ===========     ===========

NOTE 12.  PRODUCT WARRANTY

         The following is a reconciliation of the changes in the aggregate warranty liability for the year ended May 31, 2003 (in thousands):

Warranty accrual, June 1, 2002                         2,183
Reductions for warranty payments made                 (6,351)
Warranties issued and changes in estimates             7,669
                                                     ---------
Warranty accrual, May 31, 2003                         3,501
                                                     =========

NOTE 13.  CONVERTIBLE SUBORDINATED NOTES

         In December 2001 and January 2002, we sold $150 million aggregate principal amount of 4 1/4% convertible subordinated notes (the "Convertible Notes") due 2006 in a private offering. We received proceeds, net of the initial purchaser's discount, from these sales of approximately $145.5 million. In the third quarter of fiscal 2003, we repurchased, in the open market, $5.0 million face value of our Convertible Notes. We recorded a gain of $0.2 million related to this repurchase, which is reflected as other income on our consolidated statements of operations. Interest of $3.2 million is due semiannually on each June 21 and December 21, and, along with the accretion of $0.2 million per quarter of the underwriting discounts, is recorded as interest expense in the accompanying consolidated statements of operations. Principal is due at maturity in 2006. In accordance with the terms of the Convertible Note indenture, we were required to place $18.2 million in trust (see Notes 1 and 5). This restricted investment was invested in treasury bills and is sufficient to satisfy the first six interest payments due under the terms of the indenture. The Convertible Notes are convertible into shares of our common stock at a conversion price of $38.00 per share, subject to adjustment in certain circumstances. The Convertible Notes are redeemable by us any time on or after December 21, 2004 at specified prices. The fair value of the Convertible Notes at May 31, 2003, based on recent open market trades, was $134.1 million.

NOTE 14.  EMPLOYEE BENEFIT PLANS

         We have an employee savings plan under the provisions of Section 401(k) of the Internal Revenue Code. We contributed $1.1 million, $1.4 million and $1.5 million to the plan for the years ended May 31, 2003, June 1, 2002 and June 2, 2001, respectively.

         We also have an unfunded defined benefit retirement plan for certain employees in Japan, Taiwan and Korea. The net pension liability related to the defined benefit retirement plan was $1.0 million and $0.7 million at May 31, 2003 and June 1, 2002, respectively. Detailed information pursuant to SFAS No. 106 "Employers' Accounting for Post Retirement Benefits" is not provided due to the immateriality of the defined benefit amounts.

NOTE 15.  DERIVATIVE FINANCIAL INSTRUMENTS

         We have limited involvement with derivative financial instruments and do not use them for trading purposes. We do, however, use derivatives to manage well-defined foreign currency risks. We enter into forward exchange contracts to hedge forecasted Japanese sales commitments and the value of accounts receivable primarily denominated in Japanese yen and other material non-functional monetary asset and liability balances. The impact of exchange rates on the forward contracts will be substantially offset by the impact of such changes on the underlying transactions.

         Foreign exchange contracts have gains and losses that are recognized at the end of each fiscal period. Such gains and losses have been immaterial to our results of operations and are typically offset by the corresponding changes to the related underlying transactions.

         In accordance with SFAS No. 133, hedges of anticipated transactions are designated and documented at inception as "cash flow hedges" and are evaluated for effectiveness, excluding time value, at least quarterly. The forward contracts designated by us to hedge anticipated sales are cash flow hedges. The critical terms of the forward contract, such as amount and timing, are matched to the forecasted sale. The effectiveness of the cash flow hedge is determined by comparing the change in value of the anticipated transaction to the change in value of the related forward contracts, excluding time value. The effective portion of the hedge is accumulated in other comprehensive income and any ineffectiveness along with the time value change in the instrument is recognized immediately in other income and expense. Other comprehensive income associated with the hedges of forecasted sales is reclassified to revenue upon revenue recognition.

         At May 31, 2003 and June 1, 2002 we had forward exchange contracts totaling $5.3 million and $6.0 million, respectively. In general, these contracts mature in less than one year and the counterparties are large, highly rated banks; therefore, we believe that the risk of loss as a result of nonperformance by the banks is minimal. The use of derivatives has not had, and we do not expect it to have, a significant effect on our financial position or the results of our operations.

         The table below summarizes, by major currency, the notional amounts of our forward exchange contracts in U.S. dollars as of May 31, 2003 and June 1, 2002. The "bought" amounts represent the net U.S. dollar equivalents of commitments to purchase foreign currencies, and the "sold" amounts represent the net U.S. dollar equivalent of commitments to sell foreign currencies. The foreign currency amounts have been translated into a U.S. dollar equivalent value using the exchange rate at the reporting date.

(In thousands)                               Bought (Sold)
============================    -----------------------------------------
Foreign Currency                       2003                  2002
----------------------------    -------------------    ------------------
Japanese Yen                         $(6,326)              $(8,395)
Taiwan Dollar                              -                   856
Euro                                   1,024                 3,357
British Pound                         (1,012)               (1,455)
Korean Won                               987                  (372)

NOTE 16.  OPERATING LEASE COMMITMENTS

         We lease certain equipment, automobiles and office space under operating leases, which are non-cancelable and expire on various dates through 2009. The aggregate minimum commitment for rentals under operating leases beyond May 31, 2003 is as follows (in thousands):

           Fiscal
           --------------------------------------
           2004                                      $   1,129
           2005                                            573
           2006                                            347
           2007                                             98
           2008                                             26
           Thereafter                                       22
                                                        ---------
           Total minimum lease payments              $   2,195
                                                        =========

         Rental expense for all operating leases was $1.4 million, $1.1 million and $1.7 million in fiscal 2003, 2002 and 2001, respectively.

NOTE 17.  EARNINGS PER SHARE

         Basic and diluted earnings per share (EPS) are the same for fiscal 2003 and 2002 since we were in a loss position in those periods. Following is a reconciliation of basic EPS and diluted EPS for fiscal 2001 (in thousands, except per share amounts):

                                            2001
                                ---------------------------
                                                   Per
                                                   Share
Basic EPS:                        Income   Shares   Amount
                                --------- -------- --------
Income available to common
  shareholders                   $99,933   26,959   $3.71
                                                   ========
Diluted EPS:
Effect of dilutive stock
  options                              -      925
                                --------- --------
Income available to common
  shareholders                   $99,933   27,884   $3.58
                                                   ========


         The following common stock equivalents were excluded from the diluted EPS calculations because inclusion would have had an antidilutive effect (in thousands):

                                                      2003                  2002                   2001
                                             ------------------    -------------------    -------------------
Employee stock options                                4,287                 4,989                  1,252
4 1/4% convertible subordinated notes                 3,816                 3,947                    -
                                             ------------------    -------------------    -------------------
                                                      8,103                 8,936                  1,252
                                             ==================    ===================    ===================

NOTE 18.  LEGAL MATTERS

         Between March 26, 2003 and May 20, 2003, three putative class action lawsuits were filed in the United States District Court for the District of Oregon against ESI and David F. Bolender, James T. Dooley, and Joseph L. Reinhart, who are current and/or former officers and directors of ESI. The complaints were filed on behalf of a purported class of persons who purchased ESI's common stock between September 17, 2002 and at the latest April 15, 2003. The complaints assert causes of action (and seek unspecified damages) for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, as well as Section 20(a) of the Act. In particular, the complaints allege that the defendants were involved in making false and misleading statements during the putative class period about ESI's business, prospects, and operations, all of which resulted in artificially inflating ESI's stock price. The complaints have been consolidated under the name In re Electro Scientific Industries, Inc. Securities Litigation, Case No. CV 03-404-HA. Lead plaintiffs and lead counsel for plaintiffs have been appointed. Plaintiffs' consolidated class action complaint is due to be filed 45 days following the filing of our restated financial statements referred to below. In March 2003, our Audit Committee commenced an investigation into certain accounting matters. As a result of the investigation, which was completed on July 11, 2003, we have restated our financial statements for the fiscal year ended June 1, 2002 and for the quarters ended August 31, 2002 and November 30, 2002. The restated financial statements are set forth in our annual report on Form 10-K/A and quarterly reports on Form 10-Q/A for the corresponding periods, filed August 11, 2003. The consolidated class action complaint had not been filed and discovery had not yet commenced when this report was filed, and we were in the early stages of our assessment of the possible outcomes of this litigation. We expect, however, that the litigation will be costly and will to some degree divert management's attention from daily operations.

         On March 31, 2003 and April 28, 2003, two separate purported shareholder derivative complaints were filed in the Circuit Court of Oregon in Washington County. The named defendants include certain current and/or former officers and directors of ESI. ESI is named as a "nominal defendant." Lead plaintiffs and lead counsel for plaintiffs have been appointed. The parties have stipulated that the plaintiffs will file a consolidated complaint within 45 days of the filing of our restated financial statements referred to above. The existing complaints allege that certain defendants breached fiduciary duties to ESI and were unjustly enriched. The complaint seeks an unspecified amount of monetary damages and seeks various equitable remedies, including a constructive trust on the proceeds received by the defendants from trading ESI common stock. As filed, the complaints are derivative in nature and do not seek monetary damages from, or the imposition of equitable remedies on, ESI. The special litigation committee of our board of directors, with the assistance of independent legal counsel, is conducting an investigation relating to the allegations asserted in the complaints.

         We have entered into indemnification agreements in the ordinary course of business with our officers and directors and may be obligated throughout the class action and derivative lawsuits to advance payment of legal fees and costs incurred by the defendant current and former officers and directors pursuant to the indemnification agreements and applicable Oregon law.

         On February 14, 2001, Cognex Corporation (Cognex) filed a lawsuit in the United States District Court for the District of Massachusetts (Cognex Corporation v. Electro Scientific Industries, Inc., No. 01-10287 RCL). The lawsuit alleges that our CorrectPlace product and some of its predecessors infringe United States Patent 5,371,690 (the " `690 patent"), which is owned by Cognex. The `690 patent concerns the inspection of surface mount devices that are attached to the surface of an electronic circuit board. Cognex seeks injunctive relief, damages, costs and attorneys' fees. We filed several counterclaims, including one alleging that the `690 patent is unenforceable by reason of inequitable conduct and another alleging that Cognex falsely marked certain products with the `690 patent. After the close of discovery, on October 8, 2002, we filed a motion for summary judgment of non-infringement. Cognex filed motions for summary judgment on the issues of unenforceability and mismarking on the same day. The court denied Cognex's motion on the issue of unenforceability on April 25, 2003. Our motion for summary judgment is still pending, as is Cognex's motion on the issue of false marking. Additionally, certain of our customers have notified us that, in the event it is subsequently determined that their use of CorrectPlace infringes any patent, they may seek indemnification from us for damages or expenses resulting from this matter.

         In addition to the legal matters previously discussed, in the ordinary course of business, we are involved in various other legal matters and investigations. Total amounts included in accrued expenses related to all of our legal activities, which represent estimated awards and assessments as well as unpaid legal services incurred through May 31, 2003, was approximately $1.9 million. In the opinion of management, amounts accrued for awards or assessments in connection with these matters, which specifically excludes the class action lawsuits and related derivative complaints noted above, are management's best estimate and ultimate resolution of these matters will not have a material effect on our consolidated financial position, results of operations or cash flow. We can not reliably estimate the costs related to the class action lawsuits and related derivative complaints at this time.

         See also Note 25 Subsequent Event - Legal Claim.

NOTE 19.  SHAREHOLDER RIGHTS PLAN

         We renewed our Shareholder Rights Plan in May 1999 and accordingly declared a dividend distribution of one Right for each outstanding share of common stock, payable to holders of record on June 4, 1999. On March 1, 2001, we amended and restated our Rights Agreement appointing Mellon Investor Services as the Rights Agent, successor to First Chicago Trust Company of New York. Under certain conditions, each right may be exercised to purchase 1/100 of a share of Series A No Par Preferred Stock at a purchase price of $270, subject to adjustment. The Rights are not presently exercisable and will only become exercisable following the occurrence of certain specified events. Generally, the Rights become exercisable after a person or group acquires or commences a tender offer that would result in beneficial ownership of 15 percent or more of our outstanding common stock. In addition, the Rights become exercisable if any party becomes a beneficial owner of 10 percent or more of our outstanding common stock and is determined by the Board of Directors to be an adverse party. If a person or group acquires 15 percent of our outstanding common stock or the Board of Directors declares a person to be an Adverse Person, each Right will be adjusted to entitle its holder to receive, upon exercise, common stock, or, in certain circumstances, other assets of ours having a value equal to twice the exercise price of the Right. If, after the Rights become exercisable, we are acquired in a merger or other business combination, each Right will be adjusted to entitle its holder to receive, upon exercise, common stock of the acquiring company having a value equal to twice the exercise price of the Right, depending on the circumstances. The Rights expire on May 7, 2009 and may be redeemed by us for $0.001 per Right. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

NOTE 20.  STOCK PLANS

         In September 1989, the shareholders approved the adoption of the 1989 Stock Option Plan (the "1989 Plan") pursuant to which 4,400,000 shares of our common stock, as amended in September 1998, have been reserved for issuance. In September 2000, the shareholders approved the adoption of the 2000 Stock Option Incentive Plan (the "2000 Incentive Plan") and the reservation of 2,000,000 shares of our common stock for issuance thereunder. The 2000 Incentive Plan replaced the 1989 Plan. In addition, any shares that remained available for grant under the 1989 Plan upon its termination and any shares that may become available for grant under the 1989 Plan through the expiration, termination, forfeiture or cancellation of grants become available for grant under the 2000 Incentive Plan. Options under the 2000 Incentive Plan generally vest 25% per year over a four-year period from the date of grant, expire ten years from the date of grant, and are exercisable at prices generally not less than the fair market value at the grant date. The 2000 Incentive Plan allows for automatic annual grants to non-employee directors for 6,000 shares of common stock on July 31 of each year, with an option price equal to the closing market price on the date of the grant, a ten-year term and a four-year vesting schedule. The 2000 Incentive Plan allows for grants of incentive stock options, as defined in
Section 422 of the Internal Revenue Code of 1986 or non-statutory stock options. Stock appreciation rights may be granted in connection with options, although no options have been granted which include stock appreciation rights. At May 31, 2003, we had options covering 1,732,809 shares of our common stock available for grant under the 2000 Incentive Plan.

         In September 1996, the shareholders approved the 1996 Stock Incentive Plan (the "1996 Plan") pursuant to which 500,000 shares of our common stock, as amended in September 1998, have been reserved for issuance to participating employees. The 1996 Plan allows for the grants of stock bonuses, restricted stock or performance-based awards. Our restricted stock grants vest based on certain performance criteria that are tied to our stock price or length of service. During fiscal 2003 and 2001, we recorded $0.5 million and $1.4 million, respectively, of compensation expense related to restricted stock grants. There was not any compensation expense related to restricted stock grants during fiscal 2002. At May 31, 2003, we had stock grants covering 222,354 shares of our common stock available for grant under the 1996 Plan.

         In April 2000, the Board of Directors approved the adoption of the 2000 Stock Option Plan (the "2000 Plan") pursuant to which 2,250,000 shares of our common stock, as amended in April 2001, have been reserved for issuance. The 2000 Plan allows for grants to non-officer employees of non-statutory stock options, stock bonuses or restricted stock. Options under the 2000 Plan generally vest 25% per year over a 4 year period from the date of grant, expire ten years from the date of grant, and are exercisable at prices generally not less than the fair market value at the grant date. At May 31, 2003, we had options or stock grants covering 596,236 shares of our common stock available for grant under the 2000 Plan.

         At May 31, 2003, we had 6,838,526 shares of our common stock reserved for issuance under all of the above plans combined. The following table summarizes activity in the above stock plans (in thousands, except per share amounts):

                                           Shares Available             Options              Weighted Average
                                               for Grant              Outstanding             Exercise Price
                                          --------------------     -------------------     ---------------------
Balances, June 3, 2000                             964                    3,273                   $30.41
Additional shares reserved                       3,250                        -                        -
Restricted shares canceled                           9                        -                        -
Options granted                                 (1,460)                   1,460                    28.41
Options canceled                                   118                     (118)                   34.69
Options exercised                                    -                     (149)                   13.50
                                          --------------------     -------------------     ---------------------
Balances, June 2, 2001                           2,881                    4,466                    30.21
Restricted shares canceled                           2                        -                        -
Options granted                                 (1,429)                   1,429                    34.48
Options canceled                                   515                     (515)                   35.43
Options exercised                                    -                     (387)                   13.74
                                          --------------------     -------------------     ---------------------
Balances, June 1, 2002                           1,969                    4,993                    32.17
Restricted shares granted                          (53)                       -                        -
Restricted shares canceled                          15                        -                        -
Options granted                                   (394)                     394                    18.54
Options canceled                                 1,014                   (1,014)                   34.53
Options exercised                                    -                      (86)                   14.80
                                          --------------------     -------------------     ---------------------
Balances, May 31, 2003                           2,551                    4,287                   $30.71
                                          ====================     ===================     =====================

         We had 69,300, 31,200 and 72,600 shares of restricted stock outstanding as of May 31, 2003, June 1, 2002 and June 2, 2001, respectively, none of which were vested.

         Certain information about stock options outstanding at May 31, 2003 is as follows:

                          Options Outstanding                                      Options Exercisable
-------------------------------------------------------------------------    ---------------------------------
                                             Weighted
                                             Average          Weighted         Number of          Weighted
                           Number           Remaining          Average           Shares            Average
Range of Exercise        Outstanding       Contractual        Exercise        Exercisable         Exercise
      Prices             at 5/31/03        Life (years)         Price          at 5/31/03           Price
-------------------     --------------    ---------------    ------------    ---------------    --------------
    $4.94 - 15.75           464,580            4.22            $11.49             390,580          $11.03
    16.35 - 18.88           434,282            6.59             18.45             385,532           18.51
    18.91 - 26.64           644,281            6.97             23.59             367,931           24.22
    26.75 - 27.00           789,196            7.85             27.00             397,442           27.00
    27.31 - 34.48            82,250            7.94             31.41              29,874           31.11
            34.57         1,062,514            8.88             34.57             267,580           34.57
    34.90 - 52.06            85,125            7.15             44.96              43,938           45.15
            52.75           664,267            6.87             52.75             500,821           52.75
    55.25 - 61.63            60,632            6.59             59.37              46,194           59.30
-------------------     --------------    ---------------    ------------    ---------------    --------------
   $ 4.94 - 61.63         4,287,127            7.27            $30.71           2,429,892          $29.80
===================     ==============    ===============    ============    ===============    ==============

         At June 1, 2002, we had 1,839,417 shares exercisable at an average exercise price of $28.45 and at June 2, 2001, we had 1,433,035 options exercisable at a weighted average exercise price of $22.67.

         In September 1990, the shareholders approved the adoption of the 1990 Employee Stock Purchase Plan (the "ESPP") pursuant to which 900,000 shares of our common stock, as amended in September 1998, have been reserved for issuance to participating employees. Eligible employees may elect to contribute up to 15 percent of their cash compensation during each pay period. The ESPP provides for one 12-month offering period beginning January 8 of each year. During the offering period, participants accumulate funds in an account via payroll deduction. At the end of the offering period, the purchase price is determined and the accumulated funds are used to automatically purchase shares of our common stock. The purchase price per share is equal to 85% of the lower of the fair market value of the common stock on (a) the enrollment date of the offering period or (b) the date of purchase. A total of 99,587, 76,897 and 61,477 shares of our common stock were issued under the ESPP during fiscal 2003, 2002 and 2001, respectively, and 305,127 shares remained reserved for issuance at May 31, 2003.

NOTE 21.  GEOGRAPHIC, PRODUCT AND CUSTOMER INFORMATION

         Net sales by product type were as follows (in thousands):


                                                    2003            2002           2001
                                                 ------------     ----------     ----------
                                                                  (restated)
Semiconductor Group (SG)                            64,266         80,929    $   176,105
Passive Components Group (PCG)                      47,670         67,510        256,570
Electronic Interconnect Group (EIG)                 24,949                        39,178
                                                                   14,446
                                                 ------------     ----------     ----------
                                                   136,885        162,885        471,853
                                                 ============     ==========     ==========

         Sales by geographic area, based on the location of the end user, were as follows (in thousands):

                                                      2003            2002            2001
                                                   ------------    -----------     -----------
                                                                   (restated)
United States                                         27,197         40,008    $    136,701
Asia                                                  91,549         95,463         270,939
Europe                                                16,785         25,822          54,617
Other                                                  1,354          1,592           9,596
                                                   ------------    -----------     -----------
                                                     136,885        162,885         471,853
                                                   ============    ===========     ===========

         Long-lived assets, exclusive of marketable and restricted securities and deferred tax assets, by geographic area were as follows at May 31, 2003 and June 1, 2002 (in thousands):

                              2003           2002
                           -----------    -----------
United States           $    41,704    $    67,069
Asia                          7,395          6,998
Europe                        1,289            488
                           -----------    -----------
                        $    50,388    $    74,555
                           ===========    ===========

         One customer accounted for approximately 16% of total net sales in fiscal 2003. No other customer in fiscal 2003, 2002 or 2001 accounted for more than 10% of total net sales in their respective fiscal year.

NOTE 22.  RESTRUCTURING AND COST MANAGEMENT PLANS

         In fiscal 2003 and 2002, we announced restructuring and other cost management plans.

         The fiscal 2003 actions primarily related to relocating the manufacturing of our electronic component product line from Escondido, California to our headquarters in Portland, Oregon. This action resulted in a reduction of 68 employees and the relocation of 37 employees to our headquarters. Severance, relocation and other employee related charges for these activities totaled approximately $4.4 million. Facilities consolidation costs related to these activities totaled approximately $3.4 million.

         The fiscal 2002 actions reduced our work force by a total of 419 employees in June and August 2001, with an additional 97 employee reduction in October 2001. These reductions impacted all employee groups. The actions also included vacating buildings located in California, Massachusetts, Michigan, Minnesota, and Texas, as well as exiting the mechanical drill business and discontinuing the manufacturing of certain other products. Severance, relocation and other employee related charges for these activities totaled approximately $4.6 million. Facilities consolidation and other charges related to the discontinuance of certain products totaled approximately $4.2 million.

         The following table reflects the changes in our accruals from June 1, 2002 to May 31, 2003 (in thousands):

                                                   Balances at        Charges to      Amounts          Balances at
                                                   June 1, 2002        Accruals          Used         May 31, 2003
                                                  ---------------     ------------    -----------    ----------------
Facility consolidation and lease termination costs    $ 664             $   545       $  (529)           $ 680
Purchase order obligations                            $ 334             $     -       $  (334)           $   -
Severance                                             $   -             $ 1,558       $(1,508)           $  50

         Accrued facility consolidation and lease termination fees will be paid through 2006 and accrued severance will be paid through the first quarter of fiscal 2004.

NOTE 23.  LEGAL SETTLEMENT

         In fiscal 2001, we received $13.9 million for a litigation award from GSI Lumonics. We incurred $2.5 million of legal fees and other related expenses directly in connection with the litigation award. We were also awarded $1.4 million of interest related to this litigation award. The $11.4 million net award is included as gain on settlement of litigation and the $1.4 million of interest is included in interest income on the accompanying consolidated statement of operations for fiscal 2001.

NOTE 24.  QUARTERLY FINANCIAL INFORMATION (Unaudited)

In thousands, except per share data                   1st Quarter      2nd Quarter      3rd Quarter       4th Quarter
------------------------------------                  -----------      -----------      -----------       -----------
Year ended May 31, 2003
Net sales                                          $    39,360            43,416            31,631          22,478
Gross margin                                            15,857             2,960             (544)             754
Net loss1                                               (3,394)          (12,908)          (12,989)        (20,795)
Basic and diluted net loss per share                     (0.12)            (0.47)            (0.47)          (0.75)

Year ended June 1, 2002 (as previously reported)
Net sales                                          $    49,507            39,606            36,381          41,051
Gross margin                                            21,453            19,669            17,375          10,191
Net income (loss)                                       (8,009)           (1,465)            1,729          (8,216)
Basic and diluted net income (loss) per share            (0.30)            (0.05)             0.06           (0.30)

Year ended June 1, 2002 (as restated)
Net sales                                          $    48,688            37,538            36,244     $    40,415
Gross margin                                            20,983            18,496            16,715           9,861
Net income (loss) 2                                     (8,198)           (2,311)            1,242          (8,510)
Basic net income (loss) per share                        (0.30)            (0.08)             0.05           (0.31)
Diluted net income (loss) per share                      (0.30)            (0.08)             0.04           (0.31)

The sum of the quarterly data presented in the table above may not equal annual results due to rounding.

     1 The fourth quarter of fiscal 2003 includes a pretax long-lived asset impairment charge of $10.1 million related to certain buildings, equipment and land. See Note 9.

     2 The third quarter of fiscal 2002 includes a $4.6 million benefit related to research and development tax credits and $0.8 million of pretax professional expenses directly related to receiving the credit.

NOTE 25.  SUBSEQUENT EVENT - LEGAL CLAIM

     On August 19, 2003, GSI Lumonics Corporation (GSI) filed a lawsuit in the United States District Court for the Central District of California (GSI Lumonics Inc. v. Electro Scientific Industries, Inc., No. 03-5863 PA (SHX)). The lawsuit alleges that we infringe GSI's U.S. patent No. 6,181,728 entitled "Controlling Laser Polarization," patent No. 6,337,462 entitled "Laser Processing" and patent No. 6,573,473 entitled "Method and System for Precisely Positioning a Waist of a Material-Processing Laser Beam to Process Microstructures within a Laser Processing Site." These claims relate to our semiconductor yield improvement systems. GSI seeks injunctive relief, damages, costs and attorneys' fees. Although we have not had an opportunity to investigate these claims, we intend to defend this action vigorously. It is not possible at this time to reliably estimate any costs that may be incurred in connection with this lawsuit.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by Electro Scientific Industries, Inc. (the "Company") in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

Registration fee....................................................................    $      13,800
Trustee fees and expenses...........................................................            2,500
Accounting fees and expenses........................................................           10,000
Legal fees and expenses.............................................................           20,000
Miscellaneous.......................................................................            3,700
                                                                                               ------
                  Total.............................................................    $      50,000
                                                                                         ============

Item 14.  Indemnification of Officers and Directors

         Article VII of the Company's Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

         (a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.

         (b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

         (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the stockholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

         (d) The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

         (e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the "Act"). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

         The Company has directors' and officers' insurance coverage which insures directors and officers of the Company and its subsidiaries against certain liabilities.

         The Company has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnity, without regard to the indemnity's ability to repay the sum advanced and without prior approval of the directors, stockholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnity. Partial indemnification is also expressly authorized by the agreements.

         The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.

Item 15.  Recent Sales of Unregistered Securities

         In December 2001 and January 2002, we sold $150 million aggregate principal amount of 4 1/4% convertible subordinated notes due 2006 in a private offering to Merrill Lynch & Co., the initial purchaser of the notes. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 (the "Act") because Merrill Lynch & Co. is an accredited investor, as that term is defined in Rule 501 of the Act, and the transaction fell within the parameters of Rule 506 of the Act. The notes were subsequently sold to qualified institutional buyers pursuant to the exemption provided by Rule 144A of the Act. We received proceeds, net of the initial purchaser's discount, from these sales of approximately $145.5 million. We intend to use the net proceeds of the offering for general corporate purposes, which could include possible future acquisitions. Interest is due semiannually and, along with accretion of the underwriting discounts, is recorded as interest expense in our financial statements. No principal is due until maturity in 2006. In accordance with the terms of the convertible subordinated note agreement, we were required to place $18.2 million in trust. This restricted investment was invested in treasury bills and is sufficient to satisfy the first six interest payments due under the terms of the agreement. The notes are convertible into shares of our common stock at a conversion price of $38.00 per share, subject to adjustment in certain circumstances. The notes are redeemable by us any time on or after December 21, 2004 at specified prices. We have filed a registration statement for the resale of the notes and the shares of common stock issuable upon conversion of the notes, to which this registration statement is a post-effective amendment.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.
-----------------

     3.1          Restated  Articles of  Incorporation.  Incorporated  by reference to Exhibit 3-A of the Company's
                  Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
     3.2          Articles of Amendment of Third Restated Articles of  Incorporation.  Incorporated by reference to
                  Exhibit 3-B of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.
     3.3          Articles of Amendment of Third Restated Articles of  Incorporation.  Incorporated by reference to
                  Exhibit 3 of the Company's  Quarterly  Report on Form 10-Q for the fiscal  quarter ended December
                  2, 2000.
     3.4          2001 Restated  Bylaws.  Incorporated by reference to Exhibit 3 of the Company's  Quarterly Report on Form 10-Q for the fiscal quarter ended March 3, 2001.
     4.1          Registration  Rights  Agreement  dated  December 21, 2001 between the Company and Merrill  Lynch,
                  Pierce,  Fenner & Smith  Incorporated.  Incorporated by reference to Exhibit 4.1 of the Company's
                  Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     4.2          Indenture   dated  December  21,  2001  between  the  Company  and  BNY  Western  Trust  Company.
                  Incorporated  by reference  to Exhibit 4.2 of the  Company's  Registration  Statement on Form S-3
                  (File No. 333-84552) filed on March 19, 2002.
     4.3          Form of Note.  Incorporated by reference to Exhibit 4.3 of the Company's  Registration  Statement
                  on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     4.4          Amended and Restated Rights Agreement, dated as of March 1,
                  2001, between the Company and Mellon Investor Services.
                  Incorporated by reference to Exhibit 4-A of the Company's
                  Annual Report on Form 10-K for the fiscal year ended June 2,
                  2001.
     5.1          Opinion  of  Stoel  Rives  LLP.  Incorporated  by  reference  to  Exhibit  5.1 of  the  Company's
                  Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     5.2          Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo,  P.C.  Incorporated by reference to Exhibit
                  5.2 of the Company's  Registration  Statement on Form S-3 (File No. 333-84552) filed on March 19,
                  2002.
   *10.1          ESI 1983 Stock Option Plan, as amended. Incorporated by
                  reference to Exhibit 10-E of the Company's Annual Report on
                  Form 10-K for the fiscal year ended May 31, 1986.
   *10.2          ESI 1989 Stock Option Plan, as amended. Incorporated by
                  reference to Exhibit 10-B of the Company's Annual Report on
                  Form 10-K for the fiscal year ended May 31, 1997.
   *10.3          Form of Change in Control Agreement between the Company and each of its appointed officers. Incorporated by reference to
                  Exhibit 10-C of the Company's Annual Report on Form 10-K for
                  the fiscal year ended June 2, 2001.
   *10.4          1996 Stock Incentive Plan. Incorporated by reference to
                  Exhibit 10-E of the Company's Annual Report on Form 10-K for
                  the fiscal year ended May 31, 1997.



   *10.5          2000 Stock  Option Plan.  Incorporated  by  reference  to Exhibit  10-F of the  Company's  Annual
                  Report on Form 10-K for the fiscal year ended June 3, 2000.
   *10.6          Form of Indemnity Agreement between the Company and each of its corporate officers. Incorporated by reference to Exhibit
                  10-F of the Company's Annual Report on Form 10-K for the
                  fiscal year ended June 2, 2001.
   *10.7          2000  Stock  Option  Plan.  Incorporated  by  reference  to  Appendix  A  of  the  Company's definitive Proxy Statement for its 2000 Annual Meeting of Shareholders.
   *10.8          Form of Employment and Separation Agreement between the
                  Company and Donald R. VanLuvanee. Incorporated by reference to
                  Exhibit 10-H of the Company's Annual Report on Form 10-K for
                  the fiscal year ended June 1, 2002.
   *10.9          Employment Agreement (including Change in Control Agreement)
                  between the Company and James T. Dooley, dated December 13,
                  2002. Incorporated by reference to Exhibit 10 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended November 30, 2002, as filed on January 31, 2003.
   *10.10         Agreement and Release of All Claims by and between Electro
                  Scientific Industries, Inc. and Mr. Robert E. Belter dated
                  September 19, 2001. Incorporated by reference to Exhibit 10.1 to the Company's previously filed Quarterly Report on Form
                  10-Q for the quarter ended March 1, 2003, as filed on August
                  11, 2003.
   *10.11         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Kevin Longe dated September 12, 2002.
                  Incorporated by reference to Exhibit 10.2 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.12         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Brad Cooley dated February 24, 2003.
                  Incorporated by reference to Exhibit 10.3 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.13         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Gary Kapral dated June 11, 2003.
                  Incorporated by reference to Exhibit 10.4 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.14         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Bob Chamberlain dated January 16,
                  2003. Incorporated by reference to Exhibit 10.5 to the
                  Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.15         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Jack Isselmann dated January 16,
                  2003. Incorporated by reference to Exhibit 10.6 to the
                  Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.16         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Joe Reinhart dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.7 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.17         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Ed Swenson dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.8 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.18         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Keith Taft dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.9 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.19         Employment Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. J. Michael Dodson dated May 5, 2003.
                  Incorporated by reference to Exhibit 10.10 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
  +*10.20         Resignation and Separation Agreement by and between Electro Scientific  Industries,  Inc. and Mr.
                  John E. Isselmann, Jr., dated August 1, 2003.
   +12.1          Computation of Ratio of Earnings to Fixed Charges.  Incorporated  by reference to Exhibit 12.1 of the Company's Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
    21.1          Subsidiaries of the Company.  Incorporated  by reference to Exhibit 21.1 of the Company's  Annual
                  Report on Form 10-K for the year ended May 31, 2003, as filed on August 27, 2003.
   +23.1          Consent of KPMG LLP
    23.2          Consent of Stoel Rives LLP (included in Exhibit 5.1)
    23.3          Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5.2)
   +24.1          Power of Attorney for Frederick Ball
   +24.2          Power of Attorney for David F. Bolender
   +24.3          Power of Attorney for Larry L. Hansen
   +24.4          Power of Attorney for W. Arthur Porter
   +24.5          Power of Attorney for Vernon B. Ryles, Jr.



   +24.6          Power of Attorney for Keith L. Thomson
   +24.7          Power of Attorney for Jon D. Tompkins
   +24.8          Power of Attorney for Robert Walker
    25.1          Form T-1  Statement of  Eligibility  of Trustee for  Indenture  under the Trust  Indenture Act of
                  1939.  Incorporated by reference to Exhibit 25.1 of the Company's  Registration Statement on Form
                  S-3 (File No. 333-84552) filed on March 19, 2002.

    *  Management Contract, compensatory plan or arrangement
    +  Filed herewith

(b)      Financial Statement Schedules

         None.

Item 17.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act
of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective
date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution
not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 12, 2003.

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.



                                 By:/s/Barry L. Harmon
                                    -----------------------------------------
                                    Barry L. Harmon
                                    Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on September 12, 2003.


         Signature                                            Title
         ----------                                           -----
/s/Barry L. Harmon                                   Chief Executive Officer, President and Director
--------------------------------------------         (Principal Executive Officer)
Barry L. Harmon


/s/J. Michael Dodson                                  Vice President of Administration,
-------------------------------------------           Chief Financial Officer and Secretary
J. Michael Dodson                                     (Principal Financial Officer)


*Frederick Ball                                       Director
------------------------------------------
Frederick Ball


*David F. Bolender                                    Director
--------------------------------------------
David F. Bolender


--------------------------------------------          Director
Richard J. Faubert


*Larry L. Hansen                                      Director
------------------------------------
Larry L. Hansen


*W. Arthur Porter                                      Director
------------------------------------------
W. Arthur Porter


*Vernon B. Ryles, Jr.                                  Director
------------------------------------------
Vernon B. Ryles, Jr.


-------------------------------------------            Director
Gerald F. Taylor


*Keith L. Thomson                                      Director
------------------------------------
Keith L. Thomson


*Jon D. Tompkins                                       Director, Chairman of the Board
------------------------------------
Jon D. Tompkins


*Robert Walker                                         Director
-------------------------------------
Robert Walker



*/s/Barry L. Harmon
--------------------------------------
By:  Barry L. Harmon, Attorney-in-fact


                                  EXHIBIT INDEX

Exhibit
-----------------
     3.1          Restated  Articles of  Incorporation.  Incorporated  by reference to Exhibit 3-A of the Company's
                  Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
     3.2          Articles of Amendment of Third Restated Articles of  Incorporation.  Incorporated by reference to
                  Exhibit 3-B of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.
     3.3          Articles of Amendment of Third Restated Articles of  Incorporation.  Incorporated by reference to
                  Exhibit 3 of the Company's  Quarterly  Report on Form 10-Q for the fiscal  quarter ended December
                  2, 2000.
     3.4          2001 Restated  Bylaws.  Incorporated by reference to Exhibit 3 of the Company's  Quarterly Report on Form 10-Q for the fiscal quarter ended March 3, 2001.
     4.1          Registration  Rights  Agreement  dated  December 21, 2001 between the Company and Merrill  Lynch,
                  Pierce,  Fenner & Smith  Incorporated.  Incorporated by reference to Exhibit 4.1 of the Company's
                  Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     4.2          Indenture   dated  December  21,  2001  between  the  Company  and  BNY  Western  Trust  Company.
                  Incorporated  by reference  to Exhibit 4.2 of the  Company's  Registration  Statement on Form S-3
                  (File No. 333-84552) filed on March 19, 2002.
     4.3          Form of Note.  Incorporated by reference to Exhibit 4.3 of the Company's  Registration  Statement
                  on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     4.4          Amended and Restated Rights Agreement, dated as of March 1,
                  2001, between the Company and Mellon Investor Services.
                  Incorporated by reference to Exhibit 4-A of the Company's
                  Annual Report on Form 10-K for the fiscal year ended June 2,
                  2001.
     5.1          Opinion  of  Stoel  Rives  LLP.  Incorporated  by  reference  to  Exhibit  5.1 of  the  Company's
                  Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
     5.2          Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo,  P.C.  Incorporated by reference to Exhibit
                  5.2 of the Company's  Registration  Statement on Form S-3 (File No. 333-84552) filed on March 19,
                  2002.
   *10.1          ESI 1983 Stock Option Plan, as amended. Incorporated by
                  reference to Exhibit 10-E of the Company's Annual Report on
                  Form 10-K for the fiscal year ended May 31, 1986.
   *10.2          ESI 1989 Stock Option Plan, as amended. Incorporated by
                  reference to Exhibit 10-B of the Company's Annual Report on
                  Form 10-K for the fiscal year ended May 31, 1997.
   *10.3          Form of Change in Control Agreement between the Company and each of its appointed officers. Incorporated by reference to
                  Exhibit 10-C of the Company's Annual Report on Form 10-K for
                  the fiscal year ended June 2, 2001.
   *10.4          1996 Stock Incentive Plan. Incorporated by reference to
                  Exhibit 10-E of the Company's Annual Report on Form 10-K for
                  the fiscal year ended May 31, 1997.
   *10.5          2000 Stock  Option Plan.  Incorporated  by  reference  to Exhibit  10-F of the  Company's  Annual
                  Report on Form 10-K for the fiscal year ended June 3, 2000.
   *10.6          Form of Indemnity Agreement between the Company and each of its corporate officers. Incorporated by reference to Exhibit
                  10-F of the Company's Annual Report on Form 10-K for the
                  fiscal year ended June 2, 2001.
   *10.7          2000  Stock  Option  Plan.  Incorporated  by  reference  to  Appendix  A  of  the  Company's definitive Proxy Statement for its 2000 Annual Meeting of Shareholders.
   *10.8          Form of Employment and Separation Agreement between the
                  Company and Donald R. VanLuvanee. Incorporated by reference to
                  Exhibit 10-H of the Company's Annual Report on Form 10-K for
                  the fiscal year ended June 1, 2002.
   *10.9          Employment Agreement (including Change in Control Agreement)
                  between the Company and James T. Dooley, dated December 13,
                  2002. Incorporated by reference to Exhibit 10 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended November 30, 2002, as filed on January 31, 2003.
   *10.10         Agreement and Release of All Claims by and between Electro
                  Scientific Industries, Inc. and Mr. Robert E. Belter dated
                  September 19, 2001. Incorporated by reference to Exhibit 10.1 to the Company's previously filed Quarterly Report on Form
                  10-Q for the quarter ended March 1, 2003, as filed on August
                  11, 2003.
   *10.11         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Kevin Longe dated September 12, 2002.
                  Incorporated by reference to Exhibit 10.2 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.12         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Brad Cooley dated February 24, 2003.
                  Incorporated by reference to Exhibit 10.3 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.


   *10.13         Separation Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Gary Kapral dated June 11, 2003.
                  Incorporated by reference to Exhibit 10.4 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.14         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Bob Chamberlain dated January 16,
                  2003. Incorporated by reference to Exhibit 10.5 to the
                  Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.15         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Jack Isselmann dated January 16,
                  2003. Incorporated by reference to Exhibit 10.6 to the
                  Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.16         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Joe Reinhart dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.7 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.17         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Ed Swenson dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.8 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.18         Change in Control Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. Keith Taft dated January 16, 2003.
                  Incorporated by reference to Exhibit 10.9 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
   *10.19         Employment Agreement by and between Electro Scientific
                  Industries, Inc. and Mr. J. Michael Dodson dated May 5, 2003.
                  Incorporated by reference to Exhibit 10.10 to the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended March 1, 2003, as filed on August 11, 2003.
  +*10.20         Resignation and Separation Agreement by and between Electro Scientific  Industries,  Inc. and Mr.
                  John E. Isselmann, Jr., dated August 1, 2003.
   +12.1          Computation of Ratio of Earnings to Fixed Charges.  Incorporated  by reference to Exhibit 12.1 of the Company's Registration Statement on Form S-3 (File No. 333-84552) filed on March 19, 2002.
    21.1          Subsidiaries of the Company.  Incorporated  by reference to Exhibit 21.1 of the Company's  Annual
                  Report on Form 10-K for the year ended May 31, 2003, as filed on August 27, 2003.
   +23.1          Consent of KPMG LLP
    23.2          Consent of Stoel Rives LLP (included in Exhibit 5.1)
    23.3          Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5.2)
   +24.1          Power of Attorney for Frederick Ball
   +24.2          Power of Attorney for David F. Bolender
   +24.3          Power of Attorney for Larry L. Hansen
   +24.4          Power of Attorney for W. Arthur Porter
   +24.5          Power of Attorney for Vernon B. Ryles, Jr.
   +24.6          Power of Attorney for Keith L. Thomson
   +24.7          Power of Attorney for Jon D. Tompkins
   +24.8          Power of Attorney for Robert Walker
    25.1          Form T-1  Statement of  Eligibility  of Trustee for  Indenture  under the Trust  Indenture Act of
                  1939.  Incorporated by reference to Exhibit 25.1 of the Company's  Registration Statement on Form
                  S-3 (File No. 333-84552) filed on March 19, 2002.

    *  Management Contract, compensatory plan or arrangement
    +  Filed herewith

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